As filed with the U.S. Securities and Exchange Commission on May 11, 2010

Registration Statement No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

Registration Statement Under

the Securities Act of 1933

AMÉRICA MÓVIL, S.A.B. DE C.V.

(Exact Name of Registrant as Specified in its Charter)

America Mobile

(Translation of Registrant’s Name into English)

United Mexican States	4813	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Lago Alberto 366

Colonia Anáhuac

Edificio Telcel I, Segundo Piso

11320 México, D.F., México

Telephone: (5255) 2581-4449

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Telephone: (212) 894-8940

(Name, address and telephone number of agent for service)

Copies to:

Nicolas Grabar, Esq.

Daniel Sternberg, Esq.

Duane McLaughlin, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Series L Shares, without par value (4)	2,638,509,332	Not Applicable	$3,206,031,350.29	$228,590.04

(1)	Represents the maximum number of América Móvil, S.A.B. de C.V. Series L Shares, without par value, issuable upon consummation of this offer for all of the outstanding Telmex Internacional, S.A.B. de C.V. Series L Shares and Series A Shares, without par value, calculated as the product of (i) 7,073,751,560, the number of Telmex Internacional, S.A.B. de C.V. Series L Shares and Series A Shares eligible to be tendered in the offer (excluding the shares held by Carso Global Telecom, S.A.B. de C.V.) and (ii) the exchange ratio of 0.373 América Móvil, S.A.B. de C.V. Series L Shares for every one Telmex Internacional, S.A.B. de C.V. Series L Share or Series A Share. Offers and sales of América Móvil, S.A.B. de C.V. Series L Shares made to non-U.S. persons in the Mexican Offer (as defined herein) are not covered by this registration statement.
(2)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(f)(1) and Rule 457(f)(3), the proposed maximum offering price is equal to the sum of (A) the product of (i) U.S.$0.93, the average of the high and low sale prices per American depositary share (representing 20 Telmex Internacional, S.A.B. de C.V. Series A Shares) as reported on the New York Stock Exchange on May 5, 2010, divided by 20 and (ii) 301,661,031 and (B) the product of (i) U.S.$0.93, the average of the high and low sale prices per American depositary share (representing 20 Telmex Internacional, S.A.B. de C.V. Series L Shares) as reported on the New York Stock Exchange on May 5, 2010, divided by 20, and (ii) 6,772,090,529; less (C) U.S.$3,372,557,600.51, the estimated aggregate amount of cash to be paid by América Móvil in connection with the TII Offer (as defined herein).
(3)	Computed in accordance with Rule 457(f) as the proposed maximum offering price of U.S.$3,206,031,350.29 multiplied by 0.00007130.
(4)	American depositary shares representing the Series L Shares registered hereby are registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-126165).

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission, in which this prospectus is included, is declared effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale of these securities is not permitted.

PROSPECTUS

AMÉRICA MÓVIL, S.A.B. DE C.V.

OFFER TO EXCHANGE OR PURCHASE ANY AND ALL:

SERIES A OR SERIES L SHARES OF TELMEX INTERNACIONAL, S.A.B. DE C.V. (“TELMEX INTERNACIONAL”) and AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS 20 SUCH SHARES (COLLECTIVELY, THE “TII SECURITIES”)

FOR

SERIES L SHARES OF AMÉRICA MÓVIL, S.A.B. DE C.V. (“AMÉRICA MÓVIL”) OR AMERICAN DEPOSITARY SHARES, EACH OF WHICH REPRESENTS 20 SUCH SHARES

(COLLECTIVELY, THE “AMX SECURITIES”),

or

CASH,

subject to the terms and conditions described in this prospectus.

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 10, 2010, UNLESS EXTENDED.

Eligible Security	Corresponding Consideration per Eligible Security
Telmex Internacional Series L Shares (“TII L Shares”)	Ps. 11.66 in cash, to be paid in U.S. dollars or 0.373 América Móvil Series L Shares (“AMX L Shares”)
Telmex Internacional Series A Shares (“TII A Shares”)	Ps. 11.66 in cash, to be paid in U.S. dollars or 0.373 AMX L Shares
Telmex Internacional American Depositary Shares, each representing 20 TII L Shares (“TII L ADSs”)	Ps. 233.20 in cash, to be paid in U.S. dollars or 0.373 American Depositary Shares (“AMX L ADSs”), each AMX L ADS representing 20 AMX L Shares
Telmex Internacional American Depositary Shares, each representing 20 TII A Shares (“TII A ADSs” and, together with the TII L ADSs, the “TII ADSs”)	Ps. 233.20 in cash, to be paid in U.S. dollars or 0.373 AMX L ADSs

Our obligation to accept the TII Securities for exchange or purchase is subject to the conditions set forth in this prospectus.

We do not currently own any TII Securities. We are making this offer to holders of TII Securities (the “U.S. Offer”) and the Mexican offer to holders of TII A Shares and TII L Shares (the “Mexican Offer,” and together with the U.S. Offer, the “TII Offer”).

In addition to the TII Offer, we are making a separate concurrent offer (the “CGT Offer”) for all of the outstanding Series A-1 shares of Carso Global Telecom, S.A.B. de C.V. (“CGT”), which owns 60.7% of the outstanding shares of Telmex Internacional as of February 28, 2010. CGT has announced publicly that it will not participate in the TII Offer. The TII Offer is conditioned upon the completion of the CGT Offer. The CGT Offer is not subject to registration under the Securities Act of 1933, as amended (the “Securities Act”) or to the requirements applicable to tender offers under Regulation 14D and Rules 14e-1 and 14e-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Holders of 82.7% of the outstanding shares of CGT (including members of the Slim Family (as defined herein) and certain affiliates) have announced that they will tender all of their shares of CGT into the CGT Offer in exchange for AMX L Shares. This prospectus relates only to the TII Offer and not the CGT Offer.

The AMX L Shares are listed on the Bolsa Mexicana de Valores, S.A.B. de C.V. of Mexico City (the “Mexican Stock Exchange”) and the Mercado de Valores Latinoamericanos en Euros (“LATIBEX”) of Madrid, Spain. The AMX L ADSs are listed on the New York Stock Exchange and the Frankfurter Wertpapierbörse.

For a discussion of the risk factors that you should consider in evaluating this offer, see “Risk Factors” beginning on page 33.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2010

We have not authorized any person to provide any information or to make any representation in connection with this offer other than the information contained or incorporated by reference in this prospectus, and if any person provides any such information or makes any such representation of this kind, that information or representation must not be relied upon as having been authorized by us.

The U.S. Offer is open to all holders of TII L Shares and TII A Shares resident in the United States and to all holders of TII ADSs irrespective of residency. Copies of the offer documentation being used in the Mexican Offer and any related materials are not being, and should not be, mailed or otherwise distributed or sent in or into the United States.

The distribution of this prospectus and the making of this offer may, in certain jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within Australia, Canada or Japan. Furthermore, the U.S. Offer is not being made, directly or indirectly, in or into, and will not be capable of acceptance from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this prospectus should inform themselves of and observe any of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any jurisdiction. We do not assume any responsibility for any violation by any person of any of these restrictions.

THIS DOCUMENT IS SOLELY OUR RESPONSIBILITY AND HAS NOT BEEN REVIEWED OR AUTHORIZED BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES (THE MEXICAN NATIONAL BANKING AND SECURITIES COMMISSION, OR “CNBV”). THE TERMS AND CONDITIONS OF THE U.S. OFFER WILL BE NOTIFIED TO THE CNBV FOR INFORMATIONAL PURPOSES ONLY AND SUCH NOTICE DOES NOT CONSTITUTE A CERTIFICATION AS TO THE INVESTMENT VALUE OF THE AMX SECURITIES OR OUR SOLVENCY. THE AMX SECURITIES MAY NOT BE OFFERED OR SOLD IN MEXICO ABSENT AN AVAILABLE EXCEPTION UNDER THE LEY DEL MERCADOS DE VALORES (MEXICAN SECURITIES LAW). IN ACCEPTING THE U.S. OFFER, ALL INVESTORS, INCLUDING MEXICAN CITIZENS, MUST RELY ON THEIR OWN EXAMINATION OF AMÉRICA MÓVIL.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We may from time to time make forward-looking statements in our periodic reports to the U.S. Securities and Exchange Commission, or the “SEC,” on Forms 20-F and 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Examples of such forward-looking statements include:

•	projections of operating revenues, net income (loss), net income (loss) per share, capital expenditures, dividends, capital structure or other financial items or ratios;

•	statements of our plans, objectives or goals, including those relating to acquisitions, competition, regulation and rates;

•	statements about our future economic performance or that of Mexico or other countries in which we operate;

•	competitive developments in the telecommunications sector in each of the markets where we currently operate;

•	other factors or trends affecting the telecommunications industry generally and our financial condition in particular; and

•	statements of assumptions underlying the foregoing statements.

We use words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “target,” “estimate,” “project,” “predict,” “forecast,” “guideline,” “should” and other similar expressions to identify forward-looking statements, but they are not the only way we identify such statements.

Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors, some of which are discussed under “Risk Factors,” include economic and political conditions and government policies in Mexico, Brazil or elsewhere, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. We caution you that the foregoing list of factors is not exclusive and that other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

Forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update such statements in light of new information or future developments.

You should evaluate any statements made by us in light of these important factors.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates important business and financial information about us and Telmex Internacional that is not included in or delivered with the prospectus. The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 30, 2009 (SEC File No. 001-16269), which we refer to as the “América Móvil 2008 Form 20-F”;

•

our report on Form 6-K, filed with the SEC on April 2, 2010 (SEC File No. 001-16269) containing our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009 and our management’s discussion and analysis of financial condition and results of operations (the “América Móvil Form 6-K”);

•	our report on Form 6-K, filed with the SEC on April 30, 2010 (SEC File No. 001-16269) containing our interim financial information for the three-month period ended March 31, 2010;

•	any of our future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the exchange offer;

•

any of our future reports on Form 6-K that we file with the SEC after the date of this prospectus and prior to the termination of the exchange offer that are identified in such reports as being incorporated by reference in this prospectus;

•

Telmex Internacional’s annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on June 26, 2009 (SEC File No. 001-34086), which we refer to as the “Telmex Internacional 2008 Form 20-F”;

•

Telmex Internacional’s report on Form 6-K filed with the SEC on March 24, 2010 (SEC File No. 001-34086) containing Telmex Internacional’s audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009 and Telmex Internacional’s management’s discussion and analysis of financial condition and results of operations;

•

Telmex Internacional’s report on Form 6-K, filed with the SEC on May 3, 2010 (SEC File No. 001-34086) containing Telmex Internacional’s interim financial information for the three-month period ended March 31, 2010;

•	any of Telmex Internacional’s future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the exchange offer;

•

Telmex’s report on Form 6-K filed with the SEC on March 24, 2010 (SEC File No. 001-32741) containing Telmex’s audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the years ended December 31, 2007, 2008 and 2009; and

•	Telmex’s report on Form 6-K, filed with the SEC on April 30, 2010 (SEC File No. 001-32741) containing Telmex’s interim financial information for the three-month period ended March 31, 2010.

In addition, any future reports on Form 6-K or Form 20-F that we furnish to or file with the SEC after the date of the initial filing of the registration statement to which this prospectus relates and prior to effectiveness of the registration statement and that are identified in such reports as being incorporated by reference in this prospectus, shall be deemed to be incorporated by reference in this prospectus.

Any statement contained in the América Móvil 2008 Form 20-F or the América Móvil Form 6-K shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. In particular, the audited consolidated financial statements included in the América Móvil Form 6-K supersede the audited consolidated financial statements included in the América Móvil 2008 Form 20-F for the purposes of this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at Lago Alberto 366, Edificio Telcel I, Piso 2, Colonia Anáhuac, 11320, México D.F., México, Attention: Investor Relations, telephone (5255) 2581-4449. To obtain delivery, investors must request this information no later than five business days before the date they must make their investment decision.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement of the AMX L Shares, including in the form of ADSs, that we have filed with the SEC on Form F-4 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement, and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We file or furnish reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet at the SEC’s website at www.sec.gov.

EXCHANGE RATES

Mexico has a free market for foreign exchange, and the Mexican government allows the Mexican peso to float freely against the U.S. dollar. There can be no assurance that the Mexican government will maintain its current policies with regard to the Mexican peso or that the Mexican peso will not depreciate or appreciate significantly in the future.

The following table sets forth, for the periods indicated, the high, low, average and period-end noon buying rate in New York City for cable transfers in Mexican pesos published by the Federal Reserve Bank of New York, expressed in Mexican pesos per U.S. dollar. The rates have not been restated in constant currency units and therefore represent nominal historical figures.

Period	High	Low	Average(1)	Period End
2005	11.4110	10.4135	10.8680	10.6275
2006	11.4600	10.4315	10.9023	10.7995
2007	11.2692	10.6670	10.9253	10.9169
2008	13.9350	9.9166	11.2124	13.8320
2009	15.4060	12.6318	13.5777	13.0576
2010
January	13.0285	12.6500	12.8096	13.0285
February	13.1940	12.7987	12.9396	12.8535
March	12.7410	12.3005	12.5673	12.3005
April	12.4135	12.1556	12.2396	12.2281

(1)	Average of month-end rates.

On April 30, 2010, the noon buying rate was Ps. 12.2281 to U.S.$1.00.

Fluctuations in the exchange rate between the Mexican peso and the U.S. dollar affect the U.S. dollar equivalent of the Mexican peso price of our shares on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V., or the “Mexican Stock Exchange”) and, as a result, can also affect the market price of the ADSs. Fluctuations in exchange rates will also affect the U.S. dollar amount received by tendering holders of TII Securities electing to receive cash.

This prospectus contains translations of various Mexican peso amounts into U.S. dollars at specified rates solely for your convenience. You should not construe these translations as representations by us that the nominal peso or constant peso amounts actually represent the U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated U.S. dollar amounts from constant Mexican pesos at the exchange rate of Ps. 12.2281 to U.S.$1.00, which was the noon buying rate on April 30, 2010 in New York City for cable transfer in Mexican pesos published by the Federal Reserve Bank of New York.

References herein to “Mexican pesos” or “Ps.” are to Mexican pesos, references to “U.S. dollars” or “U.S.$” are to United States dollars.

For purposes of the TII Offer, a “business day” means any day on which the principal offices of the U.S. Securities and Exchange Commission are open to accept filings and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

QUESTIONS AND ANSWERS ABOUT THE U.S. OFFER

Q:	Why are we making the U.S. Offer?

A:	The purpose of this offer (the “U.S. Offer”) is to acquire, directly or indirectly, substantially all the issued and outstanding shares of Telmex Internacional in order to combine our wireless communications services with Telmex Internacional’s voice, data and video transmission, Internet access and other telecommunications services in Brazil, Colombia and the other Latin American countries other than Mexico where both companies conduct operations. We believe that we would be in a position to offer integrated telecommunications services to our customers in those countries in Latin America in which both we and Telmex Internacional operate, regardless of the technological platform that generates the demand at any given time. We expect the business combination to permit a more efficient use of the companies’ networks and information systems, and would enable us to offer more integrated and universal services to our customers.

Q:	Are any other offers to acquire shares of Telmex Internacional being made by us in connection with this offer?

A:	Yes. In addition to the U.S. Offer, we are making a separate offer in Mexico to holders of TII L Shares or TII A Shares (the “Mexican Offer”). The U.S. Offer and the Mexican Offer (together the “TII Offer”) are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions.

In addition to the TII Offer, we are making a separate concurrent offer for all of the outstanding shares of CGT, including in the form of ADSs (the “CGT Offer”). CGT is a Mexican holding company that is the majority shareholder of Telmex Internacional. The TII Offer is conditioned upon the completion of the CGT Offer. This prospectus relates only to the TII Offer and not the CGT Offer. The conditions to the CGT Offer are substantially similar to the conditions to the TII Offer except that the CGT Offer is not conditioned on the consummation of the TII Offer. See “The Offers—Conditions to the U.S. Offer.” CGT has announced that it will not tender any of its TII Securities in the TII Offer. However, we expect to acquire indirect ownership of the TII Securities owned by CGT through the CGT Offer.

Q:	What would I receive in exchange for my TII L Shares, TII A Shares and TII ADSs?

A:	For each TII L Share or TII A Share that you validly tender and do not properly withdraw prior to the expiration of this offer, you will receive, at your election, either (1) Ps. 11.66 in cash, to be paid in U.S. dollars (estimated at U.S.$0.95, based on the exchange rate on April 30, 2010) or (2) 0.373 AMX L Shares.

For each TII L ADS or TII A ADS that you validly tender and do not properly withdraw prior to the expiration of this offer, you will receive, at your election, either (1) Ps. 233.20 in cash, to be paid in U.S. dollars (estimated at U.S.$19.07, based on the exchange rate on April 30, 2010) or (2) 0.373 AMX L ADSs.

Fractions of AMX L Shares or AMX L ADSs will not be issued to persons whose TII Securities are exchanged in the U.S. Offer. See “The Offers—Terms of the U.S. Offer—Fractional Entitlements.”

Q:	Will I receive my cash consideration, if any, in U.S. dollars or Mexican pesos?

A:

Cash consideration in the U.S. Offer to tendering holders of TII Securities that elect to receive cash will only be paid in U.S. dollars. The cash consideration will first be paid by América Móvil to Banco Inbursa S.A. Institución de Banca Múltiple, Grupo Financiero Inbursa (“Banco Inbursa”), as custodian, in Mexican pesos after the expiration of the U.S. Offer. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the U.S. dollar / Mexican peso spot market on the day it receives the cash consideration in Mexican pesos. The custodian will transfer the U.S. dollars to the exchange agent. The exchange agent will then pay the net proceeds of that conversion in U.S. dollars to the tendering holders of the TII Securities that elect to receive cash.

If you hold TII L Shares or TII A Shares and you wish to receive Mexican pesos, you must tender your TII Shares in the Mexican Offer. If you hold TII A ADSs or TII L ADSs and you wish to receive Mexican pesos, you must surrender your TII ADSs to J.P. Morgan Chase Bank N.A., the depositary for the TII ADSs (the “TII Depositary”), take delivery of the underlying TII L Shares or TII A Shares and tender those TII L Shares or TII A Shares in the Mexican Offer. You may have to pay fees and charges to the TII Depositary for cancellation of the TII ADSs and to obtain delivery of the underlying TII L Shares or TII A Shares. In addition, you would need to receive the underlying TII L Shares or TII A Shares prior to the expiration of the Mexican Offer to be able to tender those shares in the Mexican Offer. If you elect to participate in the Mexican Offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers, other than the anti-fraud provisions of the U.S. federal securities laws.

Q:	Will all the TII Securities that I tender be accepted?

A:	If the U.S. Offer is not terminated for failure to meet one of the conditions described below or for any other reason, we will accept any and all validly tendered and not properly withdrawn TII Securities and not subject such securities to proration.

Q:	Are we engaged in any financing transactions related to the U.S. Offer, the Mexican Offer or the CGT Offer?

A.	No. We expect to obtain the funds necessary to complete the U.S. Offer, the Mexican Offer and the CGT Offer from cash and cash equivalents on hand, supplemented if necessary by other financing available to us. See “Source and Amounts of Funds.”

Q:	Has the board of directors of Telmex Internacional made any recommendation regarding the U.S. Offer or the Mexican Offer?

A:	At a meeting held on March 19, 2010, the board of directors of Telmex Internacional resolved to inform Telmex Internacional shareholders that it believed the consideration offered in the TII Offer was fair, from a financial point of view, to shareholders of Telmex Internacional. In making this determination, the board of directors of Telmex Internacional took into consideration the opinion of the audit and corporate practices committee of the board of directors of Telmex Internacional and the oral opinion rendered at such meeting by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) to the board of directors of Telmex Internacional, and subsequently confirmed in writing, that as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received in the TII Offer by holders of the TII Securities (other than CGT and its affiliates) was fair, from a financial point of view, to such holders. At that same meeting, each of the board members of Telmex Internacional who is a Telmex Internacional shareholder indicated that he would participate in the TII Offer under the terms announced by América Móvil and assuming that the economic and market conditions remain stable. The board of directors of Telmex Internacional has not made a recommendation to holders of TII Securities as to whether or not holders of TII Securities should participate in the TII Offer. Within ten business days of the commencement of the TII Offer, Telmex Internacional will issue a statement under Schedule 14D-9 with respect to the TII Offer.

Q:	Have any Telmex Internacional shareholders agreed to participate in the U.S. Offer and/or the Mexican Offer?

A:	No. As discussed above, each of the board members of Telmex Internacional who is a Telmex Internacional shareholder indicated that he would participate in the TII Offer under the terms announced by América Móvil and assuming that the economic and market conditions remain stable. AT&T, Inc. has stated, in a beneficial ownership report filed with the SEC on April 30, 2010, that it intends to tender all of its TII Securities in the TII Offer in exchange for AMX L Shares.

Q:	Have any CGT shareholders agreed to participate in the CGT Offer?

A:	Yes. Holders of approximately 82.7% of the outstanding shares of CGT (including Carlos Slim Helú, together with his sons and daughters (the “Slim Family”) and certain affiliates) have announced that they will tender all of their shares of CGT into the CGT Offer in exchange for AMX L Shares.

Q:	Have the shareholders of América Móvil approved the TII Offer and the CGT Offer?

A:	Yes. At a general ordinary shareholders’ meeting held in Mexico City on March 17, 2010, the shareholders of América Móvil authorized the acquisition by América Móvil of up to all the outstanding shares of CGT and of up to all the outstanding shares of Telmex Internacional.

Q:	How many TII Securities do we currently own?

A:	We do not currently own any TII Securities.

Q:	How long do I have to tender my TII Securities in the U.S. Offer?

A:	The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m. Mexico City time) on June 10, 2010, unless the U.S. Offer is extended in accordance with U.S. tender offer rules. We intend for the U.S. Offer and the Mexican Offer to expire on the same date and, if either offer is extended, to similarly extend the other offer. You should be aware that Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, Société Anonyme (“Clearstream”) will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by the Depository Trust Company (“DTC”) prior to the expiration. You should contact your financial intermediary to determine any applicable cut-off times and dates for receipt of such instructions. See “The Offers—Terms of the U.S. Offer—Expiration; Extension.”

Q:	If my TII ADSs are not immediately available, may I still tender my TII ADSs in the U.S. Offer?

A:	Yes. If you wish to tender your TII ADSs in the U.S. Offer and your TII ADSs are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration of the U.S. Offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your TII ADSs if certain conditions are satisfied. See “The Offers—Procedure For Tendering in the U.S. Offer—Holders of TII ADSs—Guaranteed Delivery Procedures.”

Q:	As a legal matter, can I immediately sell the AMX Securities I receive in the U.S. Offer?

A:	Yes, provided that you are not an affiliate of either América Móvil or Telmex Internacional. If you are an affiliate, there may be restrictions on your ability to resell. The AMX L Shares are listed on the Mexican Stock Exchange and on the Mercado de Valores Latinoamericanos en Euros (LATIBEX). The AMX L ADSs are listed on the New York Stock Exchange and on the Frankfurter Wertpapierbörse. We expect that you will be able to sell your AMX L Shares and AMX L ADSs on each stock exchange on which such shares are listed, so long as your broker or other securities intermediary has the ability to execute transactions on that exchange. See “The Offers—Stock Exchange Listings.”

Q:	How do I tender my TII A ADSs and TII L ADSs in the U.S. Offer?

A:	If you hold your TII ADSs through a financial intermediary, you should instruct your financial intermediary through which you hold your TII ADSs to arrange for a DTC participant holding the TII ADSs in its DTC account to tender your TII ADSs to the DTC account of the exchange agent through the book-entry transfer facilities of DTC, together with an agent’s message acknowledging that the tendering holder has received and agrees to be bound by the letter of transmittal and the U.S. Offer document, before the expiration of the U.S. Offer. See “The Offers—Procedures for Tendering in the U.S. Offer—Holders of TII ADSs.”

If you are a registered holder of TII L ADSs or TII A ADSs in physical certificate form evidenced by an American Depositary Receipt (ADR) you may tender your TII ADSs to the exchange agent by delivering to the exchange agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution, together with the TII American Depositary Receipt certificates evidencing your TII ADSs before the expiration of the U.S. Offer.

If you are a registered holder of TII L ADSs or TII A ADSs in uncertificated book-entry form on the books of the TII Depositary through Direct Registration, the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary, you may tender your TII ADSs to the exchange agent by delivering to the exchange agent a properly completed and duly executed letter of transmittal, with any applicable signature guarantees from an eligible guarantor institution before the expiration of the U.S. Offer.

Q:	How do I tender my TII L Shares and TII A Shares in the U.S. Offer?

A:	If you are a U.S. resident and you are either a registered holder or beneficial owner on the books and records of Indeval of TII L Shares or TII A Shares and you wish to tender your TII L Shares or TII A Shares in the U.S. Offer, you must do so by book-entry transfer as described under “The Offers—Procedures for Tendering in the U.S. Offer—Holders of TII L Shares and TII A Shares.” You will not be able to tender in the U.S. Offer any TII L Shares or TII A Shares in certificated form. If you hold TII L Shares or TII A Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) and arrange for such a nominee to hold the TII L Shares or TII A Shares on your behalf in book-entry form. You may have to pay fees and charges in connection with this process.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of TII L Shares or TII A Shares by causing Indeval to transfer such TII L Shares or TII A Shares into the Indeval account of Inversora Bursátil, S.A. de C.V.; Account number: 010202501; for forwarding to Banco Inbursa, S.A.; Account number: 28723-5, for the account of The Bank of New York Mellon, as the exchange agent, in accordance with the procedures of Indeval. In order to effect a tender of the TII L Shares or TII A Shares you own directly or beneficially, you should promptly contact your nominee and instruct it to tender such TII L Shares or TII A Shares. If you hold your TII L Shares or TII A Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the TII L Shares or TII A Shares into the Indeval account of Inversora Bursátil, S.A. de C.V.; Account number: 010202501; for forwarding to Banco Inbursa, S.A.; Account number: 28723-5, for the account of The Bank of New York Mellon, as the exchange agent, in accordance with the procedures of Indeval., on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the exchange agent receives a confirmation from Banco Inbursa, as the custodian, of a book-entry transfer before expiration of the U.S. Offer of the TII L Shares or TII A Shares into the Indeval account at Inversora Bursátil for the account of the exchange agent and (ii) the Indeval participant through which such TII L Shares or TII A Shares were tendered delivers before the expiration of the U.S. Offer a duly completed and executed U.S. Form of Acceptance to the exchange agent. The book-entry transfer confirmation must be received by the exchange agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York time on June 10, 2010.

Any TII L Shares or TII A Shares being tendered must be delivered in accordance with the procedures described in this prospectus on or before the expiration of the U.S. Offer. There will be no guaranteed delivery procedures permitting delivery of the TII L Shares or TII A Shares after the expiration.

Q:	Will I have to pay brokerage fees?

A:	Neither we nor the exchange agent for the U.S. Offer will charge any brokerage fee in connection with the U.S. Offer. However, you should check with any broker, dealer, bank, trust company, custodian or other securities intermediary through which you hold your TII Securities as to whether it will charge any transaction fee in connection with your tender. We will not pay any such fees.

Q:	Can I change my mind after I tender my TII Securities?

A:	Yes. You may withdraw your tendered TII Securities at any time as long as the withdrawal notice is received before the expiration of the U.S. Offer, including any period for which it is extended. See “The Offers—Withdrawal Rights.”

Q:	When will I know the results of the TII Offer?

A:	We will issue a press release announcing the results of the TII Offer promptly after the expiration date.

Q:	How and when will I receive my cash, AMX L ADSs or AMX L Shares?

A:	Tendering shareholders who elect a cash payment will receive cash approximately 6 business days after the expiration date of the U.S. Offer. The cash consideration to be paid in the U.S. Offer to tendering holders of TII Securities will first be paid by América Móvil to Banco Inbursa, as custodian, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the U.S. dollar / Mexican peso spot market. The custodian will transfer the U.S. dollars to the exchange agent. The exchange agent will then pay the net proceeds of that conversion in U.S. dollars to the former holders of TII L Shares, TII A Shares and TII ADSs validly tendered for cash.

If you tender your TII L ADSs and/or TII A ADSs for AMX L ADSs by means of DTC’s book-entry confirmation facilities, the exchange agent will deliver the applicable number of AMX L ADSs to DTC, which will further allocate the appropriate number of AMX L ADSs to the account of the DTC participant who tendered the TII L ADSs and/or TII A ADSs on your behalf. If you tender your TII L ADSs and/or TII A ADSs for AMX L ADSs to the exchange agent by means of delivery of ADRs, together with a completed and signed ADS Letter of Transmittal or by means of a ADS Letter of Transmittal for ADSs in uncertificated form held through Direct Registration, in the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary, the exchange agent will cause the applicable number of whole AMX L ADSs to be registered in your name on the books of The Bank of New York Mellon, as the América Móvil depositary, in uncertificated form and The Bank of New York Mellon, as the América Móvil depositary, will send you a Direct Registration statement confirming that registration and the number of AMX L ADSs registered in your name.

If you caused a valid tender of your TII A Shares and/or your TII L Shares for AMX L Shares through an Indeval participant, the exchange agent will instruct Banco Inbursa, as custodian, to cause the applicable number of AMX L Shares to be delivered to each Indeval participant for which a valid tender was received.

In addition, the exchange agent will aggregate the fractional AMX L Shares and AMX L ADSs to which tendering holders of TII Securities are entitled, execute a sale and deliver the net proceeds in U.S. dollars on a pro rata basis.

Q:	If I decide not to tender, what will happen to my TII A Shares and TII L Shares after the completion of the TII Offer?

A:	If you do not tender your TII Securities, you will remain a shareholder of Telmex Internacional or a holder of TII ADSs. After the completion of the TII Offer, the number of TII Securities remaining in public circulation may be so small that there may no longer be an active trading market for the TII L Shares or TII A Shares in Mexico or the TII ADSs in the United States.

The TII L Shares and TII A Shares will continue to trade on the Mexican Stock Exchange unless (a) the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores, or “CNBV”) authorizes the cancellation of the registration of the TII Shares in the National Securities Registry (Registro Nacional de Valores) of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the TII L Shares and the TII A Shares. The Mexican Securities Law provides that the CNBV shall authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, among other conditions, we would be required to obtain approval of the holders of at least 95% of the outstanding TII Shares (with all series voting as a single class), including any TII Shares we acquire in the TII Offer or otherwise, voting at a shareholders meeting to approve resolutions permitting deregistration and delisting. If we do not reach the 95% ownership level immediately following consummation of the TII Offer, we may pursue other transactions in the future that would increase our direct and indirect ownership to that level.

If the applicable legal requirements for deregistration and delisting are met following the consummation of the TII Offer, we intend to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting. However, the primary purpose of the TII Offer and the CGT Offer is to acquire (directly and indirectly through CGT) up to 100% of the outstanding shares of Telmex Internacional. Only after completion of the offers and complying with applicable legal requirements and obtaining necessary corporate authorizations, would we then seek the authorization of the CNBV for deregistration and delisting.

Even if the shareholders of Telmex Internacional do approve deregistration and delisting by a vote of 95% or more of the TII Shares, it is possible that the CNBV would not provide the necessary authorization. In that case, Telmex Internacional will continue to be a registered public company in Mexico and the TII Shares will remain listed on the Mexican Stock Exchange.

We cannot provide any assurances that any deregistration and delisting of the TII Shares will occur in Mexico or as to the timing of any such deregistration and delisting.

Q:	If I decide not to tender, what will happen to my TII ADSs after the completion of the TII Offer and the CGT Offer?

A:	If Telmex Internacional obtains deregistration and delisting in Mexico, we also intend to cause Telmex Internacional to take the steps necessary to delist the TII ADSs from the NYSE, terminate the deposit agreements for the TII ADSs and terminate the registration of the TII L Shares and the TII A Shares under the Exchange Act.

Even if Telmex Internacional does not obtain deregistration and delisting in Mexico, we may decide to cause Telmex Internacional to delist from the NYSE, terminate the deposit agreements and deregister under the Exchange Act. We may make this decision separately (a) for the TII L Shares and TII L ADSs and (b) for the TII A Shares and TII A ADSs. The decision would depend on the results of the TII Offer and any additional subsequent purchases, and on our management’s evaluation of the public float, trading volumes and liquidity of the TII ADSs after completion of the TII Offer.

Q:	Am I entitled to any appraisal rights?

A:	Holders of TII Securities are not entitled under Mexican law or otherwise to appraisal rights with respect to the TII Offer. See “Risk Factors—If you do not tender in the TII Offer, you may remain a shareholder of Telmex Internacional and there may not be a liquid market for the TII Securities,” “The Offers—Purchases of TII Shares After Expiration of the TII Offer” and “The Offers—Appraisal Rights.”

Q:	Does the TII Offer provide for a subsequent offering period?

A:	We may elect, at our sole discretion, to have a subsequent offering period in the United States of at least three business days that would start immediately following the expiration of the TII Offer.

During the subsequent offering period, if one is provided, remaining holders of TII Securities may tender, but not withdraw, their TII Securities not previously tendered. TII Securities previously tendered and accepted for exchange in the U.S. Offer will not have the benefit of any further withdrawal rights. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of TII Securities previously tendered and accepted for exchange or purchase in the U.S. Offer, as described above under “—Acceptance of Tendered TII Securities.”

As mentioned above, holders of TII Securities that tender their TII Securities during any subsequent offering period will not have withdrawal rights, and we will accept for exchange or purchase any TII Securities validly tendered during any subsequent offering period immediately and will promptly pay or deliver AMX Securities in exchange for any TII Securities tendered for exchange or purchase. The consideration paid during any subsequent offering period will be the same consideration offered in the initial offer period.

Q:	Will there be any additional offers made by América Móvil for the TII Shares?

A:	Under certain circumstances, the CNBV may require as a condition to obtaining deregistration and delisting in Mexico that Telmex Internacional establish a trust (fideicomiso) holding AMX L Shares and cash sufficient to purchase any TII Shares that remain outstanding following completion of the TII Offer (the “TII Repurchase Trust”). An offer through the TII Repurchase Trust would be made in compliance with then applicable Mexican and United States legal requirements. The TII Repurchase Trust would offer to purchase TII Shares for a period of six months from the date that the registry of the TII Shares is cancelled.

If the size of the public float after the TII Offer is greater than 300,000 unidades de inversión (investment units or “UDIs”) (Ps. 1,337,637 as of April 26, 2010), we may be required by the CNBV to make an additional offer for TII Securities. The consideration offered by us as part of any such additional offer under applicable Mexican law would be the greater of the trading price of the TII Securities and their book value. Under certain circumstances, we may be able to offer different consideration, subject to prior approval from the CNBV.

The circumstances that would lead to the establishment of the TII Repurchase Trust, or to our making an additional offer for TII Securities, may not arise or may occur only after significant delays. There can accordingly be no assurance that there will be a TII Repurchase Trust or that we will make an additional offer or as to the timing of any TII Repurchase Trust or any such additional offer.

After completion of the TII Offer, we or Telmex Internacional may also acquire TII Securities, including by means of open market purchases or privately negotiated purchases.

Q:	Do we require any approvals from any governmental authorities in order to acquire TII Securities or to issue AMX Securities pursuant to the TII Offer?

A:	Yes. The consummation of the TII Offer is subject to a number of Mexican domestic and United States and other foreign antitrust, banking, securities and other regulatory approvals. See “Regulatory Matters.” As of the date of this prospectus, certain of these approvals and confirmations, including with respect to securities matters, have not yet been received. While we currently expect that all necessary approvals will be received and remain in force by the expiration date, it is possible that not all necessary approvals will be in force by that date. If that happens, the offer may be terminated or extended, and we will issue a press release describing how the TII Offer will be affected.

Q:	What will be the accounting treatment of the TII Offer?

A:	Under Mexican FRS and U.S. GAAP, we will account for the acquisition of control of Telmex Internacional through the CGT Offer as a combination of entities under common control, and the TII Offer as a purchase of non-controlling interest. See “The Offers—Accounting Treatment.”

Q:	Will a United States holder be taxed on the AMX L Shares, AMX L ADSs or cash it receives?

A:	It is the opinion of Cleary Gottlieb Steen & Hamilton LLP (“CGSH”) that the TII Offer together with the CGT Offer should be treated as a single, integrated transaction that is described in Section 351 of the Internal Revenue Code and a U.S. Holder that receives solely AMX Securities in exchange for TII Securities should not recognize gain or loss upon such exchange (except with respect to cash received with respect to a fractional AMX L Share or AMX L ADS). Accordingly, (i) the aggregate tax basis of the AMX Securities received by the U.S. Holder should be the same as the aggregate tax basis of the TII Securities surrendered pursuant to the TII Offer (adjusted with respect to fractional shares) and (ii) the holding period of the AMX Securities should include the holding period of the TII Securities surrendered pursuant to the TII Offer. This opinion is based on certain representations that CGSH has received from América Móvil and on certain assumptions, which we believe are reasonable, including the assumption that the Slim Family and certain related entities and AT&T will tender all their TII Securities in the TII Offer and all their CGT shares in the CGT Offer, and will elect to receive AMX Securities in exchange for all their TII Securities, and will elect to receive AMX Securities in exchange for all their CGT shares.

If a U.S. Holder elects to receive both cash and AMX Securities in exchange for its TII Securities, gain but not loss should be recognized equal to the lesser of (a) the U.S. dollar value of any cash consideration received and (b) the amount by which the sum of the fair market value of the AMX Securities received pursuant to the U.S. Offer (including cash received from the sale of fractional entitlements of AMX Securities) and the U.S. dollar value of any cash consideration received exceeds the U.S. Holder’s aggregate tax basis of the TII Securities surrendered (adjusted with respect to fractional shares).

In the event that the TII Offer together with the CGT Offer were not a single, integrated transaction described in Section 351 of the Internal Revenue Code, the exchange of TII Securities for AMX Securities will be a taxable exchange for U.S. federal income tax purposes, and U.S. holders of TII Securities whose TII Securities are exchanged in the TII Offer will generally recognize gain or loss on the exchange of TII Securities for AMX Securities equal to the difference between (x) the sum of the fair market value of the AMX Securities received pursuant to the TII Offer (including cash received from the sale of fractional entitlements of AMX Securities) and (y) the U.S. holder’s adjusted tax basis in the TII Securities.

The exchange of TII Securities for solely cash (rather than AMX Securities) will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder that receives cash in exchange for its TII Securities will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the U.S. dollar value of any cash consideration received and (y) the U.S. Holder’s adjusted tax basis in the TII Securities exchanged.

Q:	Is América Móvil’s financial condition relevant to my decision to tender my TII Securities in the TII Offer?

A:	Yes. If the TII Offer is consummated and if you so elect, you will receive AMX L Shares or AMX L ADSs as consideration in the offer and you should consider our financial condition before you decide to become one of our shareholders through the TII Offer. In considering our financial condition, you should review the documents incorporated by reference in this prospectus and the pro forma financial information included in this prospectus because they contain detailed business, financial and other information about us.

Q:	If I tender my TII Securities for AMX Securities, how will my rights as a shareholder change?

A:	If the TII Offer is consummated and if you so elect, you will receive either AMX L Shares or AMX L ADSs as consideration in the TII Offer. The rights of holders of TII L Shares and the rights of holders of AMX L Shares are substantially equivalent. There are differences between the voting rights of holders of TII A Shares, on the one hand, and the rights of shareholders of AMX L Shares, on the other hand. In particular, holders of TII A Shares are entitled to vote as a combined class with holders of TII Series AA Shares (“TII AA Shares”) for a majority of Telmex Internacional’s directors and on all matters presented to shareholders, although they are not entitled to elect any directors as a class and the TII A Share can never constitute more than 49% of the combined voting power of the TII A Shares and the TII AA Shares. Holders of AMX L Shares are entitled to vote as a separate class to elect two members of the América Móvil board of directors and as a combined class with all América Móvil shares on certain specified matters. These differences are explained in “Comparison of the Rights of Shareholders of América Móvil and Telmex Internacional” in this prospectus.

Q:	When will I begin to receive dividends on the AMX Securities I acquire in the TII Offer?

A:	If you elect to receive AMX Securities pursuant to the terms of the TII Offer, you will receive any dividends that have a record date that falls after the date in which the exchange agent delivers AMX Securities or cash (the “settlement date”) for the TII Offer.

Q:	Are there any conditions to our obligation to complete the U.S. Offer?

A:	Yes. We will not be required to accept any TII Securities for purchase or exchange, or pay for or exchange any TII Securities, that have been tendered pursuant to this offer if any of the following events or circumstances have occurred and are continuing (and have not (to the extent legally permissible) been expressly waived by us):

•	any legal prohibition on the consummation of, or the participation by any shareholder in, the TII Offer has been instituted or threatened and is continuing;

•

any waiver, consent, extension, approval, action or nonaction from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate, or for a shareholder to participate in, the TII Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement, or any limitation on the participation by any holder in the TII Offer, in either case unacceptable to us, in our reasonable judgment;

•

any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of Telmex Internacional or any of its subsidiaries which, in our reasonable judgment, is or may be materially adverse to Telmex Internacional or any of its subsidiaries, or we shall have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Telmex Internacional or any of its subsidiaries or the value of the TII Securities;

•

there shall have occurred or been threatened (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on the last trading day before the commencement of the U.S. Offer, or any material adverse change in prices generally of shares on the NYSE, (2) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the IPC (Índice de Precios y Cotizaciones) or the INMEX (Índice México) by an amount in excess of 10% measured from the close of business on the last trading day before the date of the U.S. Offer, or any material adverse change in prices generally of shares on the Mexican Stock Exchange, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or Mexico (whether or not mandatory), (4) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of América Móvil, might affect the extension of credit by banks or other lending institutions, (5) a commencement or escalation of a war, armed hostilities or terrorist event or other national or international crisis directly or indirectly involving the U.S. or Mexico, (6) any significant change in U.S., Mexican or any other currency exchange rates or any suspension of, or limitation on, the markets therefore (whether or not mandatory), or (7) in the case of any of the foregoing existing at the time of the commencement of the U.S. Offer, a material acceleration or worsening thereof;

•	the conditions precedent to the Mexican Offer (which are substantially similar to the conditions precedent to the U.S. Offer) have not been satisfied or waived; or

•

we have not acquired in the CGT Offer at least 51% of the outstanding shares of CGT; provided, however, that we will exercise this condition only if it is not satisfied due to regulatory impediments on the ability of CGT shareholders to participate in the CGT Offer which are outside of their control and not solely due to a voluntary determination by the CGT shareholders.

See “The Offer—Conditions to the U.S. Offer.”

Q:	Who can help answer my questions about this offer?

A:	If you have any questions about this offer, or if you would like additional copies of this prospectus, you can contact the information agent, D.F. King & Co., Inc., by phone at 212-269-5550 (for banks and brokers), 800-735-3591 (for all others—toll free) or via e-mail at amx@dfking.com.

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you. To understand the U.S. Offer fully and for a complete description of the terms of this offer, you should read carefully the entire prospectus and the additional documents referred to in this prospectus. You can also find out about obtaining more information about this offer in the section entitled “Where You Can Find More Information.”

The Companies

América Móvil

We are the largest provider of wireless communications services in Latin America based on subscribers. As of December 31, 2009, we had 201.0 million wireless subscribers in 18 countries, compared to 182.7 million at year-end 2008. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had an aggregate of approximately 3.8 million fixed lines in Central America and the Caribbean as of December 31, 2009, making us the largest fixed-line operator in Central America and the Caribbean based on the number of subscribers.

Our principal operations are:

•

Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” we provide mobile telecommunications service in all nine regions in Mexico. As of December 31, 2009, we had 59.2 million subscribers in Mexico. We are the largest provider of mobile telecommunications services in Mexico.

•

Brazil. With approximately 44.4 million subscribers as of December 31, 2009, we are one of the three largest providers of wireless telecommunications services in Brazil based on the number of subscribers. We operate in Brazil through our subsidiaries, Claro S.A. and Americel S.A., or “Americel,” under the unified brand name “Claro.” Our network covers the main cities in Brazil (including São Paulo and Rio de Janeiro).

•

Southern Cone. We provide wireless services in Argentina, Paraguay, Uruguay and Chile. As of December 31, 2009, we had 21.8 million subscribers in the Southern Cone region. We operate under the “Claro” brand in the region.

•

Colombia and Panama. We provide wireless services in Colombia under the “Comcel” brand. As of December 31, 2009, we had 27.7 million wireless subscribers and were the largest wireless provider in Colombia. We began providing wireless services in Panama in March 2009.

•

Andean Region. We provide wireless services in Peru and Ecuador. As of December 31, 2009, we had 17.8 million subscribers in the Andean region. We operate under the “Porta” brand in Ecuador and under the “Claro” brand in Peru.

•

Central America. We provide fixed-line and wireless services in Guatemala, El Salvador, Honduras and Nicaragua. Our Central American subsidiaries provide wireless services under the “Claro” brand. As of December 31, 2009, our subsidiaries had 9.6 million wireless subscribers, over 2.2 million fixed-line subscribers in Central America and 0.3 million broadband subscribers.

•

United States. Our U.S. subsidiary, TracFone Wireless Inc., or “Tracfone,” is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands. It had approximately 14.4 million subscribers as of December 31, 2009.

•

Caribbean. Compañía Dominicana de Teléfonos, C. por A., or “Codetel,” is the largest telecommunications service provider in the Dominican Republic with 4.8 million wireless subscribers, 0.8 million fixed-line subscribers and 0.2 million broadband subscribers as of December 31, 2009. We provide fixed-line and broadband services in the Dominican Republic under the “Codetel” brand and wireless services under the “Claro” brand.

•

Puerto Rico. Telecomunicaciones de Puerto Rico, Inc., or “TELPRI,” through its subsidiaries, is the largest telecommunications service provider in Puerto Rico with approximately 0.8 million fixed-line subscribers, 0.8 million wireless subscribers and 0.2 million broadband subscribers as of December 31, 2009. We provide fixed-line and broadband services in Puerto Rico under the “PRT” brand and wireless services under the “Claro” brand.

•	Jamaica. Oceanic Digital Jamaica Limited, or “Oceanic,” provides wireless and value added services throughout Jamaica, with 0.4 million wireless subscribers as of December 31, 2009.

We are a sociedad anónima bursátil de capital variable organized under the laws of Mexico with our principal executive offices at Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, México D.F., México. Our telephone number at this location is (5255) 2581-4449.

Telmex Internacional

Telmex Internacional is a Mexican holding company, providing through its subsidiaries in Brazil, Colombia, Argentina, Chile, Peru and Ecuador, a wide range of telecommunications services, including voice, data and video transmission, Internet access and integrated telecommunications solutions; pay cable and satellite television; and print and Internet-based yellow pages directories in Mexico, the United States, Argentina, Peru and Colombia.

Telmex Internacional’s principal business is in Brazil, which accounts for nearly 80% of its total revenues. Telmex Internacional operates in Brazil through Embratel Participações S.A. and its subsidiaries. Throughout this prospectus, we refer to Embratel Participações S.A. and, where the context requires, its consolidated subsidiaries, as Embratel.

The following is a summary of Telmex Internacional’s business by geographic market:

•

Brazil. Through Embratel, Telmex Internacional is one of the leading providers of telecommunications services in Brazil. Its principal service offerings in Brazil include domestic and international long-distance, local telephone service, data transmission, direct-to-home (DTH) satellite television services and other communications services, though Embratel is evolving from being a long-distance revenue-based company to being an integrated telecommunications provider. Through Embratel’s high-speed data network, Telmex Internacional offers a broad array of products and services to a substantial number of Brazil’s 500 largest corporations. In addition, through Embratel’s partnership in Net Serviços de Comunicação S.A., the largest cable television operator in Brazil, Telmex Internacional offers triple play services in Brazil, with a network that covers approximately 10.8 million homes.

•

Colombia. Telmex Internacional operates in Colombia through Telmex Colombia S.A. and several cable television subsidiaries that Telmex Internacional has acquired beginning in October 2006 whose network covers 4.9 million homes. Telmex Internacional offers pay television, data solutions, access to the Internet and voice services. Telmex Internacional also bundles these services through double and triple play offerings.

•

Argentina. In Argentina, Telmex Internacional provides data transmission, Internet access and local and long-distance voice services to corporate and residential customers, data administration and hosting through two data centers and a yellow pages directory in print and on the Internet. Broadband Internet and telephone access through WiMax in the 3.5 GHz frequency and GPON access technologies to service small- to medium-sized businesses.

•	Chile. In Chile, Telmex Internacional provides data transmission, long-distance and local telephony, private telephony, virtual private and long-distance networks, dedicated Internet access and high capacity media services to business customers, along with other advanced services to the small- and medium-sized business segment as well as to corporate customers. Telmex Internacional services the residential market as well with long-distance telephone services, broadband, local telephony and pay cable and digital satellite television. Telmex Internacional’s nationwide wireless network in the 3.4-3.6 GHz frequency employs WiMax technology.

•

Peru. In Peru, Telmex Internacional provides data, Internet access, fixed-line telephony including domestic and international long-distance, public telephony, application-managed services for residential and corporate clients, virtual private networks, pay television as well as a yellow pages directory in print and on the Internet. Through its acquisition of cable television capabilities in Peru, Telmex Internacional has a network that passes approximately 300,000 homes. Telmex Internacional recently began offering wireless telephony using CDMA 450 MHz technology in the interior provinces of the country. Telmex Internacional also employs a WiMax platform in the 3.5 GHz frequency.

•

Yellow pages. Telmex Internacional’s yellow pages business operates in five countries and it publishes a total of 181 directories. Of these, 127 directories are in Mexico with presence in all of the states and Mexico City, 48 directories are in 31 states of the United States with particular focus on Hispanic speaking markets, 2 directories are in Peru in the city of Lima, and 2 directories are in Argentina in the City of Buenos Aires. In Colombia, operations began in 2009 with 2 directories in the City of Cali.

•

Ecuador. Telmex Internacional entered the telecommunications market in Ecuador in March 2007 as a competitive alternative to local incumbents in the residential and business segments, and it offers a wide array of voice, data, and Internet services as well as pay television.

Telmex Internacional, S.A.B. de C.V. is a sociedad anónima bursátil de capital variable organized under the laws of Mexico, with its principal executive offices at Avenida de los Insurgentes 3500, Colonia Peña Pobre, Delegación Tlalpan, 14060 México, D.F., México. The telephone number of Telmex Internacional at this location is 52 (55) 5223-3200.

Carso Global Telecom

CGT is a holding company the principal assets of which consist of shares of Telmex Internacional and shares of Teléfonos de México, S.A.B. de C.V. (“Telmex”). Based on beneficial ownership reports filed with the SEC, CGT held, directly or indirectly as of January 15, 2010, 48.7% of the outstanding Series L shares of Telmex (“TMX L Shares”), 23.3% of the outstanding Series A shares of Telmex (“TMX A Shares”) and 73.9% of the Series AA shares of Telmex (“TMX AA Shares”) (in the aggregate, 59.4% of all outstanding shares of Telmex). As of February 28, 2010, CGT owned 50.9% of the outstanding TII L Shares, 23.3% of the TII A Shares and 73.9% of Telmex Internacional’s outstanding TII AA Shares (in the aggregate, 60.7% of all outstanding shares of Telmex Internacional). These figures take into account certain forward share purchase transactions between CGT and certain financial institutions pursuant to which CGT is obligated to purchase and the financial institutions are obligated to sell TII L Shares or TMX L Shares at fixed prices. Without taking into account the TII L Shares subject to the forward share purchase transactions, CGT owned 32.0% of the outstanding Series L shares of Telmex (in the aggregate, 50.5% of all outstanding shares of Telmex) and 33.3% of the outstanding TII L Shares (in the aggregate, 51.4% of all outstanding shares of Telmex Internacional).

As of December 31, 2009, CGT’s indebtedness was Ps. 29,479 million (U.S.$2,257 million at the December 31, 2009 exchange rate), excluding the indebtedness of its consolidated subsidiaries Telmex and Telmex Internacional.

Telmex

Telmex is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. Substantially all of Telmex’s operations are conducted in Mexico. Telmex owns and operates a fixed-line telecommunications system in Mexico, where it is the only nationwide provider of fixed-line telephone services. Telmex also provides other telecommunications and telecommunications-related services such as corporate networks, Internet access services, information network management, telephone and computer equipment sales and interconnection services to other carriers.

In September 2000, Telmex transferred its Mexican wireless business and foreign operations at the time to América Móvil in an escisión, or spin-off. Beginning in 2004, Telmex expanded its operations outside Mexico through a series of acquisitions in Brazil, Argentina, Chile, Colombia, Peru, Ecuador and the United States. In December 2007, Telmex transferred its Latin American and yellow pages directory businesses to Telmex Internacional in a second escisión.

Purpose of the TII Offer and our Plans for Telmex Internacional

The purpose of the TII Offer, in combination with the CGT Offer, is to acquire, directly or indirectly, all the issued and outstanding shares of Telmex Internacional in order to combine our wireless communications services with Telmex Internacional’s voice, data and video transmission, Internet access and other telecommunications services in Brazil, Colombia and the other Latin American countries other than Mexico where both companies conduct operations. We will also acquire a controlling interest in Telmex.

We believe that the telecommunications industry has evolved in recent years, resulting in integrated technological platforms that provide combined voice, data and video services. Also, recent developments in software applications, functionality and equipment are paving the way for a significant increase in demand for data services throughout Latin America. We believe that we would be in a position to offer integrated telecommunications services to our customers in those countries in Latin America in which both we and Telmex Internacional operate, regardless of the technological platform that generates the demand at any given time.

We believe that the business combination resulting from the TII Offer and the CGT Offer should generate synergies. We expect the business combination to permit a more efficient use of the companies’ networks and information systems, and would enable us to offer more integrated and universal services to our customers. See “Purpose of and our plans after the TII Offer and the CGT Offer.”

Summary of The Offers—the U.S. Offer

We are offering, upon the terms and subject to the conditions of this U.S. Offer, to exchange:

•	for each TII L Share or TII A Share that you validly tender and do not properly withdraw prior to the expiration date of the U.S. Offer:

•	Ps. 11.66 in cash, to be paid in U.S. dollars (estimated at U.S.$0.95, based on the exchange rate on April 30, 2010); or

•	0.373 AMX L Shares;

•	for each TII ADS that you validly tender and do not withdraw properly prior to the expiration date of the U.S. Offer:

•	Ps. 233.20 in cash, to be paid in U.S. dollars (estimated at U.S.$19.07, based on the exchange rate on April 30, 2010); or

•	0.373 AMX L ADS.

Tendering shareholders who elect a cash payment will receive cash approximately 6 business days after the expiration date of the TII Offer. The cash consideration to be paid in the U.S. Offer to tendering holders of TII Securities will first be paid by América Móvil to Banco Inbursa, as custodian, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the

U.S. dollar / Mexican peso spot market. The custodian will transfer the U.S. dollars to the exchange agent. The exchange agent will then pay the net proceeds of that conversion in U.S. dollars to the former holders of TII L Shares, TII A Shares and TII ADSs validly tendered for cash.

Participating TII Security holders may elect to receive either AMX L Shares or AMX L ADSs, as applicable, or payment in cash or a combination of AMX L Shares or AMX L ADSs, as applicable, and cash. See “The Offers—Terms of the U.S. Offer.”

Fractional AMX Securities

Fractions of AMX L Shares or AMX L ADSs will not be issued to persons whose TII Securities are exchanged in the U.S. Offer. Instead, the exchange agent will aggregate the fractional AMX L Shares and AMX L ADSs, execute a sale and deliver the net proceeds in U.S. dollars on a pro rata basis. See “The Offers—Terms of the U.S. Offer—Fractional Entitlements.”

Conditions to the U.S. Offer

We will not be required to accept any TII Securities for purchase or exchange, or pay for or exchange any TII Securities, that have been tendered pursuant to this offer if certain events or circumstances set forth in this prospectus shall have occurred and are continuing (and have not been waived by us). See “The Offers—Conditions to the U.S. Offer.”

Expiration; Extension

The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m. Mexico City time) on June 10, 2010, unless the U.S. Offer is extended in accordance with U.S. tender offer rules. We intend for the U.S. Offer and the Mexican Offer to expire on the same date and, if either offer is extended, we intend to similarly extend the other offer. You should be aware that Euroclear and Clearstream will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC prior to the expiration. See “The Offers—Terms of the U.S. Offer—Expiration; Extension.” If your TII ADSs are not available, you may also follow the guaranteed delivery procedures described in “The Offers—Procedure for Tendering in the U.S. Offer—Holders of TII ADSs—Guaranteed Delivery Procedures” below.

Risk Factors

In deciding whether to tender your TII Securities in the U.S. Offer, you should carefully consider the following risk factors:

•	Market fluctuations may reduce the market value of the consideration we are offering to you because the share for share exchange ratio contemplated by the U.S. Offer is fixed.

•	The value of the AMX L Shares, including those represented by ADSs, and the cash consideration being offered will fluctuate due to movements in exchange rates.

•	If you do not tender in the TII Offer, you will continue to be a minority shareholder of Telmex Internacional and there may not be a liquid market for the TII Securities.

•

Failure to acquire a substantial majority of the outstanding capital stock of Telmex Internacional would affect our ability to complete any post-closing reorganization of the combined company, which could reduce or delay the cost savings or revenue benefits to the combined company.

•	If you do not tender in the TII Offer, you may not receive any future dividends from Telmex Internacional.

•

We may fail to realize the business growth opportunities, revenue benefits, cost savings and other benefits anticipated from, or may incur unanticipated costs associated with, the offer and our results of operations, financial condition and the price of our shares may suffer.

•	If you elect to receive AMX Securities in the TII Offer, you will receive securities with limited voting rights.

See “Risk Factors” beginning on page 33.

Regulatory Matters

We will not be obligated to purchase or exchange any tendered TII Securities pursuant to the U.S. Offer if we have not obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the TII Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement, or any limitations on the participation by any shareholder in the TII Offer, in either case unacceptable to us, in our reasonable judgment. See “The Offers—Regulatory Matters.”

Our Structure after the Completion of the TII Offer and the CGT Offer

Below is a diagram showing our organizational structure immediately after the consummation of the TII Offer and the CGT Offer, assuming all of the issued and outstanding TII Securities (other than those held by CGT) and CGT shares are purchased or exchanged pursuant to the terms of the TII Offer and the CGT Offer, respectively. The percentages below indicate the percentage of all outstanding shares of each entity.

See “The Offers—Our Structure after the Completion of the TII Offer and the CGT Offer.”

U.S. Tax Considerations

It is the opinion of CGSH that the TII Offer together with the CGT Offer should be treated as a single, integrated transaction that is described in Section 351 of the Internal Revenue Code and a U.S. Holder that receives solely AMX Securities in exchange for TII Securities should not recognize gain or loss upon such exchange (except with respect to cash received with respect to a fractional AMX Share or AMX ADS). Accordingly, (i) the aggregate tax basis of the AMX Securities received by the U.S. Holder should be the same as the aggregate tax basis of the TII Securities surrendered pursuant to the TII Offer (adjusted with respect to fractional shares) and (ii) the holding period of the AMX Securities should include the holding period of the TII Securities surrendered pursuant to the TII Offer. This opinion is based on certain representations that CGSH has received from América Móvil and on certain assumptions, which we believe are reasonable, including the assumption that the Slim Family and certain related entities and AT&T will tender all their TII Securities in the TII Offer and all their CGT shares in the CGT Offer, and will elect to receive AMX Securities in exchange for all their TII Securities, and will elect to receive AMX Securities in exchange for all their CGT shares.

If a U.S. Holder elects to receive both cash and AMX Securities in exchange for its TII Securities, gain but not loss should be recognized equal to the lesser of (a) the U.S. dollar value of any cash consideration received and (b) the amount by which the sum of the fair market value of the AMX Securities received pursuant to the U.S. Offer (including cash received from the sale of fractional entitlements of AMX Securities) and the U.S. dollar value of any cash consideration received exceeds the U.S. Holder’s aggregate tax basis of the TII Securities surrendered (adjusted with respect to fractional shares).

In the event that the TII Offer together with the CGT Offer were not a single, integrated transaction described in Section 351 of the Internal Revenue Code, the exchange of TII Securities for AMX Securities will be a taxable exchange for U.S. federal income tax purposes. U.S. holders of TII Securities whose TII Securities are exchanged in the TII Offer will generally recognize gain or loss on the exchange of TII Securities for AMX Securities equal to the difference between (x) the sum of the fair market value of the AMX Securities received pursuant to the TII Offer (including cash received from the sale of fractional entitlements of AMX Securities) and (y) the U.S. holder’s adjusted tax basis in the TII Securities.

The exchange of TII Securities for solely cash (rather than of AMX Securities) will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder that receives cash in exchange for its TII Securities will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the U.S. dollar value of any cash consideration received and (y) the U.S. Holder’s adjusted tax basis in the TII Securities exchanged.

Accounting Treatment

Under Mexican FRS and U.S. GAAP, we will account for the acquisition of control of Telmex Internacional through the CGT Offer as a combination of entities under common control, and the TII Offer as a purchase of non-controlling interest. See “The Offers—Accounting Treatment.”

Stock Exchange Listings

The AMX L Shares are listed on the Mexican Stock Exchange and on the Mercado de Valores Latinoamericanos en Euros (LATIBEX) in Madrid, Spain. The AMX L ADSs are listed on the New York Stock Exchange and on the Frankfurter Wertpapierbörse. See “The Offers—Stock Exchange Listings.”

Appraisal Rights

The holders of TII Securities are not entitled under Mexican law or otherwise to appraisal or other similar rights with respect to the TII Offer. See “The Offers—Appraisal Rights.”

Shareholder Approvals

On March 17, 2010, the shareholders of América Móvil authorized the acquisition by América Móvil of up to all the outstanding shares of CGT and of up to all the outstanding shares of TII not directly or indirectly owned by CGT. See “The Offers—Shareholder Approval.”

AMÉRICA MÓVIL SELECTED CONSOLIDATED FINANCIAL DATA

This prospectus incorporates by reference our audited consolidated financial statements as of December 31, 2008 and 2009 and for each of the three years ended December 31, 2007, 2008 and 2009. Our consolidated financial statements have been prepared in accordance with Mexican Financial Reporting Standards (Normas de Información Financiera Mexicanas or “Mexican FRS”) and are presented in Mexican pesos. The financial statements of our non-Mexican subsidiaries have been adjusted to conform to Mexican FRS and translated to Mexican pesos. See Note 2(a)(ii) to our audited consolidated financial statements.

Mexican FRS differs in certain respects from U.S. GAAP. Note 21 to the audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to us, a reconciliation to U.S. GAAP of net income and total shareholder’s equity and cash flow statements for the years ended 2008 and 2007 under U.S. GAAP.

Under Mexican FRS, our financial statements for periods ending prior to January 1, 2008 recognized the effects of inflation on financial information. Inflation accounting under Mexican FRS had extensive effects on the presentation of our financial statements through 2007. See Note 2f to our audited consolidated financial statements.

Beginning with the year ended December 31, 2012, Mexican issuers with securities listed on a Mexican securities exchange will be required to prepare financial statements in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board (“IASB”). Issuers may voluntarily report using IFRS before the change in the reporting standards becomes mandatory. We will be reporting under IFRS for the year ended December 31, 2010, with an official IFRS adoption date as of December 31, 2010 and a transition date to IFRS of January 1, 2009. The first quarter 2010 unaudited condensed consolidated financial information incorporated by reference herein is presented based on the IFRS standards that are currently in effect, which might be different from those that are actually in effect at December 31, 2010 adoption date. Accordingly, our first quarter 2010 unaudited condensed consolidated financial information is preliminary and subject to change.

On December 13, 2006, our shareholders approved the merger of América Telecom, S.A.B. de C.V., or “Amtel,” our then controlling shareholder, and its subsidiary Corporativo Empresarial de Comunicaciones, S.A. de C.V., or “Corporativo,” with us. As a result of the merger, we assumed assets and liabilities based on Amtel’s unaudited financial statements as of October 31, 2006. In accordance with Mexican FRS, the merger with Amtel has been accounted for on a historical basis similar to a pooling of interest basis and we have adjusted our financial information and selected financial information presented in this prospectus to include the consolidated assets, liabilities and results of operations of Amtel for periods presented up to December 31, 2006.

The selected financial and operating information set forth below has been derived in part from our audited consolidated financial statements, which have been reported on by Mancera S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm. The selected financial and operating information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of and for the year ended December 31,(1)
	2005(10)(12)		2006(10)(12)		2007(10)(11)(12)		2008(10)(12)		2009(10)
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007, except share and per share data)(2)
Income Statement Data:
Mexican FRS
Operating revenues	Ps.	196,638	Ps.	243,005	Ps.	311,580	Ps.	345,655	Ps.	394,711
Operating costs and expenses		159,928		181,971		226,386		250,109		290,502
Depreciation and amortization		22,955		27,884		40,406		41,767		53,082
Operating income		36,710		61,034		85,194		95,546		104,209
Comprehensive financing (income) cost		2,790		28		387		13,865		2,982
Net income		33,127		44,509		58,697		59,575		76,998
Earnings per share:
Basic(3)		0.92		1.25		1.67		1.74		2.35
Diluted(3)		0.92		1.25		1.67		1.74		2.35
Dividends declared per share(4)		0.37		0.10		1.20		0.26		0.80
Dividends paid per share(5)		0.37		0.12		1.20		0.26		0.80

Weighted average number of shares outstanding (millions)(6):
Basic		35,766		35,459		35,149		34,220		32,738
Diluted		35,766		35,459		35,149		34,220		32,738

U.S. GAAP
Operating revenues(7)	Ps.	183,417	Ps.	231,509	Ps.	299,335	Ps.	330,712	Ps.	377,589
Operating costs and expenses		149,415		172,170		220,294		237,737		275,392
Depreciation and amortization		25,037		30,020		46,698		43,961		55,139
Operating income		34,002		59,339		79,041		92,975		102,197
Comprehensive financing (income) cost		(140)		(1,084)		(267)		19,629		2,864
Net income		33,102		40,726		55,529		54,252		74,360
Earnings per share:
Basic(3)		0.92		1.15		1.58		1.58		2.27
Diluted(3)		0.92		1.15		1.58		1.58		2.27

(see footnotes on following page)

	As of and for the year ended December 31,(1)
	2005(10)(12)		2006(10)(12)		2007(10)(11)(12)		2008(10)(12)	2009(10)
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007, except share and per share data)(2)
Balance Sheet Data:
Mexican FRS
Property, plant and equipment, net	Ps.	120,734	Ps.	143,090	Ps.	167,084	Ps.209,897	Ps.	227,049
Total assets		249,171		328,325		349,121	435,455		453,008
Short-term debt and current portion of long-term debt		22,176		26,214		19,953	26,731		9,168
Long-term debt		68,346		89,038		84,799	116,755		101,741
Total shareholders’ equity(8)		77,909		113,747		126,858	144,925		177,906
Capital stock		36,565		36,555		36,552	36,532		36,524
Number of outstanding shares (millions)(6)(9)
AA Shares		10,915		10,859		11,712	11,712		11,712
A Shares		761		571		547	480		451
L Shares		23,967		23,872		22,638	21,058		20,121

U.S. GAAP
Property, plant and equipment, net	Ps.	136,871	Ps.	156,449	Ps.	177,424	Ps.212,264	Ps.	227,349
Total assets		268,479		349,564		363,075	443,544		459,164
Short-term debt and current portion of long-term debt		22,176		26,213		19,953	26,731		9,168
Long-term debt		68,346		89,037		84,799	116,755		101,741
Capital stock		37,026		37,017		37,014	36,994		36,986
Total equity	Ps.	93,359	Ps.	125,593	Ps.	137,660	Ps.151,895	Ps.	190,051

Subscriber Data:
Number of subscribers (in thousands)		93,329		124,776		157,287	186,568		204,761
Subscriber growth		52.70%		33.70%		23.20%	18.60%		9.8%

(1)	In accordance with Mexican FRS, the merger with Amtel has been accounted for on a historical basis similar to a pooling of interest basis and we have adjusted our financial information and selected financial information presented in this prospectus to include the consolidated assets, liabilities and results of operations of Amtel for periods presented up to December 31, 2006.
(2)	Except per share, share capital and subscriber data.
(3)	We have not included earnings or dividends on a per ADS basis. Each AMX L ADS represents 20 AMX L Shares and each AMX A ADS represents 20 AMX A Shares.
(4)	Nominal amounts. Figures provided represent the annual dividend declared at the general shareholders’ meeting and for 2005 and 2007 include special dividends of Ps. 0.30 per share and Ps. 1.0 per share, respectively.
(5)	Nominal amounts (except for 2009). For more information on dividends paid per share translated into U.S. dollars, see “Financial Information—Dividends” in the América Móvil 2008 Form 20-F. Amount in U.S. dollars translated at the exchange rate on each of the respective payment dates.
(6)	All L Share figures have been adjusted retroactively to reflect a reduction in AMX L Shares as a result of our merger with Amtel. The increase in América Móvil Series AA shares (“AMX AA Shares”) between 2006 and 2007 was due to the exchange of shares of Amtel for our shares in connection with our merger with Amtel. Subject to certain restrictions, the shareholders of Amtel were free to elect to receive AMX L Shares or AMX AA Shares.
(7)

The differences between our Mexican FRS and U.S. GAAP operating revenues include the reclassification of (1) the application of EITF 01-9, “Accounting Consideration Given by a Vendor to a Customer,” which we have applied to all periods presented in this table and which resulted in a reclassification of certain commissions paid to distributors from commercial, administrative and general expenses under Mexican FRS to reductions in operating revenues under U.S. GAAP, and (2) the application of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which addresses certain aspects of accounting for sales that involved multiple revenue generating products and/or services sold under a single contractual agreement. See Note 21 to our audited consolidated financial statements.
(8)	Includes non-controlling interest.
(9)	As of year-end.
(10)	Note 2z.3 to our audited consolidated financial statements describes new accounting pronouncements under Mexican FRS that came into force in 2008 and 2009. The pronouncements that became effective on January 1, 2008 and 2009, were fully implemented in the financial statements included in this prospectus. These new accounting pronouncements were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to our financial statements for 2009.
(11)	Beginning in 2007, we capitalize interest under Mexican FRS.
(12)	Net income and shareholder’s equity information for prior years were retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to Accounting Standards Codification (ASC) 810, Consolidation. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.

TELMEX INTERNACIONAL SELECTED CONSOLIDATED FINANCIAL DATA

This prospectus incorporates by reference the audited consolidated financial statements of Telmex Internacional as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007. Telmex Internacional’s audited consolidated financial statements have been prepared in accordance with Mexican FRS, which differ in certain respects from U.S. GAAP. Note 19 to Telmex Internacional’s audited consolidated financial statements provides a description of the principal differences between Mexican FRS and U.S. GAAP, as they relate to it; a reconciliation to U.S. GAAP of net income and total stockholders’ equity; and condensed financial statements under U.S. GAAP.

Due to the adoption of Mexican FRS B-10, effective January 1, 2008, Telmex Internacional ceased to recognize the effects of inflation on its financial information. Prior to 2008, inflation accounting had extensive effects on the presentation of Telmex Internacional’s financial statements. Telmex Internacional’s financial information for periods prior to December 31, 2007 is presented in constant pesos as of December 31, 2007, while its financial information for 2009 and 2008 is presented in nominal pesos. See Note 2(c) to Telmex International’s audited consolidated financial statements. In Telmex Internacional’s financial information for 2009 and 2008, inflation adjustments for prior periods have not been removed from stockholders’ equity, and the re-expressed amounts for non-monetary assets at December 31, 2007 became the accounting basis for those assets beginning on January 1, 2008 and for subsequent periods, as required by Mexican FRS.

Telmex Internacional was established on December 26, 2007, pursuant to a procedure under Mexican law called an escisión, or the Escisión, which spun off the Latin American and yellow pages businesses of Telmex. The audited consolidated financial statements and the summary financial data provided below for the dates and periods prior to the effective date of the Escisión, which was December 26, 2007, under Mexican FRS, include the historical operations of the entities transferred by Telmex to Telmex Internacional in the Escisión that established Telmex Internacional. See Note 1 to Telmex Internacional’s audited consolidated financial statements.

The selected consolidated financial data set forth below have been derived from Telmex Internacional’s audited consolidated financial statements for each of the five years in the period ended December 31, 2009, which have been reported on by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered public accounting firm. The selected consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, Telmex Internacional’s audited consolidated financial statements and notes thereto incorporated by reference in this prospectus.

	Year ended December 31,
	2005		2006(2)		2007		2008(1)		2009(1)
	(2009 and 2008 in millions of Mexican pesos, previous years in millions of constant Mexican pesos as of December 31, 2007, except share and per share data)
Income Statement Data:
Mexican FRS:
Operating revenues	Ps.	61,346	Ps.	65,520	Ps.	67,760	Ps.	76,005	Ps.	92,540
Operating costs and expenses		54,177		62,204		57,430		67,082		81,488
Operating income		7,169		3,316		10,330		8,923		11,052
Net income		4,586		3,018		7,014		5,631		9,563
Majority interest		3,180		2,353		6,464		5,535		9,105
Earnings per share(3)		0.14		0.11		0.33		0.30		0.50
Weighted average number of shares outstanding (millions)		22,893		20,948		19,766		18,596		18,157

U.S. GAAP:
Operating revenues	Ps.	46,349	Ps.	53,924	Ps.	67,760	Ps.	76,005	Ps.	92,540
Operating costs and expenses		41,169		51,641		58,172		67,716		82,313
Operating income		5,180		2,283		9,588		8,288		10,227
Net income(4)		2,955		1,702		5,739		3,277		8,587
Earnings per share(3)		0.13		0.08		0.29		0.18		0.46
Dividends per share(5)		—		—		—		0.15		0.17

Balance Sheet Data:
Mexican FRS:
Plant, property and equipment, net	Ps.	44,198	Ps.	47,271	Ps.	50,494	Ps.	58,479	Ps.	80,124
Total assets		94,119		108,181		129,281		131,513		174,301
Short-term debt and current portion of long-term debt		1,711		4,932		4,713		14,728		12,667
Long-term debt		9,196		12,558		11,269		10,895		21,130
Total stockholders’ equity		61,898		61,697		85,534		80,125		99,485
Capital stock		—		—		17,829		17,173		16,978

U.S. GAAP:
Plant, property and equipment, net	Ps.	34,657	Ps.	42,053	Ps.	58,672	Ps.	65,349	Ps.	88,449
Total assets		67,470		89,340		136,177		135,141		186,841
Short-term debt and current portion of long-term debt		1,711		4,932		4,713		14,728		12,667
Long-term debt		6,645		9,923		10,855		10,411		20,677
Total equity(4)		44,504		51,956		91,563		85,837		111,948
Capital stock		—		—		17,829		17,173		16,978

(1)	New accounting pronouncements under Mexican FRS that became effective in 2009 and 2008 were applied on a prospective basis. As a result, the financial statements of prior years, which are presented for comparative purposes, have not been modified and may not be comparable to our financial statements for 2009 and 2008.

(2)	Telmex Internacional’s results of operations in 2006 were affected by several items relating to Brazilian tax proceedings. Under commercial, general and administrative costs, Telmex Internacional recorded (a) a charge of Ps. 4,210 million related to Embratel’s settlement of a dispute over Embratel’s liability for value added tax and (b) a provision of Ps. 1,467 million for penalties and monetary correction related to income tax on incoming international long distance service. Under other expenses (income), net Telmex Internacional recorded (a) other income of Ps. 3,919 million representing the monetary gain and accrued interest related to taxes Embratel paid between 1990 and 1994 and became entitled to recover in 2006 and (b) other expenses of Ps. 1,862 million representing the monetary gain and interest accrued related to back income tax Embratel was required to pay in 2006 on incoming international long distance service for prior periods.
(3)	Based on the weighted average numbers of shares of Telmex in 2007 and prior years. Telmex Internacional has not presented net income on a per ADS basis. Each TII L ADS represents 20 TII L Shares, and each TII A ADS represents 20 TII A Shares.
(4)	Information for prior years was retrospectively adjusted for presentation and disclosure purposes, in accordance with amendments to Accounting Standards Codification (ASC) 810, Consolidation. See Note 19 to Telmex Internacional’s audited consolidated financial statements. ASC 810 states that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements, and requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest.
(5)	The dividend of Ps. 0.15 per share declared at the general shareholders meeting held in July 2008 was paid in equal installments of Ps. 0.075 per share. Holders of TII ADSs were paid a U.S. dollar equivalent of U.S.$0.144 per TII ADS in September 2008 and U.S.$0.111 per TII ADS in December 2008 (based on the exchange rate applicable on each payment date). The dividend of P.0.17 per share declared at the general shareholders’ meeting held in April 2007 was paid in equal installments of P.0.085 per share. Holders of TII ADSs were paid a U.S. dollar equivalent of U.S.$0.128 per TII ADS in August 2009 and U.S.$0.131 per TII ADS in November 2009 (based on the exchange rate applicable on each payment date).

COMPARATIVE PER SHARE MARKET DATA

We announced the TII Offer and the CGT Offer on January 13, 2010 after the close of the trading markets. The following tables present the market value of the TII Securities (on an historical and equivalent per share basis) and the market value of the AMX Securities (on an historical basis) as of January 13, 2010 and May 10, 2010, the last trading date prior to this prospectus for which stock prices were available. Shareholders are urged to obtain current market information regarding the TII Securities and the AMX Securities. The market prices of these securities will fluctuate during the pendency of this offer and the Mexican Offer and thereafter, and may be different from the prices set forth below at the expiration of this offer and at the time you receive our shares. See “Market Information” for further information about historical market prices of TII Securities and AMX Securities.

The economic terms of the CGT Offer and the TII Offer were determined by us based on the average closing prices of the AMX L Shares, the TII L Shares and the Series L Shares of Telmex (the “TMX L Shares”) on the Mexican Stock Exchange over the ten trading days ending at January 12, 2010, the day immediately prior to the announcement of our intention to make the offers. See “The Offers—Basis for Determination of the Consideration.”

TII L Shares and AMX L Shares

The following table presents the closing market prices per share as reported on the Mexican Stock Exchange for AMX L Shares and TII L Shares as of (1) January 13, 2010 and (2) May 10, 2010.

	TII L Shares		AMX L Shares		TII L Shares
	Historical				Equivalent Basis
	Shares		Shares		Shares
(a) January 13, 2010	Ps.	11.40	Ps.	31.80	Ps.11.86
(b) May 10, 2010		11.80		31.47	11.74

The “equivalent basis stock price” of TII L Shares represents the applicable market price for AMX L Shares on the corresponding date, multiplied by the exchange ratio of 0.373 AMX L Shares for one TII L Share.

TII A Shares and AMX L Shares

The following table presents the closing market prices per share as reported on the Bolsa Mexicana de Valores, S.A.B. de C.V. (the “Mexican Stock Exchange”) for the AMX L shares and TII A Shares as of (1) January 13, 2010 and (2) May 10, 2010.

	TII A Shares	AMX L Shares	TII A Shares
	Historical		Equivalent Basis
	Shares	Shares	Shares
(a) January 13, 2010	Ps.11.01	Ps.31.80	Ps.11.86
(b) May 10, 2010	11.60	31.47	11.74

The “equivalent basis stock price” of TII A Shares represents the applicable market price for AMX L Shares on the corresponding date, multiplied by the exchange ratio of 0.373 AMX L Shares for one TII A Share.

TII L ADSs and AMX L ADSs

The following table presents the closing market prices per share as reported on the New York Stock Exchange for AMX L ADSs and for TII L ADSs as of (1) January 13, 2010 and (2) May 10, 2010.

	TII L ADSs	AMX L ADSs	TII L ADSs
	Historical		Equivalent Basis
	Shares	Shares	Shares
(a) January 13, 2010	$17.85	$50.01	$18.65
(b) May 10, 2010	19.00	50.48	18.83

The “equivalent basis stock price” of TII L ADSs represents the applicable market price for AMX L ADSs on the corresponding date, multiplied by the exchange ratio of 0.373 AMX L ADSs for one TII L ADSs.

TII A ADSs and AMX L ADSs

The following table presents the closing market prices per share as reported on the New York Stock Exchange for AMX L ADSs and TII A ADSs as of (a) January 13, 2010 and (b) May 10, 2010.

	TII A ADSs	AMX L ADSs	TII A ADSs
	Historical		Equivalent Basis
	Shares	Shares	Shares
(a) January 13, 2010	$17.82	$50.01	$18.65
(b) May 10, 2010	19.06	50.48	18.83

The “equivalent basis stock price” of TII A ADSs, below, represents the applicable market price for AMX L ADSs on the corresponding date, multiplied by the exchange ratio of 0.373 AMX L ADSs for one TII A ADSs.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following comparative historical and unaudited pro-forma per share data should be read in conjunction with the audited consolidated financial statements of América Móvil, Telmex Internacional and Telmex incorporated by reference into this prospectus, and also the Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this prospectus. The unaudited pro forma financial information below is presented using the same underlying assumptions as those used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. This information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the TII Offer or the CGT Offer occurred on the dates assumed, nor is the information necessarily indicative of the future results of operations or financial position of the integrated companies.

The following tables present historical, unaudited pro forma and unaudited pro forma equivalent per share data under Mexican FRS and U.S. GAAP. The amounts presented reflect the following:

•

Because holders of TII Securities may elect to receive cash rather than AMX Securities, we cannot predict the dilutive effect of the TII Offer. In the table below we have assumed a share-for-share exchange with no cash being paid. Refer to further discussion in Note 2(c) of the Unaudited Pro Forma Condensed Combined Financial Statements for a range of potential dilutive cash payments in the TII offer.

•

Pro-forma book value per share data assumes that both the TII Offer and the related CGT Offer occurred on December 31, 2009. Pro-forma earnings per share data and pro-forma dividend per share data assume that the TII Offer occurred on January 1, 2009, and the CGT Offer occurred on January 1, 2007. Refer to further discussion in Notes 1 and 4 of the Unaudited Pro Forma Condensed Combined Financial Statements.

•

Book value per share is computed by dividing total controlling interest shareholders’ equity by the number of historical shares outstanding at December 31, 2009. Pro-forma book value per share is computed by dividing total pro-forma controlling interest equity by the number of pro-forma shares outstanding at December 31, 2009. Refer to further discussion in Note 4 of the Unaudited Pro Forma Condensed Combined Financial Statements.

•

Dividends per share data are calculated by dividing total dividends per share paid by us by the total historical weighted average of number of shares outstanding during each year. Pro-Forma Dividends per share data in 2008 and 2007 is calculated by dividing total dividends paid by America Movil, Telmex and Telmex Internacional (to no combined entities) by the total pro-forma weighted average of number of shares outstanding during each year.

•

Pro-forma dividend per share data in 2009 is calculated similar to 2008 and 2007, but also assumes that the TII Offer had occurred on January 1, 2009, thereby eliminating dividends previously paid to non-CGT shareholders during the year. Refer to further discussion in Note 4 of the Unaudited Pro Forma Condensed Combined Financial Statements.

•	Equivalent basis information reflects historical amounts adjusted to reflect the applicable exchange ratios described in Note 1 of the Unaudited Pro Forma Condensed Combined Financial Statements.

•

The pro-forma combined columns reflect the effect of the CGT Offer (a common control transaction) for all periods. Because CGT does not prepare separate U.S. GAAP financial statements, a separate column for CGT historical amounts has not been presented below. Refer to further discussion in Note 3(d) to the Unaudited Pro Forma Condensed Combined Financial Statements.

For the year ended December 31, 2009

		Telmex Internacional		Pro Forma Combined, including the effects of the TII Offer and the CGT Offer
	AMX Historical	Historical	Equivalent Basis
	(in Mexican pesos)
Mexican FRS
Earnings per share:
Basic	Ps.2.35	Ps.0.50	Ps.0.19	Ps.2.27
Diluted	2.35	0.50	0.19	2.27
Dividend per share	0.79	0.17	0.06	0.74
Book value per share	5.49	5.31	1.98	6.72
U.S. GAAP
Earnings per share:
Basic	2.27	0.46	0.17	2.11
Diluted	2.27	0.46	0.17	2.11
Book value per share	5.86	5.98	2.23	9.34

For the year ended December 31, 2008

	AMX Historical	Pro Forma Combined, including the effects of the CGT Offer
	(in Mexican pesos)
Mexican FRS
Earnings per share:
Basic	Ps.1.74	Ps.1.74
Diluted	1.74	1.74
Dividend per share	0.26	0.32
U.S. GAAP
Earnings per share:
Basic	1.58	1.51
Diluted	1.58	1.51

For the year ended December 31, 2007

	AMX Historical	Pro Forma Combined, including the effects of the CGT Offer
	(in Mexican pesos)
Mexican FRS
Earnings per share:
Basic	Ps.1.67	Ps.1.81
Diluted	1.67	1.81
Dividend per share	1.20	1.08
U.S. GAAP
Earnings per share:
Basic	1.58	1.68
Diluted	1.58	1.68

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents unaudited pro forma condensed combined financial information under Mexican FRS and U.S. GAAP, as indicated for the year ended December 31, 2009 for América Móvil, assuming the completion of the TII Offer and the CGT Offer. We are presenting the unaudited pro forma condensed combined financial information, prepared in accordance with Mexican FRS and U.S. GAAP, to provide holders of TII Securities with a picture of what the results of operations and financial position of the combined businesses of América Móvil, Telmex Internacional and CGT might have looked like had these exchange offers been completed on an earlier date. See “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus for an explanation of the basis of preparation of these data, including the assumptions underlying them and the limitations thereof.

	As of and for the year ended December 31, 2009
	(Amounts in thousands of Mexican pesos)
Balance Sheet Data
Mexican FRS
Total assets	Ps.	820,614,060
Total shareholder’s equity		302,729,500
Operating revenues		578,474,099
Operating income		149,898,813
Net income		105,435,829

U.S. GAAP
Total equity	Ps.	420,519,993
Net income		98,112,870

RISK FACTORS

In deciding whether to tender your TII Securities in this offer, you should read this prospectus carefully and the documents to which we refer you. You should also carefully consider the following risk factors related to this offer together with the risk factors set forth in the América Móvil 2008 Form 20-F and the Telmex Internacional 2008 Form 20-F.

Risks Related to This Offer

Market fluctuations may reduce the market value of the consideration we are offering to you because the share for share exchange ratio contemplated by the U.S. Offer is fixed

You are being offered the option to elect to receive consideration that consists of a specified number of AMX Securities, rather than a number of AMX Securities with a specified market value. As a result, if you elect to receive consideration in the form of AMX Securities, the market value of AMX Securities you receive in this offer will fluctuate depending upon the market value of our shares on the Mexican Stock Exchange and on the New York Stock Exchange. Accordingly, the market value of AMX Securities at the time at which they are received by you (which we estimate to be approximately six business days after our acceptance of tendered shares for purchase or exchange) may vary significantly from their market value on the date of this prospectus and at the time of the expiration of this offer.

The value of the AMX L Shares, including those represented by ADSs, and the cash consideration being offered will fluctuate due to movements in exchange rates

There will be no adjustment to the stock consideration offered for changes in the market price of either TII Securities, on the one hand, or AMX Securities, on the other, or for movements in exchange rates. Accordingly, the market value of the AMX Securities that holders of TII Securities will receive upon completion of the U.S. Offer and the exchange rate between the Mexican peso and the U.S. dollar at the time could vary significantly from the market value of AMX Securities and the Mexican peso to U.S. dollar exchange rate on the date of this document or on the date the TII Offer was first announced. The market value of the AMX Securities to be issued in the TII Offer and the Mexican peso to U.S. dollar exchange rate will also continue to fluctuate after completion of the offer.

In addition, the cash consideration that you may elect to receive for your TII Securities is determined in Mexican pesos. As a result, the value of this consideration in U.S. dollars will vary depending on the exchange rate between the Mexican peso and the U.S. dollar, which is expected to fluctuate between the date of this document and the date on which you will receive your cash consideration. Payment for TII ADSs will be made in U.S. dollars based on the Mexican peso to U.S. dollar exchange rate determined after the completion of the TII Offer. For historical exchange rate information, please see “Exchange Rates.” You should obtain current market quotations for TII Securities and AMX Securities.

If you do not tender in the TII Offer, you will continue to be a minority shareholder of Telmex Internacional and there may not be a liquid market for the TII Securities

Following the completion of the TII Offer, if you have not tendered your TII Securities, you will be a minority shareholder in Telmex Internacional with a limited (if any) ability to influence the outcome of any matters that are or can be subject to shareholder approval, including the appointment of directors, acquisition or disposition of substantial assets, the issuance of capital stock and other securities and the payment of dividends on TII Securities. Minority shareholders have limited rights under Mexican law and you will not be entitled to any appraisal or similar rights. Under Mexican law, we may be required to establish the TII Repurchase Trust or to make subsequent offers for the purpose of purchasing TII Securities that remain outstanding after the TII Offer. However, there can be no assurance that the circumstances that would give rise to the establishment of the

TII Repurchase Trust or the making of any subsequent offer will arise or as to the timing of any TII Repurchase Trust or any such additional offer. There can also be no assurance that the consideration offered in any subsequent offer would be the same as in the TII Offer. See “The Offers—Purchases of TII Securities After Expiration of the TII Offer.” In addition, the market for TII Securities may become illiquid after the TII Offer. As a result, any future sale of the TII Securities could be at a price per share significantly less than the offer price in the TII Offer.

Furthermore, the TII L Shares and TII A Shares will continue to trade on the Mexican Stock Exchange unless (a) the CNBV authorizes the cancellation of the registration of the TII Shares in the National Securities Registry of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the TII L Shares and the TII A Shares. The Mexican Securities Law provides that the CNBV shall authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, among other conditions, we would be required to obtain approval of the holders of at least 95% of the outstanding TII Shares (with all series voting as a single class), including any TII Shares we acquire in the TII Offer or otherwise, voting at a shareholders’ meeting to approve resolutions permitting deregistration and delisting.

The circumstances that would lead to the establishment of the TII Repurchase Trust, or to our making an additional offer for TII Securities, may not arise or may occur only after significant delays. There can accordingly be no assurance that there will be a TII Repurchase Trust or that we will make an additional offer or as to the timing of any TII Repurchase Trust or any such additional offer.

If Telmex Internacional obtains deregistration and delisting in Mexico, we also intend to cause Telmex Internacional to take the steps necessary to delist the TII ADSs from the NYSE, terminate the deposit agreements for the TII ADSs, and terminate the registration of the TII L Shares and the TII A Shares under the Exchange Act.

Even if Telmex Internacional does not obtain deregistration and delisting in Mexico, we may decide to cause Telmex Internacional to delist from the NYSE, terminate the deposit agreements and deregister under the Exchange Act. We may make this decision separately for the TII L Shares and ADSs and for the TII A Shares and ADSs. The decision would depend on the results of the TII Offer and any additional subsequent purchases, and on our management’s evaluation of the public float, trading volumes and liquidity of the TII ADSs after completion of the TII Offer.

The liquidity of any TII Security outstanding after the consummation of the TII Offer would be materially and adversely affected upon deregistration and delisting as you would likely no longer have an active trading market in which to sell such securities. As a result, any sale of your TII Securities could be at a price per share significantly less than the consideration in the TII Offer.

Failure to acquire a substantial majority of the outstanding capital stock of Telmex Internacional would affect our ability to complete any post-closing changes in the corporate structure of the combined company, which could reduce or delay the cost savings or revenue benefits to the combined company

Consummation of the TII Offer is not conditioned on participation by a minimum number of shares of Telmex Internacional. In addition, pursuant to Mexican law, we will not be in a position to cause the delisting of such shares from the Mexican Stock Exchange and deregistration of such shares from the CNBV unless, among other things, we obtain at least 95% of the issued and outstanding shares of Telmex Internacional (the level of shareholder approval required for delisting and deregistration under Mexican law). If we acquire less than 100% of the outstanding shares of Telmex Internacional, the existence of minority shareholders at Telmex Internacional, and the continuing listing and registration of Telmex Internacional may generate additional expenses and result in administrative inefficiencies. We may also be required to maintain separate audit committees at the boards of directors of América Móvil and Telmex Internacional, and we may be subject to separate reporting requirements with the Mexican Stock Exchange. In addition, all transactions between Telmex Internacional and us could be subject to additional requirements under Mexican law, which may limit our ability to achieve certain savings and to conduct the joint operations as a single business unit in order to achieve our strategic objectives, such as effecting certain changes in the corporate structure of Telmex Internacional and its subsidiaries that could result in significant benefits to the combined company. As a result, it may take longer and be more difficult to effect any post-closing changes in corporate structure and the full amount of the cost synergies and revenue benefits for the combined company may not be obtained or may only be obtained over a longer period of time. This may adversely affect our ability to achieve the expected amount of cost synergies and revenue benefits after the offer to acquire outstanding shares of Telmex Internacional is completed.

If you do not tender in the TII Offer, you may not receive any future dividends from Telmex Internacional

Telmex Internacional paid dividends of per share amounts for calendar years 2007, 2008 and 2009, respectively. Following the completion of the TII Offer, Telmex Internacional may, or we may cause Telmex Internacional to, reduce the amount of any dividends paid or to discontinue the payment of dividends, in order to invest in its business or to pay other obligations, including financing that we may provide to Telmex Internacional or its subsidiaries from time to time. As a result, you should not assume that Telmex Internacional will continue paying dividends in respect of your TII Securities in the event you do not participate in the TII Offer.

We may fail to realize the business growth opportunities, revenue benefits, cost savings and other benefits anticipated from, or may incur unanticipated costs associated with, the offer and our results of operations, financial condition and the price of our shares may suffer

Our acquisition of Telmex Internacional may not achieve the business growth opportunities, revenue benefits, cost savings and other benefits we anticipate. We believe the offer consideration is justified by these benefits we expect to achieve by combining our operations with those of Telmex Internacional. However, these benefits may not develop and other assumptions upon which the offer consideration was determined may prove to be incorrect, as, among other things, such assumptions were based on publicly available information.

We may be unable to fully implement our business plans and strategies for the combined businesses due to regulatory limitations. Each of América Móvil and Telmex Internacional is subject to extensive government regulation, and we may face regulatory restrictions in our provision of combined services in some of the countries in which we operate. For example, in Brazil, América Móvil’s and Telmex Internacional’s businesses are regulated by the Brazilian National Telecommunications Agency, or “Anatel”. Pending regulations by Anatel, which focus on economic groups with significant market powers, will impose new cost-based methodologies for determining interconnection fees charged by operators in Brazil. We cannot predict whether Anatel would impose specific regulations that would affect our combined operations more adversely than they would affect our individual operations. In Mexico, América Móvil is part of an industry-wide investigation by the Federal Economic Competition Commission (Comisión Federal de Competencia Económica, or “Cofeco”) to determine whether any operators possess substantial market power or engage in certain monopolistic practices in certain segments of the Mexican telecommunications market. CGT is the direct holder of approximately 59.4% of the outstanding capital stock of Telmex, and we will be acquiring a controlling interest in Telmex through the offer to acquire outstanding shares of CGT. As a result of those investigations, Telmex and América Móvil have already been found to have substantial power in certain markets. We cannot predict whether Cofeco or other governmental entities would renew or revise its investigations to take into account the combined businesses.

Under any of these circumstances, the business growth opportunities, revenue benefits, cost savings and other benefits anticipated by us to result from the TII Offer and the CGT Offer may not be achieved as expected, or at all, or may be delayed. To the extent that we incur higher integration costs or achieve lower revenue benefits or fewer cost savings than expected, our results of operations and financial condition may suffer.

If you elect to receive AMX Securities in the TII Offer, you will receive securities with limited voting rights

Holders of TII Securities may elect to receive AMX L Shares, AMX L ADSs or cash in the TII Offer. Pursuant to América Móvil’s bylaws, holders of AMX L Shares are entitled to vote as a separate class to elect two members of the board of directors and on any action that would prejudice the rights of holders of AMX L Shares, and to vote as a combined class with all shares on the following matters: a transformation of América Móvil to another type of company; any merger of América Móvil; any extension of América Móvil’s corporate life; any voluntary dissolution of América Móvil; any change in América Móvil’s corporate purpose; any transaction that represents 20% or more of América Móvil’s consolidated assets; any change in the jurisdiction of incorporation of América Móvil; and any removal of América Móvil shares from listing on the Mexican Stock Exchange or any foreign stock exchange. Holders of AMX AA Shares and AMX A Shares are entitled to vote as a combined class for a majority of the company’s directors and on all matters presented to shareholders. See “Comparison of the Rights of Shareholders of América Móvil and Telmex Internacional.”

BACKGROUND TO THE TII OFFER AND THE CGT OFFER

During November 2009, Daniel Hajj, the chief executive officer of América Móvil, and Oscar Von Hauske, the chief executive officer of Telmex Internacional, began to discuss potential commercial arrangements to offer bundled telecommunication services to their respective clients in Brazil. The objective was to be able to match the existing offerings of competing operators that provide integrated fixed and mobile services. Subsequent discussions between Mr. Hajj and Mr. Von Hauske expanded to cover other potential commercial synergies or opportunities not only in Brazil, but also in other countries where both entities operate.

These preliminary discussions led to a number of meetings in late December 2009. These meetings were part of the continued exploration of commercial opportunities to maximize the use of third generation technology deployed by América Móvil in the region and the convergence of services through advances in the technologies deployed by both America Móvil and Telmex Internacional. The meetings addressed a more comprehensive approach to the integration of services, which might entail the merger or structural integration of some of the operating companies in the region, including Brazil and Colombia.

At the beginning of January 2010, Daniel Hajj began discussing with members of the Slim Family and directors of CGT the possibility of a combination of América Móvil with CGT and Telmex Internacional, rather than specific, more limited mergers or integrations of some of the operating companies of América Móvil and Telmex Internacional. These discussions led to a conclusion that such a combination would offer the shareholders of the two companies not only service integration, but also significant long-term synergies among the business lines, licenses, infrastructure and administration of América Móvil and Telmex Internacional in various countries throughout Latin America. They also developed a proposal that the consideration América Móvil could offer in any transaction could consist of shares of América Móvil, in a ratio based on the relative market prices of the AMX L Shares and TII L Shares, in view of the liquidity of both shares in the market. In the case of CGT, they discussed the possibility of relying on the market prices for AMX L Shares, TII L Shares and the TMX L Shares adjusted for net debt of CGT.

Following such discussions, also in early January, Mr. Hajj and Mr. Von Hauske, together with certain members of the Slim Family and certain directors of CGT, concluded that the proposed combination should be analyzed from a corporate and regulatory perspective in order to submit a formal proposal to América Móvil’s board of directors for its consideration and action in accordance with Mexican legal requirements. This conclusion was based, among other factors, on (i) the evolution of the telecommunications market towards converging technological platforms for voice, data and video services, (ii) recent developments in applications, functionality and equipment, (iii) the resulting strong prospects for growth in the demand for services in Latin America, (iv) the advantages of offering integrated communication services in the region, independently of the platform on which such services are originated, and (v) the opportunity for other long-term synergies.

During the weekend of January 9 and 10, 2010, Mr. Hajj contacted senior executives of América Móvil, members of the Slim Family and outside legal counsel to discuss the feasibility and structure of a combination. Also during the same weekend, representatives of AT&T, which is a significant shareholder of both Telmex Internacional and América Móvil, were informed of América Móvil’s consideration of the possible transaction. América Móvil’s general counsel and secretary of the board Alejandro Cantú met with outside counsel to consider a preliminary structure for the combination. On Monday, January 11, a working group of executives and advisors reported to Mr. Hajj that the preferable structure for effecting a combination would be concurrent exchange offers to shareholders of CGT and Telmex Internacional, because a statutory merger and other potential alternatives to achieve the combination under Mexican law could have adverse tax consequences and entail more extensive regulatory processes in México and Latin America.

During the course of the following week, América Móvil’s chief financial officer Carlos García Moreno and Mr. Cantú had several conference calls and meetings with outside legal and tax advisors for América Móvil and with representatives of Grupo Financiero Inbursa as financial advisor to América Móvil. They also met and had several discussions regarding the potential combination with representatives of AT&T.

On January 13, 2010, the board of directors of América Móvil met, with three members participating by conference call (Carlos Bremer, Rayford Wilkins and Mike Viola). Also attending the meeting were Mr. García Moreno, Mr. Cantú, outside counsel and representatives of Grupo Financiero Inbursa as financial advisor to América Móvil. Mr. Hajj presented the proposed combination to the board, and the board authorized the Company’s officers to pursue the transaction on the terms proposed. The board’s authorization was unanimous except that Mr. Hajj and Mr. Patrick Slim Domit did not participate in the vote due to potential conflicts of interest, although each joined in the decision of the other directors.

Immediately after the meeting, América Móvil issued a press release announcing its intention to make the CGT Offer and the TII Offer. That same day, América Móvil also delivered a letter to the boards of directors of each of CGT and Telmex Internacional requesting their authorization for América Móvil’s commencement of the CGT Offer and the TII Offer, as required by Article Twelve of CGT’s bylaws and Article Twelve of Telmex Internacional’s bylaws. The letters also provided the additional information required by each company’s bylaws to be provided by any person interested in making an offer or acquiring 10% or more of the issued and outstanding shares of each respective company.

On February 9, 2010, the Audit and Corporate Practices Committee of América Móvil met and ruled favorably with regards to the initiation by América Móvil of the processes concerning the possible execution of the TII Offer and the CGT Offer. On March 9, 2010, the board of directors of América Móvil held a meeting to discuss the implementation of the TII Offer and the CGT Offer. At this meeting, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered to the board of directors of América Móvil an opinion as to the fairness, from a financial point of view and as of the date of such opinion, to América Móvil of the consideration proposed to be paid by América Móvil in the TII Offer and the CGT Offer.

On March 17, 2010, a general ordinary América Móvil shareholders’ meeting was held in Mexico City, Mexico. At this meeting, the shareholders of América Móvil authorized the acquisition by América Móvil of up to all the outstanding shares of CGT and of up to all the outstanding shares of Telmex Internacional not directly or indirectly owned by CGT.

On March 19, 2010, the board of directors of Telmex Internacional resolved to inform Telmex Internacional shareholders that it believed the consideration offered in the TII Offer was fair, from a financial point of view, to shareholders of Telmex Internacional. See “Opinion of the Board Directors of Telmex Internacional.”

PURPOSE OF AND OUR PLANS AFTER THE TII OFFER AND THE CGT OFFER

Operational integration and synergies with Telmex Internacional

The purpose of the TII Offer and the CGT Offer is to acquire, directly or indirectly, substantially all the issued and outstanding shares of Telmex Internacional in order to combine our wireless communications services with Telmex Internacional’s voice, data and video transmission, Internet access and other telecommunications services in Brazil, Colombia and the Latin American countries other than Mexico where both companies conduct operations. We believe that the telecommunications industry has evolved in recent years, resulting in integrated technological platforms that provide combined voice, data and video services. Also, recent developments in software applications, functionality and equipment are paving the way for a significant increase in demand for data services throughout Latin America. We believe that we would be in a position to offer integrated telecommunications services to our customers in those countries in Latin America in which both we and Telmex Internacional operate, regardless of the technological platform that generates the demand at any given time.

There are seven countries in which both we and Telmex Internacional have significant businesses. In each of these countries, we provide wireless voice and data telecommunications services. The following table indicates the services offered in each of the countries.

Country	Services Provided by Telmex Internacional
Brazil	Local, Domestic and International Long Distance Internet Access Pay Television (DTH) Data Solutions (VPN) Managed Voice, Data and Video Data Center Call Center Satellite

Chile	Local, Domestic and International Long Distance Internet Access Pay Television (DTH-HFC) Data Solutions (VPN) Managed Voice, Data and Video Data Center Satellite

Argentina	Local, Domestic and International Long Distance Internet Access Data Solutions (VPN) Managed Voice, Data and Video Data Center Yellow Pages Directory in Print and On the Internet

Colombia	Local, Domestic and International Long Distance Internet Access Pay Television (HFC) Data Solutions (VPN) Managed Voice, Data and Video Data Center Yellow Pages Directory in Print and On the Internet

Country	Services Provided by Telmex Internacional
Peru

Local, Domestic and International Long Distance

Public Telephony

Internet Access

Pay Television (DTH-HFC)

Data Solutions (VPN)

Managed Voice, Data and Video

Data Center

Satellite

Yellow Pages Directory in Print and On the Internet

Ecuador	Local, Domestic and International Long Distance Public Telephony Internet Access Data Solutions (VPN) Data Center Pay Television (HFC)

Uruguay	International Long Distance Internet Access Data Solutions (VPN) International Managed Voice, Data and Video Data Center

*	Through its subsidiaries, Telmex Internacional provides double and triple play offerings in Brazil, Chile, Colombia, Perú and Ecuador. In Argentina Telmex Internacional provides double play offerings.

We expect to be able, following the completion of the CGT Offer and the TII Offer, to generate important synergies and growth opportunities throughout Latin America and particularly in these seven countries. The combination will permit a more efficient use of the networks, information systems, management and personnel of the operating companies, and will enable us to offer more integrated and universal services to our customers. We also expect the combined businesses will be in a stronger position in negotiations with major suppliers and will be better able to implement new technologies.

We have identified a number of areas where we can develop specific plans for integration and synergies: (1) operations, networking and IT, (2) legal, finance and tax, (3) commercial and (4) organization. Once the offers have been completed, we expect to work closely with Telmex Internacional in order to achieve results in each of the four major areas we have identified. We have not developed estimates of the specific financial effects of any of these measures.

We do not expect to engage in any material disposition, liquidation or reorganization of assets of businesses of Telmex Internacional. We are currently not contemplating any significant dispositions, and we do not expect to be required to do so by relevant regulatory or competition authorities in connection with the offers. Depending on the integration structure we decide to implement in each country, we may require regulatory or competition approvals or consents. We will continue, as in the past, to review possible acquisitions that could be accretive to the group’s portfolio of businesses, which depending on the circumstances could be made either by us or by Telmex Internacional, or by any of our respective subsidiaries.

We also provide services in many countries where Telmex Internacional currently has no material operations, including wireless telecommunications services in Paraguay and Uruguay, fixed-line and wireless telecommunications services in Guatemala, El Salvador, Honduras, Nicaragua and Panama, wireless, fixed-line and broadband telecommunications services in the Dominican Republic and Puerto Rico and wireless telecommunications and value added services in Jamaica.

Our plans for Telmex Internacional

Upon completion of the TII Offer and the CGT Offer, if we directly hold a substantial majority of the outstanding TII Securities (other than those held by CGT), we will have a controlling interest in Telmex Internacional. Our immediate priority will be to ensure that the two companies continue to provide high quality service to their customers and to work efficiently towards achieving the generation of synergies and growth opportunities throughout Latin America.

Depending on the results of the TII Offer and CGT Offer and the development of our business plan with respect to the combined entities, we may decide to make changes in the corporate structure of Telmex Internacional’s group of subsidiaries. For example, while we do not currently have any specific plans to do so, we may decide to cause Telmex Internacional to reorganize or merge some of its subsidiaries in certain markets.

We will, however, consider changes in the capital structure and financing practices of Telmex Internacional and its subsidiaries. In particular, we may provide, directly or through our subsidiaries, financing to Telmex Internacional or any of its subsidiaries at any time before, during or after the TII Offer and the CGT Offer.

Following the consummation of the TII Offer and the CGT Offer, we also expect to review Telmex Internacional’s past practices in respect of dividend distributions and share repurchases, as well as its capital structure and leverage. We have not currently developed any specific plans in this regard, and we believe Telmex Internacional can continue operating successfully as an independently capitalized and funded group of companies.

We do not expect any material changes in Telmex Internacional’s management following the completion of the TII Offer and the CGT Offer. However, if the TII Shares are delisted and deregistered in Mexico and in the United States, we would expect to make changes to its board composition, including removing all publicly elected members of the board of directors of Telmex Internacional.

Because consummation of the TII Offer is not conditioned on the tender of a minimum number of TII Securities, we could complete the TII Offer but hold less than 100% of the TII Shares. The existence of minority shareholders at Telmex Internacional may generate additional expenses and result in administrative inefficiencies. For example, we may be precluded from delisting TII Securities. We may also be precluded from making changes in the corporate structure of Telmex Internacional and its subsidiaries that would result in significant benefits to the combined entity.

Our plans for CGT

Depending on the results of the CGT Offer, we may decide to make changes in the corporate structure of CGT and its subsidiaries. For example, while we do not currently have any specific plans to do so, we may decide to reorganize or merge CGT or any of its subsidiaries with other entities within our corporate structure.

We may consider changes in the financing practices of CGT. We may also provide, directly or through our subsidiaries, financing to CGT or any of its subsidiaries at any time before, during or after the TII Offer and the CGT Offer.

Following the consummation of the CGT Offer, we also expect to review CGT’s continuing listings in the different stock exchanges where it is currently listed, its past practices in respect of dividend distributions and share repurchases, and its capital structure and leverage.

Delisting of TII Securities

See “The Offers—Purchases of TII Securities After Expiration of the TII Offer” for a discussing regarding the potential delisting of the TII Securities after the TII Offer.

Our Plans for Telmex

Although we expect to acquire, through CGT, a controlling interest in Telmex, we are not planning currently to pursue any integration with the operations of Telmex. However, we may analyze possible synergies. We may also provide, directly or through our subsidiaries, financing to Telmex or any of its subsidiaries at any time before, during or after the TII Offer and the CGT Offer.

OPINION OF THE BOARD OF DIRECTORS OF TELMEX INTERNACIONAL

In connection with the announcement of the TII Offer, on January 13, 2010, América Móvil delivered a letter to the board of directors of Telmex Internacional requesting their authorization for América Móvil’s commencement of the TII Offer, as required by Telmex Internacional’s bylaws in the event that a shareholder intends to make an acquisition of shares that would result in a change of control of Telmex Internacional. The letters also provided the additional information required by each company’s bylaws to be provided by any person interested in making an offer or acquiring 10% or more of the issued and outstanding shares of the company.

On January 14, 2010, the members of the board of directors of Telmex Internacional unanimously by written resolution voted to authorize América Móvil to commence proceedings to launch the offer for TII Securities, under the provisions of Telmex Internacional’s by-laws. The board reserved its right to make a recommendation to Telmex Internacional shareholders regarding the TII Offer. The board also unanimously authorized the officers to engage a financial advisor to provide an opinion on the fairness of the transaction to the audit committee of Telmex Internacional. Messrs. Carlos Slim Domit and Arturo Elias Ayub did not participate in the vote due to potential conflicts of interest but each joined in the decision of the other directors.

On March 19, 2010, the board of directors of Telmex Internacional resolved to inform Telmex Internacional shareholders that it believed the consideration offered in the TII Offer was fair, from a financial point of view, for shareholders of Telmex Internacional. In making this determination, the board of directors of Telmex Internacional took into consideration the oral opinion rendered at such meeting by Merrill Lynch to the board of directors of Telmex Internacional, and subsequently confirmed in writing, that as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received in the TII Offer by holders of the TII Securities (other than CGT and its affiliates) was fair, from a financial point of view, to such holders. Messrs. Carlos Slim Domit and Arturo Elias Ayub did not participate in the vote due to the fact that potential conflicts of interest could be perceived but each joined in the decision of the other directors. The members of the board of directors of Telmex Internacional who are also shareholders of Telmex Internacional announced their decision to participate in the TII Offer under the terms announced by América Móvil and assuming that the economic and market conditions remain stable. The board of directors of Telmex Internacional has not made a recommendation to holders of TII Securities as to whether or not holders of TII Securities should participate in the TII Offer. Within ten business days of the commencement of the TII Offer, Telmex Internacional will issue a statement under Schedule 14D-9 with respect to the TII Offer.

THE OFFERS

The CGT Offer and the TII Offer

We are conducting two separate exchange offers primarily to facilitate our ownership, directly or indirectly, of all the issued and outstanding shares of Telmex Internacional. The two separate offers are as follows:

•

The CGT Offer. The consideration in the CGT Offer will consist of 2.0474 AMX L Shares for each share of CGT. This prospectus relates only to the TII Offer and not the CGT Offer. The CGT Offer is not subject to registration in the United States or U.S. legal requirements generally applicable to tender offers. The conditions to the CGT Offer are substantially similar to the conditions to the TII Offer, except that the CGT Offer is not conditioned on the consummation of the TII Offer.

•	The TII Offer. The consideration in the TII Offer will consist of 0.373 shares of AMX L Shares or Ps. 11.66, at the election of the exchanging holder, for each share of Telmex Internacional.

The TII Offer: U.S. Offer—Mexican Offer

As part of the TII Offer, we are offering Telmex Internacional shareholders an election. For each TII A Share or TII L Share, the holder may elect to receive either 0.373 AMX L Shares or Ps. 11.66 in cash. The TII Offer is being made through two offers:

•

the U.S. Offer (made pursuant to this prospectus to all holders of TII L Shares and holders of TII A Shares resident in the United States, including holders who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) and to all holders of TII ADSs, irrespective of residency); and

•	the Mexican Offer (made pursuant to the Mexican offer document to all holders of TII L Shares and holders of TII A Shares),

in each case, if, pursuant to the local laws and regulations applicable to such holders, they are permitted to participate in the relevant offer.

The U.S. Offer and the Mexican Offer are being conducted simultaneously and, in all material respects, have the same terms and are subject to the same conditions, except that all cash payments in the U.S. Offer will be in U.S. dollars, whereas all cash payments in the Mexican Offer will be made in Mexican pesos.

If you elect to participate in the Mexican Offer, you will not be afforded the rights and protections that are provided under the U.S. federal securities laws as they relate to tender offers, other than the anti-fraud provisions of the U.S. federal securities laws.

The U.S. Offer and the Mexican Offer are being made for all of the issued and outstanding TII L Shares and TII A Shares and TII ADSs. As of February 28, 2010, there were 9,503 million TII L Shares and 394 million TII A Shares outstanding. As of that same date, CGT owned 50.9% of the outstanding TII L Shares and 23.3% of the TII A Shares (in the aggregate, 60.7% of all outstanding shares of Telmex Internacional). CGT has announced that it will not tender any of its TII L Shares and TII A Shares in the TII Offer. We expect to acquire indirect ownership of the TII Securities owned by CGT through the CGT Offer.

AT&T, Inc. has stated, in a beneficial ownership report filed with the SEC on April 30, 2010, that it intends to tender all of its TII Securities in the TII Offer in exchange for AMX L Shares. AT&T also indicated that, upon settlement of the TII Offer, it may make market purchases of a number of additional shares and/or ADSs of América Móvil with a market value of up to an aggregate of U.S.$600 million in order to maintain the percentage ownership of América Móvil that AT&T held prior to the completion of the TII Offer and that it may fund such purchases with the proceeds of market sales of shares of Telmex.

The U.S. Offer and the Mexican Offer will commence on May 11, 2010. The U.S. Offer and the Mexican Offer will expire at 5:00 p.m., New York City time (4:00 p.m. Mexico City time) on June 10, 2010, unless extended.

The U.S. Offer is open to all holders of TII L Shares and TII A Shares who are resident in the United States and to all holders of TII ADSs irrespective of residency. Copies of the offer documentation being used in the Mexican Offer and any related materials are not being, and should not be, mailed or otherwise distributed or sent in or into the United States.

The distribution of this document and the making of this U.S. Offer may, in some jurisdictions, be restricted by law. The U.S. Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. Persons who come into possession of this document are urged to inform themselves of and observe any and all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. We assume no responsibility for any violation by any person of any of these laws or restrictions.

The following are the International Securities Identification Numbers (“ISINs”) and CUSIP numbers for the TII Securities:

TII Security	ISIN	CUSIP
TII L Share	MX01TE090014	Not applicable
TII A Share	MX01TE090006	Not applicable
TII L ADS	US8796901051	879690105
TII A ADS	US8796902042	879690204

Relief Granted by the U.S. Securities and Exchange Commission

We have been granted by the SEC certain exemptions from its otherwise applicable rules and no-action relief to allow this offer to proceed in the manner described in this prospectus. In particular, we have been granted the following:

•

exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual offer structure of the U.S. Offer and the Mexican Offer in the manner described in this prospectus; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit the exchange or purchase of TII Securities in the Mexican Offer during the pendency of the U.S. Offer.

Terms of the U.S. Offer

We are offering, upon the terms and subject to the conditions of the U.S. Offer, to exchange:

•	for each TII L Share or TII A Share that you validly tender and do not properly withdraw prior to the expiration date of this offer:

•	Ps. 11.66 in cash, to be paid in U.S. dollars (estimated at U.S.$0.95, based on the exchange rate on April 30, 2010); or

•	0.373 AMX L Shares;

•	for each TII ADS that you validly tender and do not properly withdraw prior to the expiration date of the U.S. Offer:

•	Ps. 233.20 in cash, to be paid in U.S. dollars (estimated at U.S.$19.07, based on the exchange rate on April 30, 2010); or

•	0.373 AMX L ADSs.

Participating holders of TII ADSs may elect to receive AMX L ADSs, cash or a combination of AMX L ADSs and cash. Participating holders of TII A Shares or TII L Shares may elect to receive AMX L Shares, cash or a combination of AMX L Shares and cash.

The cash consideration to be paid in the U.S. Offer to tendering holders of TII Securities will first be paid by América Móvil to Banco Inbursa, as custodian, in Mexican pesos after the expiration of the U.S. Offer. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the U.S. dollar / Mexican peso spot market at a rate on the day it receives the cash consideration in Mexican pesos by Banco Inbursa, as custodian. The custodian will transfer the U.S. dollars to the exchange agent. The exchange agent will then pay the net proceeds of that conversion to the former holders of TII L Shares, TII A Shares and TII ADSs validly tendered for cash. See “Risk Factors—The value of the AMX L Shares, including those represented by ADSs, and the cash consideration being offered will fluctuate due to movements in exchange rates.” Under no circumstances will interest be paid on the cash to be received.

As at January 12, 2010, the last trading day prior to our announcement on January 13, 2010, the total value of the consideration being offered by América Móvil pursuant to the TII Offer was:

•	assuming all holders of TII Securities other than CGT elect to exchange for AMX Securities, 2,638 million AMX Securities, based on the exchange ratio of 0.373 AMX Security for each TII Security; and

•	assuming all holders of TII Securities other than CGT elect to tender their shares for cash, approximately Ps. 82,480 million (U.S.$6,745 million, based on the exchange rate on April 30, 2010).

The terms of the TII Offer are based on the closing prices of the AMX L Shares and the TII L Shares on the Mexican Stock Exchange over the ten trading days through January 12, 2010, the day before we announced our intention to make the TII Offer and the CGT Offer. The number of AMX Securities offered for each TII Security is equal to the average closing price of one TII L Share over that period divided by the average closing price of one AMX L Share over the same period. The cash consideration per share is equal to the cash value of the share consideration, using the average closing price of one TII L Share over the same period. On January 12, 2010, the average closing price of one TII L Share over the previous ten trading day period was Ps. 11.66 and the average closing price of one AMX L Share over the same period was Ps. 31.25800. All participating holders of TII Securities will receive the same consideration as part of the TII Offer. The offer consideration determined as described above does not include any premium for the exchange or purchase of TII Securities.

Fractional Entitlements

Fractions of AMX L Shares or AMX L ADSs will not be issued to persons whose TII Securities are exchanged in the U.S. Offer.

The exchange agent will aggregate the fractional AMX L Shares and AMX L ADSs, execute a sale and deliver the net proceeds in U.S. dollars on a pro rata basis.

Under no circumstances will interest be paid on the cash to be received in lieu of any fraction of an AMX Share or AMX ADS, regardless of any delay in making the payment. There shall also be no interest payable on the cash consideration for the TII Securities.

The CGT Offer

Concurrently with the TII Offer, we are also making the CGT Offer to purchase all of the outstanding shares of CGT. The consideration in the CGT Offer consists of 2.0474 AMX L Shares for each share of CGT. The CGT Offer is not subject to registration under the Securities Act or to the requirements applicable to tender offers under Regulation 14D and Rules 14e-1 and 14e-2 under the Exchange Act. The consummation of the TII Offer is conditioned on the consummation of the CGT Offer. Except for such condition, the conditions to the CGT Offer are substantially similar to the conditions in the TII Offer.

CGT is a holding company the principal assets of which consist of shares of Telmex Internacional and shares of Telmex. Based on beneficial ownership reports filed with the SEC, CGT holds, directly or indirectly,

48.7% of the outstanding TMX L Shares, 23.3% of the outstanding TMX A Shares and 73.9% of the TMX AA Shares (in the aggregate, 59.4% of all outstanding shares of Telmex). As of February 28, 2010, CGT owned 50.9% of the outstanding TII L Shares, 23.3% of the TII A Shares and 73.9% of Telmex Internacional’s outstanding TII AA Shares (in the aggregate, 60.7% of all outstanding shares of Telmex Internacional). These figures take into account certain forward share purchase transactions between CGT and certain financial institutions pursuant to which CGT is obligated to purchase and the financial institutions are obligated to sell TII L Shares or TMX L Shares at fixed prices. Without taking into account the TII L Shares subject to the forward share purchase transactions, CGT owned 32.0% of the outstanding Series L shares of Telmex (in the aggregate, 50.5% of all outstanding shares of Telmex) and 33.3% of the outstanding TII L Shares (in the aggregate, 51.4% of all outstanding shares of Telmex Internacional). As of December 31, 2009, CGT’s indebtedness was Ps. 29,479 million (U.S.$2,257 million at the December 31, 2009 exchange rate), excluding the indebtedness of its consolidated subsidiaries Telmex and Telmex Internacional.

Our Structure after Completion of the TII Offer and the CGT Offer

Below is a diagram showing our organizational structure immediately after the consummation of the TII Offer and the CGT Offer, assuming all of the issued and outstanding TII Securities (other than those held by CGT) and CGT shares are purchased or exchanged pursuant to the terms of the TII Offer and the CGT Offer.

Percentages shown above indicate the ownership percentage, taking together all outstanding shares of all series with respect to each company.

The following table shows the effect that the TII Offer and the CGT Offers will have on América Móvil’s capital structure. The first two columns reflect the capital structure of América Móvil prior to the consummation of the TII Offer and the CGT Offer. The third and fourth columns give effect to the TII Offer and the CGT Offer and assume that all outstanding TII Securities (other than those held by CGT) have been tendered to América Móvil with a share election (maximum dilution). The fourth and fifth columns also give effect to the CGT Offer and the TII Offer but assume that all the outstanding TII Securities (other than those held by CGT) have been tendered with a cash election (minimum dilution). We cannot predict how many shareholders of Telmex Internacional or CGT will participate in the offers or whether the participating shareholders of Telmex Internacional will elect AMX Securities or cash.

América Móvil Capital Structure

(As of February 28, 2010)

	Prior to the TII Offer and the CGT Offer		Upon Consummation of the TII Offer and the CGT Offer(1)		Upon Consummation of the TII Offer and the CGT Offer(2)
Series	Number of Shares Outstanding	% of the Capital Stock	Number of Shares Outstanding	% of the Capital Stock	Number of Shares Outstanding	% of Capital Stock
Series A	448,667,716	1.39	448,667,716	1.07	448,667,716	1.14
Series AA	11,712,316,330	36.38	11,712,316,330	27.91	11,712,316,330	29.78
Series L	20,032,546,410	62.23	29,800,621,812	71.02	27,162,112,480	69.07

Total	32,193,530,456	100.00	41,961,605,858	100.00	39,323,096,526	100.00

(1)	Assumes that all outstanding TII Securities (other than those held by CGT) have been tendered to América Móvil with a share election (maximum dilution).
(2)	Assumes that all the outstanding TII Securities (other than those held by CGT) have been tendered with a cash election (minimum dilution).

Conditions to the U.S. Offer

We will not be required to accept any TII Securities for purchase or exchange, or pay for or exchange any TII Securities, that have been tendered pursuant to this offer if any of the following events or circumstances have occurred and are continuing (and have not (to the extent legally permissible) been expressly waived by us):

•

any public, governmental, judicial, legislative or regulatory authority shall have enacted, issued, promulgated, enforced or entered, or shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order which (a) prevents or prohibits the consummation of the TII Offer, (b) adversely affects the terms and/or conditions of the TII Offer, (c) imposes material limitations on our ability (or any of our affiliates) effectively to acquire or to hold or to exercise full rights of ownership of TII Shares or TII ADS purchased or exchanged pursuant to the TII Offer including, without limitation, the right to vote the TII Shares or TII ADS, (d) prohibits, restrains or makes or seeks to make illegal the payment for, purchase of or exchange of the TII Shares or TII ADSs pursuant to the TII Offer or that would impose material damages in connection therewith, (e) restrains or limits Telmex Internacional’s business operations, (f) imposes or seeks to impose any material condition to the TII Offer in addition to the conditions set forth elsewhere in the TII Offer, nor shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing or (g) imposes any limitation on the participation of any shareholder in the TII Offer;

•

any waiver, consent, extension, approval, action or nonaction from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate, or for any shareholder to participate in, the TII Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement or any limitations on the participation by any shareholder in the TII Offer, in either case unacceptable to us, in our reasonable judgment;

•

any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of Telmex Internacional or any of its subsidiaries which, in our reasonable judgment, is or may be materially adverse to Telmex Internacional or any of its subsidiaries, or we shall have become aware of any fact which, in our reasonable judgment, has or may have material adverse significance with respect to either the value of Telmex Internacional or any of its subsidiaries or the value of the TII Securities;

•

there shall have occurred or been threatened (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on the last trading day before the commencement of the U.S. Offer, or any material adverse change in prices generally of shares on the NYSE, (2) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the IPC (Índice de Precios y Cotizaciones) or the INMEX (Índice México) by an amount in excess of 10% measured from the close of business on the last trading day before the date of the U.S. Offer, or any material adverse change in prices generally of shares on the Mexican Stock Exchange, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or Mexico (whether or not mandatory), (4) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of América Móvil, might affect the extension of credit by banks or other lending institutions, (5) a commencement or escalation of a war, armed hostilities or terrorist event or other national or international crisis directly or indirectly involving the U.S. or Mexico, (6) any significant change in U.S., Mexican or any other currency exchange rates or any suspension of, or limitation on, the markets therefore (whether or not mandatory), or (7) in the case of any of the foregoing existing at the time of the commencement of the U.S. Offer, a material acceleration or worsening thereof;

•	the conditions precedent to the Mexican Offer have not been satisfied or waived; or

•

we have not acquired through the CGT Offer at least 51% of the outstanding shares of CGT, provided, however, that we will exercise this condition only if it is not satisfied due to regulatory impediments on the ability of CGT shareholders to participate in the CGT Offer which are outside of their control and not solely due to a voluntary determination by the CGT shareholders.

The existence of any of the foregoing events or circumstances will be determined by us in our sole discretion. These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by us in whole or in part at any time and from time to time in its sole discretion. Our failure at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by us concerning the events described in this section “The Offers—Conditions to the U.S. Offer” will be final and binding on all parties.

The CGT Offer is subject to conditions that are substantially similar to the conditions to the TII Offer, except that the CGT Offer is not conditioned on the consummation of the TII Offer.

Expiration; Extension

The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m. Mexico City Time) on June 10, 2010, unless the U.S. Offer is extended. We intend for the U.S. Offer and the Mexican Offer to expire on the same date same date and, if either offer is extended, we intend to similarly extend the other offer. You should be aware that Euroclear and Clearstream will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC prior to the expiration. If your TII ADSs are not available, you may also follow the guaranteed delivery procedures described in “Holders of TII ADSs—Guaranteed Delivery Procedures” below.

We may, from time to time, extend the period of time for which the U.S. Offer is open for any reason.

U.S. tender offer regulations require that we extend the expiration date of the U.S. Offer if we increase or decrease the consideration being offered within ten U.S. business days of the then-scheduled expiration date of the U.S. Offer, so that the U.S. Offer will expire no less than ten U.S. business days after the publication of the change. In order to ensure concurrent acceptance periods for both offers, the Mexican Offer will in such event be similarly extended. If we increase or decrease the consideration being offered in the TII Offer, the increased or decreased consideration will be paid to all holders of TII Securities whose TII Securities are accepted for exchange or purchase in the TII Offer regardless of whether those TII Securities were accepted for exchange or purchase prior to the change.

We will also extend the U.S. Offer, to the extent required by applicable U.S. tender offer rules, if we:

•	make a material change to the terms of the U.S. Offer, other than a change in the consideration being offered in the U.S. Offer;

•	make a material change in the information concerning the U.S. Offer; or

•	waive a material condition of the U.S. Offer.

We will also extend the U.S. Offer to the extent we extend the Mexican Offer if required by Mexican tender offer regulations or for any other reason.

If we extend the U.S. Offer, we will notify the exchange agent by written notice or by oral notice confirmed in writing. If we extend the U.S. Offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will announce any extension of the U.S. Offer by issuing a press release on, among others, the Dow Jones News Service. During an extension, any TII Securities validly tendered and not properly withdrawn will remain subject to the U.S. Offer and subject to the right of each holder to withdraw the TII Securities that such holder has previously tendered. If we extend the period of time during which the U.S. Offer is open, the U.S. Offer will expire at the latest time and date to which we extend the U.S. Offer.

Subject to the requirements of the U.S. tender offer rules (including U.S. tender offer rules that require that material changes to an offer be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will not have any obligation to communicate any public announcement other than as described above.

Publication of Results

Promptly after the expiration of the TII Offer, we will publish the results by issuing a press release on, among others, the Dow Jones News Service. We will also make necessary filings with the SEC reflecting the results. Pursuant to Mexican law, we will notify the results of the TII Offer to the Mexican Stock Exchange the day after we receive such results. Within five business days after settlement of the TII Offer, the intermediary to the CNBV, the Mexican Stock Exchange and América Móvil must publicly announce the results.

Procedures for Tendering in the U.S. Offer—Holders of TII L Shares and TII A Shares

When you tender your TII L Shares and TII A Shares in accordance with the procedures described in this section and we accept your TII L Shares and TII A Shares for exchange or purchase, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are a U.S. resident and you are either a registered or beneficial owner on the books and records of Indeval of TII L Shares or TII A Shares and you wish to tender your TII L Shares or TII A Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any TII L Shares or TII A Shares in certificated form. If you hold TII L Shares or TII A Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the TII L Shares or TII A Shares on your behalf in book-entry form. You may have to pay fees and charges in connection with this process.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of TII L Shares or TII A Shares by causing Indeval to transfer such TII L Shares or TII A Shares into the Indeval account of Inversora Bursátil, S.A. de C.V.; Account number: 010202501; for forwarding to Banco Inbursa, S.A.; Account number: 28723-5, for the account of The Bank of New York Mellon, as the exchange agent, in accordance with the procedures of Indeval. In order to effect a tender of the TII L Shares or TII A Shares you own directly or beneficially, you should promptly contact your nominee and instruct it to tender such TII L Shares or TII A Shares. If you hold your TII L Shares or TII A Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the TII L Shares or TII A Shares into the Indeval account of Inversora Bursátil, S.A. de C.V.; Account number: 010202501; for forwarding to Banco Inbursa, S.A.; Account number: 28723-5, for the account of The Bank of New York Mellon, as the exchange agent, in accordance with the procedures of Indeval on or prior to the expiration of the U.S. Offer.

A valid tender will be deemed to have been received only if (i) the exchange agent receives a confirmation from Banco Inbursa, as the custodian, of a book-entry transfer before expiration of the U.S. Offer of the TII L Shares or TII A Shares into the Indeval account at Inversora Bursátil for the account of the exchange agent and (ii) the Indeval participant through which such TII L Shares or TII A Shares were tendered delivers before the expiration of the U.S. Offer a duly completed and executed U.S. Form of Acceptance to the exchange agent. The book-entry transfer confirmation must be received by the exchange agent in accordance with the terms and conditions of the U.S. Offer by 5:00 p.m. New York time on June 10, 2010.

Any TII L Shares or TII A Shares being tendered must be delivered in accordance with the procedures described in this prospectus on or before the expiration of the U.S. Offer. There will be no guaranteed delivery procedures permitting delivery of the TII L Shares or TII A Shares after the expiration.

The registered or beneficial holder of TII L Shares or TII A Shares and its financial intermediary which instructs an Indeval participant to tender the TII L Shares or TII A Shares will be deemed to have caused the delivery by the Indeval participant and to have agreed to be bound by, and to bind the holder on whose behalf the Indeval participant has acted, to the terms and conditions of the U.S. Offer and that América Móvil may enforce such agreement against such holder and the tendering Indeval participant.

The method and delivery of the TII L Shares and TII A Shares and all other documents or instructions is at the risk of the holders of the participating shareholder.

Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange or purchase of any tender of TII L Shares or TII A Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of TII L Shares or TII A Shares determined by us not to be in proper form or the acceptance for exchange or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of TII L Shares or TII A Shares. Neither we, the exchange agent, Banco Inbursa, the information agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering TII L Shares or TII A Shares into the U.S. Offer, please contact the DF King  & Co. Inc., the information agent, at its address and telephone number as it appears on the back cover of this prospectus.

Procedure For Tendering in the U.S. Offer—Holders of TII ADSs

Holders of TII ADSs in Certificated Form

If you are a registered holder of (that is, if you hold on the books of the TII Depositary, and hold ADRs evidencing your ownership of TII ADSs), you will need to do each of the following before the expiration date:

•	complete and execute the ADS letter of transmittal in accordance with the instructions on the form; and

•

deliver the properly completed and duly executed ADS letter of transmittal, together with the ADRs evidencing your TII ADSs and any other documents specified in the ADS letter of transmittal, to the exchange agent.

Your signature on the ADS letter of transmittal in some circumstances must be guaranteed by a financial institution eligible to do so because it is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange Medallion Program (referred to in this prospectus as “eligible institutions”). Most banks, savings and loans associations and brokerage houses are participants in these programs and therefore eligible institutions. You do not need to have your signature guaranteed by an eligible institution if (i) you are the registered holder of TII ADSs tendered and you have not completed the box entitled “Special Transfer Instructions” in the ADS letter of transmittal; or (ii) you are tendering TII ADSs for the account of an eligible institution.

If TII ADSs are forwarded to the exchange agent in multiple deliveries, a properly completed and duly executed ADS letter of transmittal must accompany each delivery. You may also only tender TII L ADRs with a TII L ADSs letter of transmittal and TII A ADSs with a TII A ADSs letter of transmittal.

If TII ADSs are registered in the name of a person other than the signatory of the ADS letter of transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signature on the ADRs or stock powers guaranteed as described above.

If you fail to correctly deliver your letter of transmittal and your ADRs evidencing your TII ADSs before expiration of the U.S. Offer, your tender may not be valid and your ADRs evidencing your TII ADSs may not be accepted.

Holders of TII ADSs in through Direct Registration, the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary

If you hold your TII ADSs in uncertificated form through Direct Registration, the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary, you must sign and deliver an ADS letter of transmittal as described above, but you do not need to deliver an ADR evidencing your TII ADSs held by you in the TII Global Invest Direct Plan or on the books of the TII Depositary.

In any of the above cases, you may only tender TII A ADSs with a TII A ADS letter of transmittal and TII L ADSs with a TII L ADS letter of transmittal.

Holders of TII ADSs held through a bank, broker or other nominee

If you are not a registered holder of TII ADSs on the books of the TII Depositary but instead hold your TII ADSs with a bank, broker, dealer, trust company or other financial intermediary or nominee), you will need to timely instruct your agent to tender TII ADSs on your behalf before the expiration date by:

•

causing DTC to transmit an agent’s message via DTC’s confirmation system to the exchange agent stating that DTC has received an express acknowledgment from a participant in DTC that the participant tendering TII ADSs has received and agrees to be bound by the terms and conditions of the U.S. Offer stated in this prospectus and the ADS letter of transmittal; and

•	making a book-entry transfer of the applicable TII ADSs as described below to the account established by the exchange agent at DTC for the purpose of receiving these transfers.

You are cautioned to provide sufficient time to complete a valid tender prior to the expiration of the U.S. Offer.

The exchange agent will establish an account at DTC with respect to the TII ADSs held in DTC for purposes of the U.S. Offer. Any financial institution that is a participant in DTC’s systems may make delivery of TII ADSs by causing DTC to transfer TII ADSs into the exchange agent’s account at DTC. This must be done in accordance with DTC’s procedure for book-entry transfers.

Please refer to the materials forwarded to you by your agent to determine the manner in which you can timely instruct your agent to take these actions. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Provisions Concerning Acceptances

If you deliver an ADS letter of transmittal, ADRs evidencing TII ADSs and other required documents, or your agent delivers an agent’s message and makes a book-entry transfer of your TII ADSs to the exchange agent, then you will be deemed, without any further action by the exchange agent, to have accepted the U.S. Offer with respect to such TII ADSs, subject to the terms and conditions set forth in this prospectus and the ADS letter of transmittal.

Your acceptance of the U.S. Offer by tendering pursuant to these procedures, subject to your right to withdraw, will constitute a binding agreement between you and América Móvil on the terms of the U.S. Offer. If you tender TII ADSs, then TII Shares represented by such TII ADSs may not be tendered by you.

The method of your delivery of TII ADSs, the ADS letter of transmittal and all other required documents is at your option and risk. TII ADSs will be deemed delivered only when actually received by the exchange agent. In all cases, sufficient time should be allowed to ensure a timely delivery. We recommend that you send the materials by overnight courier, by hand delivery or by registered mail with return receipt requested and proper insurance. Delivery should be effected as soon as possible but no later than the expiration date of the U.S. Offer, which is 5:00 p.m. New York City time on June 10, 2010, unless the U.S. Offer is extended. You should be aware that Euroclear and Clearstream will establish their own earlier cut-off times and dates for receipt of instructions to ensure that those instructions will be timely received by DTC prior to the expiration.

ADS Letter of Transmittal

If you or someone acting on your behalf executes an ADS letter of transmittal or delivers an agent’s message, you are representing and warranting to us and agreeing with us that:

•

you sell, assign and transfer to, or upon the order of, América Móvil all right, title and interest in and to all the TII ADSs (and the TII Shares represented thereby) being tendered and all dividends, distributions and rights declared, paid or distributed in respect of such TII Shares or securities on or after the settlement of the U.S. Offer (collectively, “distributions”);

•

you irrevocably appoint the exchange agent your true and lawful agent and attorney-in-fact, with full knowledge that the exchange agent is also acting as the agent of América Móvil in connection with the U.S. Offer, with respect to such TII Shares, TII ADSs and distributions, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest):

•

to have the TII ADRs and any distributions delivered to the exchange agent at DTC, together, in any such case, with all accompanying evidences of transfer and authenticity to the exchange agent or upon the order of the exchange agent, in each case acting upon the instructions of América Móvil;

•	to surrender such ADSs to the TII Depositary for the purpose of withdrawal of the underlying TII Shares in accordance with the ADS deposit agreement;

•

to instruct the TII Depositary to deliver the TII Shares underlying the TII ADSs to the exchange agent’s account at Inversora Bursátil, S.A. de C.V., or transfer ownership of such TII Shares underlying the TII ADSs on the account books maintained with respect to the TII Shares, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of América Móvil; and

•

to receive all benefits and otherwise exercise all rights of beneficial ownership of such TII ADSs, the underlying TII Shares (and all such other TII Shares or securities) and any distributions, all in accordance with the terms and conditions of the U.S. Offer.

•

you shall have no further rights with respect to the tendered TII ADSs (including the underlying TII Shares), except that you shall have a right to receive from América Móvil the appropriate consideration in accordance with the terms and conditions of the U.S. Offer;

•

you irrevocably appoint each designee of América Móvil or one or more of its affiliates as your attorneys-in-fact and proxies, each with full power of substitution, to vote at any annual or special meeting of Telmex Internacional’s shareholders or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his or her substitute shall in his or her sole discretion deem proper, in each case with respect to all of the TII ADSs (including the underlying TII Shares and any and all distributions) tendered hereby and accepted for payment by América Móvil;

•

you have full power and authority to accept the U.S. Offer and to sell, assign and transfer the TII ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted (including the underlying TII Shares and any and all other of Telmex Internacional’s shares, securities or rights issued or issuable in respect of the TII L ADSs) tendered and that when the TII L ADSs are accepted for exchange or purchase by América Móvil, América Móvil will acquire good title thereto, free from all liens, charges, equities, encumbrances, and other interests and together with all rights now or hereinafter attaching thereto, including, without limitation, voting rights and the right to receive all amounts payable to a holder thereof in respect of dividends, interests and other distributions, if any, declared, made or paid after May 11, 2010 with respect to the TII ADSs in respect of which the U.S. Offer is accepted or deemed to be accepted;

•

you will, upon request, execute and deliver any additional documents deemed by the exchange agent or América Móvil to be necessary or desirable to complete the sale, assignment and transfer of the TII ADSs (including the underlying TII Shares) tendered, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, América Móvil shall be entitled to all rights and privileges as owner of each such distribution and may withhold the entire consideration due under the U.S. Offer for the exchange or purchase of the TII L Shares represented by the TII L ADSs tendered hereby or deduct from such consideration the amount or value of such distribution as determined by América Móvil in its sole discretion.

Participating holders of TII ADSs may elect to receive AMX L ADSs, cash or a combination of AMX L ADSs and cash. Participating holders of TII A Shares or TII L Shares may elect to receive AMX L Shares, cash or a combination of AMX L Shares and cash.

DELIVERY OF DOCUMENTS TO A FINANCIAL INTERMEDIARY OR TO A DTC PARTICIPANT’S BOOK-ENTRY TRANSFER ACCOUNT DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

Tendered TII ADSs will be held in an account controlled by the exchange agent, and consequently you will not be able to sell, assign, transfer or otherwise dispose of your TII ADSs until such time as (i) you withdraw your TII ADSs from the U.S. Offer; (ii) your TII ADSs have been exchanged (subject to the terms and conditions of the U.S. Offer) or you have received payment for your TII ADSs, as applicable; or (iii) your TII ADSs have been returned to you if the U.S. Offer is not completed or because they were not accepted for exchange.

Guaranteed Delivery Procedures

If you wish to tender your TII ADSs in the U.S. Offer and your TII ADSs are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration of the U.S. Offer or the procedure for book-entry transfer cannot be completed on a timely basis, you may nevertheless properly tender your TII ADSs if all the following conditions are satisfied:

•	your tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this document, is received by the exchange agent as provided below before the expiration of the U.S. Offer; and

•

TII ADSs in proper form for transfer, together with, in the case of tenders by a registered holder of TII ADSs, a properly completed and duly executed letter of transmittal, together with any required signature guarantees or, in the case of a book-entry transfer, a book-entry confirmation along with an agent’s message and any other required documents, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery. A NYSE trading day is a day on which the NYSE is open for business.

Any notice of guaranteed delivery may be delivered by hand, mail or facsimile to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the notice of guaranteed delivery. In the case of TII ADSs held through the book-entry transfer system of DTC, the notice of guaranteed delivery must be delivered to the exchange agent by a DTC participant by means of the DTC book-entry transfer confirmation system.

Matters concerning validity, eligibility and acceptance

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for purchase of any tender of TII ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of TII ADSs determined by us not to be in proper form or the acceptance for purchase of or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of TII ADSs. None of us, the exchange agent, the information agent, or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF TII ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY

HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR TII ADSs SENT BY MAIL.

If you are in any doubt about the procedure for tendering TII ADSs into the U.S. Offer, please contact the information agent, at its address and telephone numbers as they appear on the back cover of this prospectus.

Withdrawal Rights

TII Securities tendered for exchange or purchase into the U.S. Offer may be properly withdrawn at any time prior to the expiration of the U.S. Offer (including any extensions thereof). Once the U.S. Offer has expired, you will not be able to withdraw any tendered TII Securities.

You may not rescind a withdrawal. If you withdraw tendered TII Securities, they will be deemed not validly tendered for purposes of the U.S. Offer. However, you may re-tender properly withdrawn TII Securities at any time before the expiration of the U.S. Offer (including any extensions thereof) by following the procedures described under “—Procedures for Tendering TII L Shares and TII A Shares” and “—Procedures for Tendering TII ADSs” above. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

For a withdrawal of tendered TII Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the exchange agent at its address set forth on the back cover of this prospectus and must specify the name of the person who tendered the TII Securities to be withdrawn, the number of TII Securities to be withdrawn and the name of the registered holder of the TII Securities, if different from that of the person who tendered such TII Securities. For a withdrawal of tendered TII Securities to be effective, a signed notice of withdrawal must be received by the exchange agent prior to the expiration of the U.S. Offer. The signature on a notice of withdrawal must be guaranteed if a signature guarantee was required on the original letter of transmittal. In addition, such notice must specify, in the case of TII ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering TII ADS holder) and the serial numbers shown on the particular ADRs evidencing the TII ADSs to be withdrawn or, in the case of TII Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the properly withdrawn TII Securities.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Acceptance of Tendered TII Securities and Settlement of the U.S. Offer

Upon the expiration of the U.S. Offer (including any extensions thereof), if the conditions referred to under “—Conditions to the U.S. Offer” have been satisfied or, to the extent legally permitted, waived, we will accept for exchange or purchase and will exchange or pay, as applicable, for all TII Securities that have been validly tendered and not properly withdrawn pursuant to the terms of the U.S. Offer and procure the issuance of AMX L Shares, AMX L ADSs or cash, as applicable, for the account of the tendering holders no later than six business days after we announce that we have accepted tendered TII Securities for exchange or purchase.

Under no circumstances will interest be paid on the exchange of TII L Shares, TII A Shares or TII ADSs, regardless of any delay in making the exchange or any extension of the TII Offer.

Exchange or purchase for tendered TII Securities pursuant to the U.S. Offer will be made only after timely receipt by the exchange agent of:

•

in the case of TII L Shares and TII A Shares, book-entry transfer of the TII L Shares or TII A Shares to the Indeval account of Inversora Bursátil, S.A. de C.V.; Account number: 010202501; for forwarding to Banco Inbursa, S.A.; Account number: 28723-5, for the account of The Bank of New York Mellon, as the exchange agent, in accordance with the procedures of Indeval, and a properly completed and duly executed U.S. Form of Acceptance from the Indeval participant holding the TII L Shares or TII A Shares on behalf of the tendering TII L Share holder or TII A Share holder;

•

in the case of TII ADSs held in certificated form by registered holders, the ADRs evidencing those TII ADSs (endorsed or accompanied by proper documents of transfer if tendered other than by the registered holder) and a properly completed and duly executed letter of transmittal with original signatures and all other required documents, as described above under the section captioned “The Offers—Procedure for Tendering in the U.S. Offer—Holders of TII ADSs in Certificated Form”;

•

in the case of TII ADSs held in uncertificated form through Direct Registration, the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary, a properly completed and duly executed letter of transmittal with original signatures and all other required documents, as described above under the section captioned “The Offers—Procedure for Tendering in the U.S. Offer—Holders of TII ADSs in Uncertificated Form”; and

•

in the case of TII ADSs tendered by book-entry transfer, book-entry transfer of the TII ADSs to the DTC account of the exchange agent together with a properly completed and duly executed letter of transmittal (or facsimile thereof), in either case with an original signature, or an agent’s message (as described below) instead of the letter of transmittal, and all other required documents, as described above under the section captioned “The Offers—Procedure for Tendering in the U.S. Offer—Holders of TII ADSs in Book-entry Form”.

Return of Tendered TII Securities

If any TII Securities tendered in accordance with the instructions set forth in this document or the other U.S. Offer materials are not accepted for exchange or purchase pursuant to the terms and conditions of the U.S. Offer, we will cause these TII Securities to be returned promptly following the announcement of the lapse or withdrawal of the offer, as the case may be.

Cash Payment

The purchase price for the TII Securities accepted for purchase pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the U.S. dollar / Mexican peso spot market on the day the custodian receives the cash consideration in Mexican pesos. You will bear all exchange rate risks and costs. None of the exchange agent, the custodian or us are responsible for the custodian in fact being able to arrange for the conversion to U.S. dollars of the Mexican pesos it receives as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs. The purchase price for the TII Securities tendered in the Mexican Offer will be paid in Mexican pesos. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

The cash consideration to be paid in the U.S. Offer to tendering holders of TII Securities will first be paid by América Móvil to Banco Inbursa S.A., as custodian, in Mexican pesos. The custodian will then arrange for the conversion of the consideration into U.S. dollars, net of fees and expenses, using the U.S. dollar / Mexican peso spot market on the day the custodian receives the cash consideration in Mexican pesos. Approximately two days after confirmation of the receipt of the cash consideration in Mexican pesos by the custodian, participants in the U.S. Offer will receive payment in U.S. dollars for any TII L Shares, TII A Shares and TII ADSs validly tendered for cash. Payment for TII Securities directly registered by holders holding in certificated or uncertificated form will be made by check to the tendering TII ADS holder and, in the case of the TII L Shares or TII A Shares, to the Indeval participant.

Payment for TII ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the TII ADSs on your behalf with DTC. If you tender your TII L ADSs and/or TII A ADSs for cash by means of DTC’s book-entry confirmation facilities, the exchange agent will deliver the applicable amount of consideration in U.S. dollars to DTC, which will further allocate the applicable amount of consideration in U.S. dollars to the account of the DTC participant who tendered the TII L ADSs and/or TII A ADSs on your behalf. If you tender your TII L ADSs and/or TII A ADSs for cash to the exchange agent by means of a physical certificate delivery with a completed and signed letter of transmittal or by means of a letter of transmittal for ADSs in uncertificated form held through Direct Registration, in the TII Global Invest Plan or otherwise on the books of the TII Depositary, the exchange agent will issue a check for the applicable amount of consideration in U.S. dollars. Payment for TII L Shares or TII A Shares will be made by check to the Indeval participant. All cash payments will be made approximately six business days after the publication of the final results of the U.S. Offer and the Mexican Offer.

In addition, the exchange agent will aggregate the fractional TII L Shares, TII A Shares and TII ADSs, execute a sale and deliver the net proceeds in U.S. dollars on a pro rata basis.

Delivery of AMX L Shares

If you caused a valid tender of your TII A Shares and/or your TII L Shares for AMX L Shares through an Indeval participant, the exchange agent will instruct Banco Inbursa to cause the applicable number of AMX L Shares to be delivered to each Indeval participant for which a valid tender was received.

Delivery of AMX L ADSs

If you tender your TII L ADSs and/or TII A ADSs for AMX L ADSs by means of DTC’s book-entry confirmation facilities, the exchange agent will deliver the applicable number of AMX L ADSs to DTC, which will further allocate the appropriate number of AMX L ADSs to the account of the DTC participant who tendered the TII L ADSs and/or TII A ADSs on your behalf. If you tender your TII L ADSs and/or TII A ADSs for AMX L ADSs to the exchange agent by means of a physical certificate delivery with a completed and signed letter of transmittal or by means of a letter of transmittal for ADSs in uncertificated form held through Direct Registration, in the TII Global Invest Direct Plan or otherwise on the books of the TII Depositary, the exchange agent will cause the applicable number of whole AMX L ADSs to be registered in your name on an uncertificated basis and you will receive a Direct Registration statement confirming that registration.

Purchases of TII Securities After Expiration of the TII Offer

Delisting in Mexico

The TII L Shares and TII A Shares will continue to trade on the Mexican Stock Exchange unless (a) the CNBV authorizes the cancellation of the registration of the TII Shares in the National Securities Registry of the CNBV (“deregistration”) and (b) the Mexican Stock Exchange effects the delisting of the TII L Shares and the TII A Shares. The Mexican Securities Law provides that the CNBV shall authorize deregistration and delisting if the interests of minority shareholders and the market in general have been adequately protected. Under Mexican law, among other conditions, we would be required to obtain approval of the holders of at least 95% of the outstanding TII Shares (with all series voting as a single class), including any TII Shares we acquire in the TII Offer or otherwise, voting at a shareholders meeting to approve resolutions permitting deregistration and delisting. If we do not reach the 95% ownership level immediately following consummation of the TII Offer, we may pursue other transactions in the future that would increase our direct and indirect ownership to that level.

If the applicable legal requirements for deregistration and delisting are met following the consummation of the TII Offer, we intend to take the steps necessary to obtain such approval and to seek the authorization of the CNBV for deregistration and delisting. However, the primary purpose of the TII Offer and the CGT Offer is to acquire (directly and indirectly through CGT) up to 100% of the outstanding shares of Telmex Internacional. Only after completion of the offers and complying with applicable legal requirements and obtaining necessary corporate authorizations, would we then seek the authorization of the CNBV for deregistration and delisting.

Even if the shareholders of Telmex Internacional do approve deregistration and delisting by a vote of 95% or more of the TII Shares, it is possible that the CNBV would not provide the necessary authorization. In either such case, Telmex Internacional will continue to be a registered public company in Mexico and the TII Shares will remain listed on the Mexican Stock Exchange.

We cannot provide any assurances that any deregistration and delisting of the TII Shares will occur in Mexico or as to the timing of any such deregistration and delisting.

Subsequent Purchases of TII Securities

In the event that the deregistration and delisting of the TII Shares in Mexico is obtained, the CNBV may require, in accordance with applicable provisions of the Mexican Securities Law, that Telmex Internacional establish a trust (fideicomiso) holding AMX L Shares and cash sufficient to purchase, any TII Shares that remain outstanding following completion of the TII Offer (the “TII Repurchase Trust”). The TII Repurchase Trust would offer to purchase TII Shares for a period of six months from the date that the registry of the TII Shares is cancelled.

If the size of the public float after the TII Offer is greater than 300,000 unidades de inversion (investment units or “UDIs”) (Ps. 1,337,637 as of April 26, 2010), we may be required by the CNBV to make an additional offer for TII Securities. The consideration offered by us as part of any such additional offer under applicable Mexican law would be the greater of the trading price of the TII Securities and their book value. Under certain circumstances, we may be able to offer different consideration, subject to prior approval from the CNBV.

The circumstances that would lead to the establishment of the TII Repurchase Trust, or to our making an additional offer for TII Securities, may not arise or may occur only after significant delays. There can accordingly be no assurance that there will be a TII Repurchase Trust or that we will make an additional offer or as to the timing of any TII Repurchase Trust or any such additional offer.

After completion of the TII Offer, we or Telmex Internacional may also acquire TII Securities, including by means of open market purchases or privately negotiated purchases.

U.S. Delisting and Deregistration

If Telmex Internacional obtains deregistration and delisting in Mexico, we also intend to cause Telmex Internacional to take the steps necessary to delist the TII ADSs from the NYSE, terminate the deposit agreements for the TII ADSs, and terminate the registration of the TII L Shares and the TII A Shares under the Exchange Act.

Even if Telmex Internacional does not obtain deregistration and delisting in Mexico, we may decide to cause Telmex Internacional to delist from the NYSE, terminate the deposit agreements and deregister under the Exchange Act. We may make this decision separately (1) for the TII L Shares and TII L ADSs and (2) for the TII A Shares and TII A ADSs. The decision would depend on the results of the TII Offer and any additional subsequent purchases, and on our management’s evaluation of the public float, trading volumes and liquidity of the TII ADSs after completion of the TII Offer. If we took these steps without obtaining deregistration and delisting in Mexico, a holder of TII Shares would still have the ability to sell those shares in the Mexican Stock Exchange.

Subsequent Offering Period

We may elect, at our sole discretion, to have a subsequent offering period in the United States of at least three business days that would start immediately following the expiration of the TII Offer.

During the subsequent offering period, if one is provided, remaining holders of TII Securities may tender, but not withdraw, their TII Securities not previously tendered. TII Securities previously tendered and accepted for exchange in the U.S. Offer will not have the benefit of any further withdrawal rights. A subsequent offering period, if one is provided, will not affect the timing of the acceptance and delivery of TII Securities previously tendered and accepted for exchange or purchase in the U.S. Offer, as described above under “—Acceptance of Tendered TII Securities.”

As mentioned above, holders of TII Securities that tender their TII Securities during any subsequent offering period will not have withdrawal rights, and we will accept for exchange or purchase any TII Securities validly tendered during any subsequent offering period immediately and will pay or deliver AMX Securities in exchange for such TII Securities promptly. The consideration paid during any subsequent offering period will be the same consideration offered in the initial offer period.

Brokerage Fees

Neither we nor the exchange agent for the U.S. Offer will charge any brokerage fee in connection with the U.S. Offer. However, you should check with the broker, dealer, bank, trust company, custodian or other securities intermediary through whom you hold your TII Securities as to whether they will charge any transaction fee in connection with your tender. We will not pay any such fees.

U.S. Tax Considerations

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the exchange of TII Securities for AMX Securities. The discussion set forth below is only applicable to U.S. Holders (as defined below) that tender TII Securities in the TII Offer. This discussion addresses only beneficial owners of TII Securities that hold such shares as capital assets.

The summary does not purport to be a comprehensive description of all of the tax consequences of the TII Offer. The summary does not apply to special classes of U.S. Holders such as dealers in securities or currencies, holders with a functional currency other than the U.S. dollar, holders that are considered under U.S. federal income tax rules to own 5% or more of Telmex Internacional by vote or value (or will own 5% or more of América Móvil by vote or value after the exchange offer), tax-exempt organizations, banks or other financial institutions, regulated investment companies, entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, holders liable for the alternative minimum tax, securities traders electing mark-to-market treatment, and persons holding their TII Securities in a hedging transaction or as part of a straddle or conversion transaction. In addition, the discussion does not address the state, local or foreign tax consequences (or other tax consequences such as estate or gift tax consequences) of the TII Offer. The discussion below is based upon the provisions of the Internal Revenue Code (“Code”) and U.S. Treasury regulations, rulings and decisions hereunder as of the date hereof, and such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

Holders should consult their own tax advisors concerning the tax consequences of the TII Offer, as well as any consequences arising under the laws of any other taxing jurisdiction.

As used in this subsection—“U.S. Federal Income Tax Considerations,” the term “U.S. Holder” means a beneficial holder of TII Securities that is (1) a citizen or resident of the United States of America, (2) a corporation, or other entity taxable as a corporation, organized under the laws of the United States of America or any state thereof, or (3) otherwise subject to U.S. federal income taxation on a net income basis in respect of the TII Securities.

U.S. Holders of TII ADSs

Under general U.S. federal income tax principles, a U.S. Holder of TII ADSs should be treated as the beneficial owner of the corresponding number of TII Shares held by the TII ADS depositary, and references herein to TII Shares refer also to TII ADSs representing the TII Shares. Similarly, a U.S. Holder of AMX ADSs should be treated as the beneficial owner of the corresponding number of AMX Shares held by the AMX ADS depositary, and references herein to AMX Shares also refer to the AMX ADSs representing the AMX Shares.

Consequences of the TII Offer

It is the opinion of Cleary Gottlieb Steen & Hamilton LLP (“CGSH”) that the TII Offer together with the CGT Offer should be treated as a single, integrated transaction described in Section 351 of the Code. This opinion is based on certain representations that CGSH has received from América Móvil and on certain assumptions, which we believe are reasonable, including the assumption that the Slim Family and certain related entities and AT&T will tender all their TII Securities in the TII Offer and all their CGT shares in the CGT Offer, and will elect to receive AMX Securities in exchange for all their TII Securities, and will elect to receive AMX Securities in exchange for all their CGT shares. However, such treatment is not binding on the Internal Revenue Service (“IRS”) and América Móvil and Telmex Internacional have not sought and will not seek any ruling from the IRS regarding any matters relating to the TII Offer or the CGT Offer, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a contrary position.

Based on the opinion described above, a U.S. Holder that receives solely AMX Securities in exchange for TII Securities should not recognize gain or loss upon such exchange (except as described below with respect to cash that is received with respect to a fractional AMX Share or ADS). Accordingly, (i) the aggregate tax basis of the AMX Securities received by the U.S. Holder should be the same as the aggregate tax basis of the TII Securities surrendered in exchange pursuant to the TII Offer (adjusted with respect to fractional shares) and (ii) the holding period of the AMX Securities should include the holding period of the TII Securities surrendered pursuant to the TII Offer.

If a U.S. Holder elects to receive both cash and AMX Securities in exchange for its TII Securities, gain but not loss should be recognized equal to the lesser of (a) the U.S. dollar value of any cash consideration received and (b) the amount by which the sum of the fair market value of the AMX Securities received pursuant to the offer (including cash received from the sale of fractional entitlements of AMX Securities) and the U.S. dollar value of any cash consideration received exceeds the U.S. Holder’s aggregate tax basis of the TII Securities surrendered (adjusted with respect to fractional shares).

In the event that the TII Offer together with the CGT Offer were not a single, integrated transaction described in Section 351 of the Internal Revenue Code, the exchange of TII Securities for AMX Securities will be a taxable exchange for U.S. federal income tax purposes. U.S. holders of TII Securities whose TII Securities are exchanged in the TII Offer will generally recognize gain or loss on the exchange of TII Securities for AMX Securities equal to the difference between (x) the sum of the fair market value of the AMX Securities received pursuant to the TII Offer (including cash received from the sale of fractional entitlements of AMX Securities) and (y) the U.S. holder’s adjusted tax basis in the TII Securities. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the TII Securities are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be U.S. source. U.S. Holders will have an adjusted basis in their AMX Securities equal to the U.S. dollar value of the AMX Securities as of the date of the exchange. A U.S. Holder’s holding period in the AMX Securities will begin on the day after the date of the exchange.

The exchange of TII Securities for solely cash (rather than of AMX Securities) will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. Holder that receives cash in exchange for its TII Securities will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash received (valued as described below) and (y) the U.S. Holder’s adjusted tax basis in the TII Securities exchanged. Such gain or loss generally will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year at the time the TII Securities are exchanged are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be U.S. source.

A U.S. Holder that receives cash with respect to a fractional AMX Security in the TII Offer should be treated as having received such fractional share pursuant to the TII Offer and then as having sold such fractional share for cash. The amount of any capital gain or loss attributable to such sale should be equal to the difference between the cash received with respect to the fractional share and the ratable portion of the tax basis of the TII Securities surrendered that is allocated to such fractional share.

U.S. Information Reporting and Backup Withholding

In general, information reporting requirements will apply to the cash payments received pursuant to the TII Offer to U.S. Holders other than certain exempt recipients (such as corporations), and backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number and make any other required certification or otherwise establish an exemption. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability so long as the required information is provided to the IRS.

Backup withholding and information reporting will not generally apply to the cash payments made pursuant to the TII Offer that are received by a non-U.S. Holder if such holder certified under penalties of perjury that such holder is a non-U.S. person for federal income tax purposes.

Accounting Treatment

Under Mexican FRS and U.S. GAAP, we will account for the acquisition of control of Telmex Internacional through the CGT Offer as a combination of entities under common control, and the TII Offer as a purchase of non-controlling interest.

Dividend Rights

You will receive any dividends on the AMX L Shares or AMX L ADSs in respect of dividends that have a record date that falls after the settlement date of the TII Offer.

Stock Exchange Listings

The AMX L Shares are listed on the Mexican Stock Exchange and on the Mercado de Valores Latinoamericanos en Euros (LATIBEX). The AMX L ADSs are listed on the New York Stock Exchange and on the Frankfurter Wertpapierbörse. Provided that you are not an affiliate of either América Móvil or Telmex Internacional, we expect that you will be able to sell your AMX L Shares and AMX L ADSs on each stock exchange on which such shares are listed, so long as your broker or other securities intermediary has the ability to execute transactions on that exchange. If you are an affiliate, there will be some restrictions on your ability to resell.

Appraisal Rights

Neither the holders of TII Shares or TII ADSs are entitled under Mexican law or otherwise to appraisal rights with respect to the TII Offer.

Shareholders Approval

At a general ordinary shareholders’ meeting held in Mexico City on March 17, 2010, the shareholders of América Móvil voted to approve the making of the TII Offer and the CGT Offer.

Persons Employed, Retained, Compensated or Used

We have retained The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, as our exchange agent in connection with the TII Offer. We have also retained D.F. King & Co., Inc. as our information agent in connection with the TII Offer.

We have not employed or retained any persons to make solicitations or recommendations in connection with the TII Offer and the CGT Offer. We have also not engaged any employees of Telmex Internacional in connection with the TII Offer and the CGT Offer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling América Móvil, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SOURCE AND AMOUNT OF FUNDS

The amount of funds we will require to complete the TII Offer will depend primarily on whether tendering holders of TII Securities elect to receive AMX Securities or cash. If all the holders of TII Securities (other than CGT, which has announced that it will not participate in the TII Offer) elect to receive cash, the total cash consideration we are required to pay, including fees and expenses, will be approximately Ps. 82,480 million (estimated at U.S.$6,745 million, based on the exchange rate on April 30, 2010). None of the U.S. Offer, the Mexican Offer or the CGT Offer is conditioned on any financing arrangements.

We have sufficient cash and cash equivalents on hand to complete the TII Offer even if it requires the maximum possible amount of cash. Our cash and cash equivalents as of December 31, 2009 amounted to Ps. 27,446 million, equivalent to approximately U.S.$2.1 billion at the December 31, 2009 exchange rate. Since then, we have taken advantage of favorable market conditions to raise a substantial amount of additional funds by issuing debt securities in different markets. In March 2010, we issued three series of peso-denominated notes in the domestic Mexican market, consisting of Ps. 4,600 million in notes maturing in 2015, Ps. 7,000 million in notes maturing in 2020 and Ps. 3,271 million in notes maturing in 2025. Later in March 2010, we issued three series of U.S. dollar-denominated notes in the international market, consisting of U.S.$750 million in notes due 2015, U.S.$2.0 billion in notes due 2010 and U.S.$1.25 billion in notes due 2040. In April 2010, we issued Swiss franc-denominated notes in the domestic Swiss market, consisting of CHF230 million in notes due 2015.

We also have sufficient other sources of funds to meet our other funding requirements. These include cash generated from our operations during 2010, committed facilities from export credit agencies totaling approximately U.S.$1 billion and a bank revolving facility of U.S.$2 billion that matures in April 2011.

REGULATORY MATTERS

As described under “The Offers—Conditions to the U.S. Offer”, we will not be obligated to purchase or exchange any tendered TII Securities pursuant to the U.S. Offer if we have not obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the TII Offer and the other transactions contemplated by us shall not have been obtained (or shall have expired or otherwise ceased to be in full force and effect), or any such consent, extension, approval, action or non-action contains terms and conditions or imposes any requirement, or any limitations on the participation by any shareholder in the TII Offer, in either case unacceptable to us, in our reasonable judgment.

Mexican Regulatory Matters

We have made all necessary filings for the approval of the CGT Offer and the TII Offer by Mexican regulators, including the Federal Economic Competition Commission (Comisión Federal de Competencia Económica or “Cofeco”). On February 11, 2010, Cofeco informed us that the Cofeco board unconditionally authorized us to carry out the CGT Offer and the TII Offer.

U.S. Regulatory Matters

The TII Offer is not subject to the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). However, the CGT Offer was subject to the notification requirements of the HSR Act. On February 23, 2010 the Pre-Merger Notification Office at the U.S. Federal Trade Commission granted an early termination of the HSR Act waiting period.

Although the TII Offer is not subject to the notification requirements of the HSR Act, the Department of Justice, Antitrust Division or the U.S. Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the TII Offer. At any time before or after delivery of our shares in the TII Offer, the Antitrust Division or the FTC could take whatever action under the antitrust laws it deems necessary or desirable in the public interest, including seeking to enjoin the delivery of our shares pursuant to the TII Offer, seeking the divestiture of TII Shares acquired by us pursuant to the TII Offer or seeking the divestiture of substantial assets of CGT or Telmex Internacional. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under some circumstances. Based upon an examination of information available to us relating to the businesses in which we, CGT, Telmex Internacional and our respective subsidiaries are engaged, we believe that the TII Offer will not violate U.S. antitrust laws. Nevertheless, there can be no assurance that a challenge to the TII Offer on antitrust grounds will not be made or, if a challenge were made, what the result would be.

In addition, CGT’s subsidiaries that hold licenses and authorizations from the U.S. Federal Communications Commission (“FCC”) must submit post-closing notifications to the FCC for the transfers of control resulting from the TII Offer and the CGT Offer. The FCC typically processes as a routine matter such “pro forma” transfer of control applications and notifications, i.e., applications and notifications relating to transactions in which the ultimate controlling shareholder does not change. Nevertheless, there can be no assurance that interested parties will not seek to oppose one or more of the submissions, or that the FCC will not raise questions about the TII Offer or the CGT Offer, and there can be no assurance as to the outcome of any such opposition or review.

Other Regulatory Matters

Several of our subsidiaries, including those operating in Brazil, Argentina, Peru and Ecuador, will be required to formally notify the relevant regulatory authorities after the consummation of the TII Offer and the CGT Offer.

Except as set forth above, we are unaware of any other material regulatory approvals or other regulatory actions required for the consummation of the TII Offer and the CGT Offer and the other transactions contemplated by us. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for exchange or purchase of TII Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Telmex Internacional’s business or certain parts of Telmex Internacional’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment or exchange and pay for Securities is subject to the conditions as described above under the caption “The Offers—Certain Conditions to the U.S. Offer.”

MATERIAL RELATIONSHIPS AMONG AMÉRICA MÓVIL,

TELMEX INTERNACIONAL AND OUR EXECUTIVE OFFICERS,

DIRECTORS AND MAJOR SHAREHOLDERS

América Móvil’s Major Shareholders

According to reports of beneficial ownership of our shares filed with the SEC on March 1, 2010, the Slim Family may be deemed to control us through their beneficial ownership held by a trust and another entity and their direct ownership of shares.

The following table identifies each owner of more than 5% of any series of our shares as of February 28, 2010. Except as described in the table below and the accompanying notes, we are not aware of any holder of more than 5% of any series of our shares. Figures below do not include the total number of AMX L Shares that would be held by each shareholder upon conversion of the maximum number of AMX AA Shares or AMX A Shares, as provided for under our bylaws. See “Bylaws—Share Capital” under Item 10 of the América Móvil 2008 Form 20-F.

	AA Shares(1)		A Shares(2)		L Shares(3)		Combined A Shares and AA Shares(*)
Shareholder	Shares Owned (millions)	Percent of Class	Shares Owned (millions)	Percent of Class	Shares Owned (millions)	Percent of Class
Control Trust.(4)	5,446	46.5	—	—	—	—	44.7
AT&T Inc.(5)	2,869	24.5	—	—	—	—	23.5
Inmobiliaria Carso(6)	696	5.9	—	—	—	—	5.7

(*)	The AMX AA Shares and AMX A Shares are entitled to elect together a majority of our directors. Percentage figures for each shareholder are based on the number of shares outstanding as of the date of its most recently filed beneficial ownership report.
(1)	As of February 28, 2010, there were 11,712 million AMX AA Shares outstanding, representing 96.3% of the total full voting shares (AMX A Shares and AMX AA Shares).
(2)	As of February 28, 2010, there were 449 million AMX A Shares outstanding, representing 3.6% of the total full voting shares (AMX A Shares and AMX AA Shares).
(3)	As of February 28, 2010, there were 20,033 million AMX L Shares outstanding.
(4)	Based on beneficial ownership reports filed with the SEC on March 1, 2010, the “Control Trust” is a Mexican trust, which directly holds AMX AA Shares for the benefit of the members of the Slim Family. Members of the Slim Family, including Carlos Slim Helú, directly own an aggregate of 1,779,218,535 AMX AA Shares and 2,469,735,195 AMX L Shares, representing 15.19% and 12.28%, respectively, of each series and 14.62% of the combined AMX A Shares and AMX AA Shares. According to such reports, none of these members of the Slim Family individually directly own more than 5% of any of our shares. According to reports of beneficial ownership of shares filed with the SEC on March 1, 2010, the Slim Family may be deemed to control us through their beneficial ownership of shares held by the Control Trust and Inmobiliaria Carso (defined below) and their direct ownership of shares. Percentage figures are based on the number of shares outstanding as of the date of the most recently filed beneficial ownership report.
(5)	Based on beneficial ownership reports filed with the SEC on April 30, 2010. In accordance with Mexican law and our bylaws, AT&T holds its AMX AA Shares through a Mexican trust. See “Bylaws—Limitations on Share Ownership” under Item 10 of the América Móvil 2008 Form 20-F. Percentage figures are based on the number of shares outstanding as of the date of the most recently filed beneficial ownership report.
(6)	Inmobiliaria Carso, S.A. de C.V. is a sociedad anónima de capital variable organized under the laws of Mexico. Inmobiliaria Carso is a real estate holding company. The Slim Family beneficially owns, directly or indirectly, a majority of the outstanding voting equity securities of Inmobiliaria Carso. The Slim Family may be deemed to control us through their beneficial ownership held by the Control Trust and Inmobiliaria Carso and their direct ownership of shares. Percentage figures are based on the number of shares outstanding as of the date of the most recently filed beneficial ownership report.

According to beneficial ownership reports filed with the SEC on March 1, 2010, Carlos Slim Helú is the beneficial owner of 433 million of AMX AA Shares and 264 million of AMX L Shares directly, and his son and chairman of our Board of Directors, Patrick Slim Domit, is the beneficial owner of 444 million AMX AA Shares and 516 million of AMX L Shares directly. In addition, according to beneficial ownership reports filed with the SEC, Carlos Slim Helú, together with his sons and daughters, including Patrick Slim Domit, may be deemed to control us through their beneficial ownership held by a trust and another entity and their direct ownership of shares.

Except as described above, according to the ownership reports of shares or other securities or rights in our shares prepared by our directors and members of senior management and provided to us, none of our directors or executive officers is the beneficial owner of more than 1% of any class of our capital stock. Directors and members of senior management are requested to provide ownership information of shares of América Móvil or other securities or rights in our shares on a yearly basis.

Telmex Internacional’s Major Shareholders

As of February 28, 2010, the TII AA Shares represented 45.1% of the total capital stock and 95.3% of the combined TII AA Shares and TII A Shares, which together are entitled to elect a majority of Telmex Internacional’s directors. The TII AA Shares are owned by (a) CGT, (b) AT&T International and (c) various other Mexican investors. According to reports of beneficial ownership of TII Shares filed with the SEC on January 27, 2010, CGT made be deemed to control Telmex Internacional.

The following table identifies owners of more than five percent of any class of TII Shares, based on shares outstanding as of February 28, 2010. Except as described below, we are not aware of any holder of more than five percent of any class of TII Shares.

	AA Shares(1)		A Shares(2)		L Shares(3)		Combined A Shares and AA Shares(*)
	Shares (millions)	Percent of class	Shares (millions)	Percent of class	Shares (millions)	Percent of class
Carso Global Telecom(4)(5)	6,000	73.9%	92	23.3%	4,845	50.9%	71.6%
AT&T International(4)	1,799.5	22.2	—	—	—	—	21.1

(*)	The TII AA Shares and TII A Shares are entitled to elect together a majority of Telmex Internacional’s directors. Percentage figures for each shareholder are based on the number of shares outstanding as of the date of its most recently filed beneficial ownership report.
(1)	As of February 28, 2010, there were 8,115 million TII AA Shares outstanding, representing 95.3% of the combined TII A Shares and TII AA Shares.
(2)	As of February 28, 2010, there were 394 million TII A Shares outstanding, representing 6.5% of the combined TII A Shares and TII AA Shares.
(3)	As of February 28, 2010, there were 9,503 million TII L Shares outstanding.
(4)	Holders of TII A Shares and TII AA Shares are entitled to convert a portion of these Shares to TII L Shares, subject to the restrictions set forth in our bylaws.
(5)	Derived from reports of beneficial ownership of our shares filed with the SEC.

The following table sets forth the share ownership, as of February 28, 2010, of Telmex Internacional’s officers and directors who own more than one percent of any class of our capital stock. Carlos Slim Domit (chairman of the board of directors) may be deemed to have beneficial ownership of 6,000 million TII AA Shares, 92 million TII A Shares, and 4,845 million TII L Shares held by CGT and other companies that are under common control with us. Except as described below, we are not aware of any director, alternate director or executive officer who holds more than one percent of any class of its shares.

	AA Shares(1)		A Shares(1)		L Shares(1)		Combined A Shares of voting shares(2)
	Shares (millions)	Percent of class	Shares (millions)	and AA Shares(*)	Shares (millions)	Percent of class
Carlos Slim Domit(3)	6,000	73.9%	92.7	23.3%	4,845	50.9%	71.6%

(1)

Holders of TII AA Shares and TII A Shares are entitled to convert a portion of these Shares to TII L Shares, subject to the restrictions set forth in our bylaws. See “Item 10. Additional Information—Bylaws and

Mexican Law” under the Telmex Internacional 2008 Form 20-F, incorporated by reference herein. Based on reports of beneficial ownership filed with the SEC, 4,512,225,770 TII AA Shares and all TII A Shares, of which Carlos Slim Domit may be deemed to share beneficial ownership, could be converted to TII L Shares.
(2)	TII AA Shares and TII A Shares.
(3)	Includes 9,516,264 TII L Shares owned directly by Carlos Slim Domit.

According to the ownership reports of shares or other securities or rights in TII Securities prepared by our directors and members of senior management and provided to us, none of our directors or executive officers entered into any transactions in TII Securities during the past 60 days.

Management Services

Each of Telmex and Telmex Internacional has a management services agreement with CGT for calendar year 2010, under which CGT provides management, consulting and other similar services. Each agreement provides for CGT to receive an annual fee of U.S.$22.5 million. América Móvil does not currently have such an agreement with CGT, although it did through 2006.

América Móvil has an agreement with a subsidiary of AT&T under which that subsidiary provides consulting services and the parties negotiate compensation annually. América Móvil has paid U.S.$7.5 million in fees each year from 2007 through 2009 and expects to agree on the same price for 2010. Telmex and Telmex Internacional were each parties to similar agreements with subsidiaries of AT&T through 2009. The respective AT&T subsidiaries have continued to provide services to Telmex and Telmex Internacional during 2010, and the parties expect to enter into amendments or extensions to the respective agreements in the near future.

We expect to review the arrangements for management services among these companies following the completion of the TII Offer and the CGT Offer.

Shareholder Agreements

América Móvil

Our former controlling shareholder, Amtel, and a subsidiary of AT&T, as successors of CGT and SBC International, Inc., respectively, were parties to an agreement relating to their ownership of AMX AA Shares. Among other things, the agreement subjects certain transfers of AMX AA Shares by either party to a right of first offer in favor of the other party. The right of first offer does not apply to the conversion of AMX AA Shares to AMX L Shares or the subsequent transfer of AMX L Shares. The agreement also provides for the composition of the Board of Directors and the Executive Committee and for each party to enter into a management services agreement with us. The AMX L Shares that AT&T will acquire in the TII Offer will not be subject to the agreement.

According to reports of beneficial ownership of our shares filed with the SEC, the Slim Family and the Control Trust expect to enter into amendments of the agreement with AT&T pursuant to which the Slim Family and the Control Trust will succeed to the rights and obligations of Amtel.

Telmex

A subsidiary of AT&T and CGT have a shareholders agreement relating to their ownership of TMX AA Shares, which among other things subjects certain transfers of TMX AA Shares by either party to a right of first offer in favor of the other party and provides for the composition of the board of directors and executive committee of Telmex.

Telmex Internacional

Telmex Internacional was established in a spin-off from Telmex in 2007. Following the spin-off, AT&T and CGT have continued to conduct themselves as though the existing shareholders agreement relating to Telmex also applies to Telmex Internacional. Though they have not entered into a new agreement relating to Telmex Internacional, they have stated that they expect to enter into such an agreement. Following the completion of the TII Offer, however, we do not expect that such an agreement will be necessary.

Related Party Transactions—Transactions with Telmex, Telmex Internacional and Subsidiaries

We have, and expect to continue to have, a variety of contractual relationships with Telmex, Telmex Internacional and their subsidiaries, including some of their international subsidiaries.

According to beneficial ownership reports filed with the SEC, Telmex and Telmex Internacional may be deemed to be under common control with us.

Continuing Commercial Relationships

Because both we, on the one hand, and Telmex or Telmex Internacional, on the other hand, provide telecommunications services in some of the same geographical markets, we have extensive operational relationships. These relationships include interconnection between our respective networks; use of facilities; use of their private circuits; the provision of long distance services to our customers; and use of each other’s services. The most significant of these relationships are between our Brazilian subsidiaries and Embratel Participações S.A. (“Embratel”), a subsidiary of Telmex Internacional that mainly provides fixed-line telecommunication services in Brazil. Many of the agreements and arrangements are also subject to specific regulations governing telecommunications services. These relationships are subject to a variety of different agreements, which contain terms generally similar to those on which each company does business with unaffiliated parties.

These operational relationships are material to our financial performance. In 2009, Ps. 18,070 million of our total operating revenues were attributable to interconnection with Telmex and its subsidiaries, primarily representing payments under the calling party pays system arising from fixed-to-mobile calls. We had Ps. 274,481 million in accounts receivable from Telmex and certain of its subsidiaries. We had Ps. 25,628 million in accounts receivable from Telmex Internacional and certain of its subsidiaries, and accounts payable of Ps. 615,804 million to Telmex Internacional and certain of its subsidiaries at December 31, 2009. Also in 2009, Ps. 7,218 million of our cost of services was attributable to payments to Telmex and its subsidiaries, primarily representing interconnection payments for long-distance calls carried by Telmex or its subsidiaries and use of facilities under leases and collocation agreements with Telmex or its subsidiaries.

In the ordinary course of business, our subsidiaries in Brazil lease real property from Embratel. The aggregate amount of consideration paid for these leases is approximately R$1.2 million on an annual basis. We may, from time to time, lease additional real estate from Embratel.

Telmex distributes Telcel handsets and prepaid cards on commercial terms, and Embratel provides call center services to the operating subsidiaries of Claro Participações S.A.

Other Commercial Relationships

In 2005, Telmex Argentina, S.A., a subsidiary of Telmex Internacional, and AMX Argentina, S.A. entered into an agreement for the construction of approximately 1,943 kilometers of fiber optic transmission lines in Argentina. The project concluded in 2009, representing a total cost of approximately Ps. 313 million (U.S. $24 million, based on the exchange rate on December 31, 2009).

In 2005, our subsidiary, Claro Chile, S.A. and Telmex Chile Holding, S.A. (“Telmex Chile”), a subsidiary of Telmex International, entered into an agreement for the provision of capacity and infrastructure by Telmex Chile for a period of 20 years. Pursuant to the agreement, Claro Chile pays a monthly disbursement of U.S.$17.5 million (Ps. 190.0 million, based on the exchange rate on December 31, 2009). The amount recorded in the results of operations as of December 31, 2009 for this agreement was U.S.$210 million. (Ps. 2,743 million, based on the exchange rate on December 31, 2009).

In November 2005, Embratel entered into an agreement with Claro Participações to provide backbone network capacity to our operating subsidiaries in Brazil for a period of 20 years. Pursuant to this agreement our subsidiaries in Brazil are required to pay Embratel a monthly fee that ranges between R$4.0 million and R$6.0 million (Ps. 24.5 million and Ps. 36.8 million, based on the exchange rate on December 31, 2009), depending on the capacity provided under the agreement.

In 2006, Telmex Perú S.A., a subsidiary of Telmex International, and América Móvil Perú, S.A.C., entered into a turnkey fiber optic network construction agreement in order to jointly build a fiber optic network along the coast of Peru of 2,823 kilometers for approximately Ps. 561 million (U.S.$43 million, based on the exchange rate on December 31, 2009). The construction was awarded through a private bidding process to our affiliates Carso Infraestructura y Construcción, S.A. de C.V. (“CICSA”) and Grupo Condumex, S.A. de C.V. The project concluded in November 2009.

In 2009, AMX Argentina began the construction of approximately 3,100 kilometers of fiber optic transmission lines in southern Argentina. The construction work and cable are valued at Ps. 503 million (U.S.$39.0 million, based on the exchange rate on December 31, 2009). Once the work is finalized, we expect that AMX Argentina will enter into a 30-year license for use agreement with Telmex Argentina, a subsidiary of Telmex Internacional. Additionally, Telmex Internacional transferred to us the rights to use for 15 years the fiber optic ring serving the Buenos Aires metropolitan area (commonly known in Argentina as the AMBA), which covers most of the urban links of the greater Buenos Aires area (commonly known in Argentina as Gran Buenos Aires) with an approximate value of Ps. 8.1 million (US$ 0.6 million, based on the exchange rate on December 31, 2009).

The terms of these agreements are generally similar to those on which each company does business with unaffiliated parties.

Other Transactions

From time to time, we make investments together with affiliated companies and sell or buy investments to or from affiliated companies. We have pursued joint investments in the telecommunications industry with Telmex.

Transactions Between Telmex and Telmex Internacional

In 2009, Telmex Internacional, through its subsidiaries, paid Ps. 997,231 (Ps. 1,479,216 in 2008 and Ps. 494,948 in 2007) to Telmex for services related to the yellow pages business, which include billing and collections and other administrative services, as well as an arrangement whereby Telmex Internacional has access to Telmex’s customer database for agreed fees.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements give pro forma effect to the CGT Offer (a common control transaction) and the TII Offer (a purchase of non-controlling interest) as described below.

On January 13, 2010, América Móvil announced that it intended to conduct two separate but concurrent offers to acquire outstanding shares of Telmex Internacional and CGT. Telmex Internacional provides a wide range of telecommunications services in Brazil, Colombia and other countries in Latin America. CGT is a holding company with controlling interests in Telmex Internacional and Telmex, a leading Mexican telecommunications provider.

The two offers consist of the following:

•

The CGT Offer. The consideration in the CGT Offer will consist of 2.0474 AMX L Shares for each share of CGT. If all shareholders of CGT participate in the CGT Offer, América Móvil will issue 7,129 million AMX L Shares in the CGT Offer.

•

The TII Offer. The consideration in the TII Offer will consist of 0.373 AMX L Shares or Ps. 11.66, at the election of the exchanging holder, for each share of Telmex Internacional. CGT has announced publicly that it will not participate in the TII Offer. If all shareholders of Telmex Internacional other than CGT participate in the TII Offer and elect to receive shares, América Móvil will issue 2,639 million AMX L Shares in the TII Offer. If all shareholders of Telmex Internacional other than CGT participate in the offer and elect to receive the cash consideration, América Móvil will pay Ps. 82,495 million (US$6,746 million based on the April 30, 2010 exchange rate) in the TII Offer.

This condensed financial information was prepared from, and should be read in conjunction with, the following:

•	The audited consolidated financial statements of América Móvil as of and for the year ended December 31, 2009, and for each of the three years in the period ended December 31, 2009.

•	The audited consolidated financial statements of Telmex Internacional as of and for the year ended December 31, 2009, and for each of the three years in the period ended December 31, 2009.

•	The audited consolidated financial statements of Telmex as of and for the year ended December 31, 2009, and for each of the three years in the period ended December 31, 2009.

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the December 31, 2009 historical consolidated balance sheets of the entities giving effect to the CGT Offer as a merger between entities under common control, as discussed below. It gives effect to the TII Offer as a purchase of non-controlling interest (a shareholders’ equity transaction). The Unaudited Pro Forma Condensed Combined Balance Sheet assumes that the TII Offer and the CGT Offer were completed on December 31, 2009.

The Unaudited Pro Forma Condensed Combined Statements of Income give effect to the CGT Offer as if it had occurred on January 1, 2007. They also give effect to the TII Offer as if it had occurred on January 1, 2009.

The Unaudited Pro Forma Condensed Combined Financial Statements are presented based on historical Mexican FRS amounts, with pro-forma combined net income and pro-forma combined equity amounts reconciled to US GAAP. They do not include any adjustments related to América Móvil’s adoption of IFRS which is to occur in 2010.

The Unaudited Pro Forma Condensed Combined Financial Statements are based on information presently available, using assumptions that we believe are reasonable. The Unaudited Pro Forma Condensed Combined Financial Statements are being provided for information purposes only. They do not purport to represent our actual financial position or results of operations had the TII Offer and the CGT Offer occurred on the dates specified, nor do they project our results of operations or financial position for any future period or date.

The Unaudited Pro Forma Condensed Combined Statements of Income do not reflect any adjustments for operating synergies, transaction expenses or costs that may result from the TII Offer and the CGT Offer. In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the amounts included in our financial statements published after the completion of the TII Offer and the CGT Offer may vary from the pro-forma amounts included herein.

AMÉRICA MÓVIL, S.A.B. de C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2009

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Elimination Entries (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments		Explanation	Pro-Forma Combined
Current assets:
Cash and cash equivalents	Ps.	27,445,880	Ps.	6,474,042	Ps.	14,379,768	Ps.	10,699,224	Ps.	—	Ps.	58,998,914	Ps.	—		Ps.	58,998,914
Accounts receivable, net		55,918,984		2,752,053		20,218,788		20,462,805		(5,591,403)		93,761,227					93,761,227
Derivative financial instruments		8,361		1,512,820		11,496,359						13,017,540					13,017,540
Related parties		468,096				894,535		4,000,119		(2,251,470)		3,111,280					3,111,280
Inventories, net		21,536,018				1,543,648		675,859				23,755,525					23,755,525
Other current assets, net		2,720,983		22,632		3,303,275		2,346,295				8,393,185					8,393,185

Total current assets		108,098,322		10,761,547		51,836,373		38,184,302		(7,842,873)		201,037,671		—			201,037,671
Plant, property and equipment		227,049,009		1,079,770		105,952,096		84,124,541				418,205,416					418,205,416
Licenses, net		42,582,531				918,341		12,740,656				56,241,528					56,241,528
Trademarks, net		3,974,527						1,815,916				5,790,443					5,790,443
Goodwill, net		45,805,279		8,631,267				14,399,481				68,836,027					68,836,027
Investments in affiliates, net		974,693		90,751,963		1,775,380		16,766,564		(90,873,316)		19,395,284					19,395,284
Deferred taxes		15,908,795		3,365,040				6,098,449		(551,119)		24,821,165					24,821,165
Other assets		8,614,805				17,873,187		170,828		(372,294)		26,286,526					26,286,526

Total assets	Ps.	453,007,961	Ps.	114,589,587	Ps.	178,355,377	Ps.	174,300,737	Ps.	(99,639,602)	Ps.	820,614,060	Ps.	—		Ps.	820,614,060

AMÉRICA MÓVIL, S.A.B. de C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED BALANCE SHEET—(Continued)

As of December 31, 2009

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Elimination Entries (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments		Explanation	Pro-Forma Combined
Liabilities and Shareholders’ Equity
Current liabilities:
Short term debt and current portion of long-term debt	Ps.	9,167,941	Ps.	3,361,740	Ps.	19,768,894	Ps.	12,667,266	Ps.	—	Ps.	44,965,841	Ps.	—		Ps.	44,965,841
Accounts payable and accrued expenses		97,086,585		2,960,702		12,602,060		17,488,978		(3,870,616)		126,267,709					126,267,709
Taxes payable		16,716,549		175,458		2,211,626		468,842				19,572,475					19,572,475
Related parties		1,045,155				1,602,128		3,320,070		(3,972,256)		1,995,097					1,995,097
Deferred revenues		16,240,451				1,104,175		4,494,451				21,839,077					21,839,077

Total current liabilities		140,256,681		6,497,900		37,288,883		38,439,607		(7,842,872)		214,640,199		—			214,640,199
Long-term liabilities:
Long-term debt		101,741,199		26,117,402		83,105,454		21,310,434				232,274,489					232,274,489
Deferred taxes		22,282,245		3,816,567		15,060,058		7,295,658		(654,645)		47,799,883					47,799,883
Deferred credits						466,696		4,991,473				5,458,169					5,458,169
Employee benefits		10,822,273				4,113,513		2,778,593		(2,559)		17,711,820					17,711,820

Total liabilities		275,102,398		36,431,869		140,034,604		74,815,765		(8,500,076)		517,884,560		—			517,884,560

Shareholders’ equity
Capital stock		36,524,423		20,462,452		9,020,300		55,015,542		(77,328,307)		43,694,410		106,698,656	Notes 2 (a), 2 (c) and 3 (c)		150,393,066

Retained earnings:
From prior years		38,952,974		27,436,668		7,907,079		11,215,607		(12,851,974)		72,660,354		(69,242,616)	Notes 2 (a) and 3 (c)		3,417,738
Current year		76,913,454		17,823,677		20,468,689		9,104,501		(31,392,142)		92,918,179					92,918,179

		115,866,428		45,260,345		28,375,768		20,320,108		(44,244,116)		165,578,533		(69,242,616)			96,335,917
Accumulated other comprehensive income		24,782,273		12,434,921		883,225		20,400,517		(22,553,052)		35,947,884					35,947,884

Total controlling shareholders’ equity		177,173,124		78,157,718		38,279,293		95,736,167		(144,125,475)		245,220,827		37,456,040	Note 3 (e)		282,676,867
Non-controlling interests		732,439				41,480		3,748,805		52,985,949		57,508,673		(37,456,040)	Note 3 (e)		20,052,633

Total shareholders’ equity		177,905,563		78,157,718		38,320,773		99,484,972		(91,139,526)		302,729,500		—			302,729,500

Total liabilities and shareholders’ equity	Ps.	453,007,961	Ps.	114,589,587	Ps.	178,355,377	Ps.	174,300,737	Ps.	(99,639,602)	Ps.	820,614,060	Ps.	—		Ps.	820,614,060

US GAAP adjustments (Note 5)		12,145,910				(30,855,922)		12,462,959				(6,247,053)		124,037,546	Note 3 (d)		117,790,493

Pro-Forma Equity under US GAAP	Ps.	190,051,473	Ps.	78,157,718	Ps.	7,464,851	Ps.	111,947,931	Ps.	(91,139,526)	Ps.	296,482,447	Ps.	124,037,546		Ps.	420,519,993

See accompanying notes to Unaudited Pro-Forma Condensed Combined Financial Statements.

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year ended December 31, 2009

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments		Explanations	Pro-Forma Combined
Operating revenues:
Services
Air time	Ps.	118,949,020	Ps.	—	Ps.	45,027,811	Ps.	15,255,365	Ps.	—	Ps.	179,232,196	Ps.	—		Ps.	179,232,196
Interconnection		60,557,856				16,572,941		34,876,488		(25,776,078)		86,231,207		—			86,231,207
Monthly rent		75,585,846								(6,367)		75,579,479		—			75,579,479
Long-distance		23,301,403				20,804,790				(138,117)		43,968,076		—			43,968,076
Data						30,817,715		29,762,188		(241,426)		60,338,477		—			60,338,477
Value added services and other services		70,743,490		772,138		5,876,955		12,646,045		(2,487,380)		87,551,248		—			87,551,248
Sales of handsets and accessories		45,573,416								—		45,573,416		—			45,573,416

		394,711,031		772,138		119,100,212		92,540,086		(28,649,368)		578,474,099		—			578,474,099

Operating costs and expenses:
Cost of sales and services		165,039,738				45,955,140		48,421,032		(27,027,387)		232,388,523		—			232,388,523
Commercial, administrative and general expenses		72,380,031		27,611		20,830,245		21,540,979		(1,178,292)		113,600,574		—			113,600,574
Depreciation and amortization		53,082,307		55,315		17,950,768		11,526,288		(28,489)		82,586,189		—			82,586,189

		290,502,076		82,926		84,736,153		81,488,299		(28,234,168)		428,575,286		—			428,575,286

Operating income		104,208,955		689,212		34,364,059		11,051,787		(415,200)		149,898,813		—			149,898,813

Other expenses, net		(2,165,584)		42,593		(1,349,680)		(47,973)		(7,705)		(3,528,349)		—			(3,528,349)

Comprehensive result of financing:
Interest income		1,691,929		174,931		711,243		1,085,044		—		3,663,147		—			3,663,147
Interest expense		(7,410,314)		(1,226,951)		(6,122,328)		(2,365,641)		—		(17,125,234)		—			(17,125,234)
Exchange gain (loss), net		4,556,571		(538,468)		1,096,531		2,372,766		—		7,487,400		—			7,487,400
Other financing (cost) income, net		(1,820,110)		—		—		—		—		(1,820,110)		—			(1,820,110)

		(2,981,924)		(1,590,488)		(4,314,554)		1,092,169		—		(7,794,797)		—			(7,794,797)

Equity interest in net income of affiliates		195,714		19,098,194		254,680		1,889,386		(19,098,194)		2,339,780		—			2,339,780

Income before taxes on profit		99,257,161		18,239,511		28,954,505		13,985,369		(19,521,099)		140,915,447		—			140,915,447
Taxes on profit		22,259,308		415,834		8,485,522		4,422,481		(103,527)		35,479,618		—			35,479,618

Net income—Mexican FRS		76,997,853		17,823,677		20,468,983		9,562,888		(19,417,572)		105,435,829		—			105,435,829
US GAAP adjustments (Note 5)		(2,638,029)		Note 3 (d)		(650,473)		(976,367)				(4,264,869)		(3,058,090)	Note 3 (d)		(7,322,959)

Net income—US GAAP	Ps.	74,359,824	Ps.	17,823,677	Ps.	19,818,510	Ps.	8,586,521	Ps.	(19,417,572)		101,170,960		(3,058,090)		Ps.	98,112,870

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME—(Continued)

Year ended December 31, 2009

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments	Explanations	Pro-Forma Combined
Distribution of net income under Mexican FRS:
Controlling interest	Ps.	76,913,454	Ps.	17,823,677	Ps.	20,468,689	Ps.	9,104,501	Ps.	(19,417,572)	Ps.	104,892,749	(8,304,147)	Note 3 (e)	Ps.	96,588,602
Non-controlling interest (Note 3 (e))		84,399				294		458,387		—		543,080	8,304,147	Note 3 (e)		8,847,227

	Ps.	76,997,853	Ps.	17,823,677	Ps.	20,468,983	Ps.	9,562,888	Ps.	(19,417,572)	Ps.	105,435,829	—		Ps.	105,435,829

Distribution of net income under US GAAP:
Controlling interest	Ps.	74,278,317												Note 3 (d)	Ps.	89,880,120
Non-controlling interest (Note 3 (e))		81,507												Note 3 (d)		8,232,750

	Ps.	74,359,824													Ps.	98,112,870

Weighted average number of shares outstanding (in millions)		32,738												Note 3 (f)		42,506

Controlling Interest earnings per share—Mexican FRS	Ps.	2.35													Ps.	2.27

Controlling interest earnings per share—US GAAP	Ps.	2.27													Ps.	2.11

See accompanying notes to Unaudited Pro-Forma Condensed Combined Financial Statements.

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year ended December 31, 2008

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments		Explanations	Pro-Forma Combined
Operating revenues:
Services:
Air time	Ps.	99,258,566	Ps.	—	Ps.	48,982,383	Ps.	10,593,515	Ps.	—	Ps.	158,834,464	Ps.	—		Ps.	158,834,464
Interconnection		60,371,865				19,139,692				(26,308,965)		53,202,592		—			53,202,592
Monthly rent		66,805,611								—		66,805,611		—			66,805,611
Long-distance		20,624,128				24,535,033		31,592,774		(68,969)		76,682,966		—			76,682,966
Data						25,387,672		22,253,818		(245,999)		47,395,491		—			47,395,491
Value added services and other services		51,089,479		516,448		6,060,455		11,564,634		(2,173,306)		67,057,710		—			67,057,710
Sales of handsets and accessories		47,505,259										47,505,259		—			47,505,259

		345,654,908		516,448		124,105,235		76,004,741		(28,797,239)		517,484,093		—			517,484,093

Operating costs and expenses:
Cost of sales and services		146,025,037				46,566,053		38,972,801		(27,972,886)		203,591,005		—			203,591,005
Commercial, administrative and general expenses		62,316,415		11,367		19,863,006		19,141,283		(867,135)		100,464,936		—			100,464,936
Depreciation and amortization		41,767,309		19,712		17,933,207		8,967,605				68,687,833		—			68,687,833

		250,108,761		31,079		84,362,266		67,081,689		(28,840,021)		372,743,774		—			372,743,774

Operating income		95,546,147		485,369		39,742,969		8,923,052		42,782		144,740,319		—			144,740,319

Other expenses, net		(2,326,959)		2,380		(679,592)		(102,434)		(16,155)		(3,122,760)		—			(3,122,760)
Comprehensive result of financing:
Interest income		2,414,390		189,271		913,462		1,265,849		(1,513)		4,781,459		—			4,781,459
Interest expense		(8,950,562)		(2,050,980)		(7,652,427)		(1,508,463)		23		(20,162,409)		—			(20,162,409)
Exchange gain (loss), net		(13,686,423)		(1,157,041)		(2,493,729)		(1,878,262)		—		(19,215,455)		—			(19,215,455)
Other financing (cost) income, net		6,357,722		—		—		—		—		6,357,722		—			6,357,722

		(13,864,873)		(3,018,750)		(9,232,694)		(2,120,876)		(1,490)		(28,238,683)		—			(28,238,683)

Equity interest in net income of affiliates		109,416		16,096,955		(62,113)		190,519		(16,096,955)		237,822		—			237,822

Income before taxes on profit		79,463,731		13,565,954		29,768,570		6,890,261		(16,071,818)		113,616,698		—			113,616,698
Taxes on profit		19,888,337		239,817		9,591,659		1,259,333		7,039		30,986,185		—			30,986,185

Net income—Mexican FRS		59,575,394		13,326,137		20,176,911		5,630,928		(16,078,857)		82,630,513		—			82,630,513
US GAAP adjustments		(5,323,315)				(394,354)		(2,354,092)				(8,071,761)		(3,111,991)	Note 3 (d)		(11,183,752)

Net income—US GAAP	Ps.	54,252,079	Ps.	13,326,137	Ps.	19,782,557	Ps.	3,276,836	Ps.	(16,078,857)	Ps.	74,558,752	Ps.	(3,111,991)		Ps.	71,446,761

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME—(Continued)

Year ended December 31, 2008

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments	Explanations	Pro-Forma Combined
Distribution of net income under Mexican FRS:
Controlling interest	Ps.	59,485,502	Ps.	13,326,137	Ps.	20,176,936	Ps.	5,535,476	Ps.	(16,078,857)	Ps.	82,445,194	(10,397,048)	Note 3 (e)	Ps.	72,048,146
Non-controlling interest		89,892		—		(25)		95,452		—		185,319	10,397,048	Note 3 (e)		10,582,367

	Ps.	59,575,394	Ps.	13,326,137	Ps.	20,176,911	Ps.	5,630,928	Ps.	(16,078,857)	Ps.	82,630,513	—		Ps.	82,630,513

Distribution of net income under US GAAP:
Controlling interest	Ps.	54,170,219												Note 3 (d)	Ps.	62,296,680
Non-controlling interest (Note 3 (e))		81,860												Note 3 (d)		9,150,081

	Ps.	54,252,079													Ps.	71,446,761

Weighted average number of shares outstanding (in millions)		34,220												Note 3 (f)		41,359

Controlling Interest earnings per share—Mexican FRS	Ps.	1.74													Ps.	1.74

Controlling interest earnings per share—US GAAP	Ps.	1.59													Ps.	1.51

See accompanying notes to Unaudited Pro-Forma Condensed Combined Financial Statements.

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME

Year ended December 31, 2007

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments		Explanations	Pro-Forma Combined
Operating revenues:
Services:
Air time	Ps.	87,522,245			Ps.	54,398,425	Ps.	7,873,585	Ps.	—	Ps.	149,794,255	Ps.	—		Ps.	149,794,255
Interconnection		58,554,255				22,603,745		—		(25,764,042)		55,393,958		—			55,393,958
Monthly rent		59,551,717								—		59,551,717		—			59,551,717
Long-distance		20,348,067				27,027,186		30,688,607		—		78,063,860		—			78,063,860
Data		—				22,280,016		19,771,404		—		42,051,420		—			42,051,420
Value added services and other services		40,359,659	Ps.	509,705		4,458,299		9,426,575		(2,662,737)		52,091,501		—			52,091,501
Sales of handsets and accessories		45,243,819								—		45,243,819		—			45,243,819

		311,579,762		509,705		130,767,671		67,760,171		(28,426,779)		482,190,530		—			482,190,530

Operating costs and expenses:
Cost of sales and services		132,373,998				48,905,671		33,451,671		(27,917,074)		186,814,266		—			186,814,266
Commercial, administrative and general expenses		53,605,408		19,671		19,552,442		16,207,483		(509,705)		88,875,299		—			88,875,299
Depreciation and amortization		40,406,018		—		18,425,285		7,770,805		—		66,602,108		—			66,602,108

		226,385,424		19,671		86,883,398		57,429,959		(28,426,779)		342,291,673		—			342,291,673

Operating income		85,194,338		490,034		43,884,273		10,330,212		—		139,898,857		—			139,898,857

Other expenses, net		(3,712,874)		2,696		(44,361)		(242,692)		—		(3,997,231)		—			(3,997,231)
Comprehensive result of financing:														—
Interest income		2,960,265		778,740		1,396,088		1,216,707		—		6,351,800		—			6,351,800
Interest expense		(7,696,967)		(2,889,253)		(6,615,400)		(1,630,535)		958,222		(17,873,933)		—			(17,873,933)
Exchange gain (loss), net		2,463,442		(86,873)		(643,137)		(3,107)		—		1,730,325		—			1,730,325
Monetary gain, net		5,038,406		731,786		2,513,085		140,781		—		8,424,058		—			8,424,058
Other financing (cost) income, net		(3,152,631)		958,222		—		—		(958,222)		(3,152,631)		—			(3,152,631)

		(387,485)		(507,378)		(3,349,364)		(276,154)				(4,520,381)					(4,520,381)

Equity interest in net income of affiliates		57,621		21,037,922		17,245		689,075		(21,037,922)		763,941		—			763,941

Income before taxes on profit		81,151,600		21,023,274		40,507,793		10,500,441		(21,037,922)		132,145,186		—			132,145,186
Taxes on profit		22,454,267		(310,215)		11,618,710		3,486,763		—		37,249,525		—			37,249,525

Income from continuing operations		58,697,333		21,333,489		28,889,083		7,013,678		(21,037,922)		94,895,661		—			94,895,661
Income from discontinued operations, net		—		—		7,166,312		—		(7,166,312)		—		—			—

Net income—Mexican FRS		58,697,333		21,333,489		36,055,395		7,013,678		(28,204,234)		94,895,661					94,895,661
US GAAP adjustments		(3,168,439)				(222,251)		(850,670)		318,021		(3,923,339)		(2,845,014)	Note 3 (d)		(6,768,353)

Net income—US GAAP	Ps.	55,528,894	Ps.	21,333,489	Ps.	35,833,144	Ps.	6,163,008	Ps.	(27,886,213)	Ps.	90,972,322	Ps.	(2,845,014)		Ps.	88,127,308

AMÉRICA MÓVIL, S.A.B. DE C.V. AND SUBSIDIARIES

UNAUDITED PRO-FORMA CONDENSED COMBINED STATEMENT OF INCOME—(Continued)

Year ended December 31, 2007

(in thousands of Mexican pesos)

	América Móvil Consolidated		CGT (non-consolidated)		Telmex Consolidated		Telmex Internacional Consolidated		Pro-Forma Eliminations (Note 3 (a))		Subtotal		Other Pro-Forma Adjustments	Explanations	Pro-Forma Combined
Distribution of net income under Mexican FRS:
Controlling interest		58,587,511		21,333,489		35,484,947		6,463,834		(28,204,234)		93,665,617	(17,150,514)	Note 3 (e)		76,515,033
Non-controlling interest		109,822		—		570,448		549,844				1,230,114	17,150,514	Note 3 (e)		18,380,628

	Ps.	58,697,333	Ps.	21,333,489	Ps.	36,055,395	Ps.	7,013,678	Ps.	(28,204,234)	Ps.	94,895,661	—		Ps.	94,895,661

Distribution of net income under US GAAP:
Controlling interest	Ps.	55,425,000												Note 3 (d)	Ps.	71,057,663
Non-controlling interest (Note 3 (e))		103,894												Note 3 (d)		17,069,646

	Ps.	55,528,894													Ps.	88,127,308

Weighted average number of shares outstanding (in millions)		35,149												Note 3 (f)		42,294

Controlling Interest earnings per share—Mexican FRS	Ps.	1.67													Ps.	1.81

Controlling interest earnings per share—US GAAP	Ps.	1.58													Ps.	1.68

See accompanying notes to Unaudited Pro-Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

1. Presentation of Unaudited Pro-Forma Condensed Combined Financial Information

América Móvil is a leading provider of wireless communications services in Latin America.

On January 13, 2010, América Móvil announced that it intended to conduct two separate but concurrent offers to acquire outstanding shares of Telmex Internacional and CGT. Telmex Internacional provides telecommunications services in Brazil, Colombia and other countries in Latin America. CGT is a holding company with controlling interests in Telmex Internacional and Telmex, a leading Mexican telecommunications provider.

The two offers consist of the following:

•

The CGT Offer. The consideration in the CGT Offer will consist of 2.0474 AMX L Shares for each share of CGT. If all shareholders of CGT participate in the CGT Offer, América Móvil will issue 7,129 million AMX L Shares in the CGT Offer.

•

The TII Offer. The consideration in the TII Offer will consist of 0.373 AMX L Shares or Ps. 11.66, at the election of the exchanging holder, for each share of Telmex Internacional. CGT has publicly announced that it will not participate in the TII Offer. If all shareholders of Telmex Internacional other than CGT participate in the TII Offer and elect to receive shares, América Móvil will issue 2,639 million AMX L Shares in the TII Offer. If all shareholders of Telmex Internacional other than CGT participate in the offer and elect to receive the cash consideration, América Móvil will pay Ps. 82,495 million (US$6,746 million based on the April 30, 2010 exchange rate) in the TII Offer.

If the TII Offer and the CGT Offer are completed, América Móvil will acquire controlling interests in CGT, Telmex Internacional (directly and indirectly through CGT) and Telmex (indirectly through CGT). The principal purpose of the TII Offer and the CGT Offer is to pursue synergies between América Móvil’s business and that of Telmex Internacional.

América Móvil, CGT and Telmex Internacional are indirectly under the control of the Slim Family.

The accompanying Unaudited Pro-Forma Condensed Combined Balance Sheet is presented in order to present the pro-forma effects of the TII Offer and the CGT Offer as if they were consummated as of December 31, 2009. The accompanying Unaudited Pro-Forma Condensed Combined Statements of Income for each of the three years ended December 31, 2009 are presented in order to present the pro-forma effects of the CGT Offer as if it were consummated as of January 1, 2007. The accompanying Unaudited Pro-Forma Condensed Combined Statements of Income is also presented in order to present the pro-forma effects of the TII Offer as if it were consummated as of January 1, 2009.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented based on the provisions of Article 11 of Regulation S-X of the SEC. In presenting the accompanying Unaudited Pro Forma Condensed Combined Financial Statements, América Móvil has not presented a column for the audited historical consolidated financial information of CGT. Instead, it has presented separate columns for the audited historical consolidated financial statements of América Móvil, Telmex and Telmex Internacional representing the substantial entirety of the assets and operations of the entities subject to the TII Offer and the CGT Offer. América Móvil has also presented a column for the unaudited non-consolidated (equity method accounting) financial statements of CGT, along with incremental disclosures for CGT’s indebtedness and derivatives. CGT has no significant assets or operations beyond its holdings in Telmex and Telmex Internacional. The CGT non-consolidated (equity method accounting) financial statements also include combined amounts for two CGT

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

majority (99.9%) owned subsidiaries (Empresas y Controles en Comunicaciones, S.A. de C.V. and Multimedia Corporativo, S.A. de C.V.), which also have small holdings of shares of both Telmex and Telmex Internacional. Those subsidiaries have no operating revenues and their only assets are their equity investments in both Telmex and Telmex Internacional, and insignificant amounts of cash.

América Móvil has presented the accompanying Unaudited Pro Forma Condensed Combined Financial Statements for illustrative purposes only. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the actual results of operations or financial position that would have occurred had the TII Offer and the CGT Offer occurred on the dates indicated, nor are they indicative of future operating results or financial position. No account has been taken within the Unaudited Pro Forma Condensed Combined Financial Statements of any operating synergies, transaction expenses or costs that may result from the TII Offer and the CGT Offer.

2. Accounting for the TII Offer and the CGT Offer

a. Common Control—CGT Offer

The CGT Offer involves the share-for-share exchange of capital stock based on the terms disclosed above. Prior to the CGT Offer, 88.57% of CGT’s capital stock was indirectly owned by the Slim Family. That component of the CGT Offer has been accounted for as a transaction between entities under common control with balances and transactions being accounted for at historical cost on a basis similar to the accounting method previously known as a “pooling-of-interest” for all periods presented herein. In combining the historical financial statements of the companies, América Móvil has not adjusted any historical accounting policies, believing that they all reasonably conform. Prior to the CGT Offer, 11.43% of CGT’s capital stock was owned by investors other than the Slim Family. The acquisition of those shares has been accounted for at a share price of Ps. 31.16 as of April 29, 2010, with the resulting difference on the third party share acquisition being recorded as a charge to retained earnings in the amount of Ps. 24,546,586.

b. Repurchase of Non-Controlling Interests in Telmex Internacional—TII Offer

The TII Offer has been accounted for as a repurchase of non-controlling interest in the manner discussed in Note 3(c) below.

c. Pro-Forma Capital Stock

CGT’s historical combined capital stock as of December 31, 2009 prior to the TII Offer and the CGT Offer was Ps. 20,462,452, and was represented by Ps. 7,169,987 related to CGT and Ps. 13,292,465 related to Empresas y Controles en Comunicaciones, S.A. de C.V. and Multimedia Corporativo, S.A. de C.V. The latter amounts have been eliminated in the combination of the Unaudited Pro-Forma Condensed Combined Balance Sheet.

Pro-Forma capital stock balances reflect the following:

Historical carrying value of América Móvil capital stock	Ps.	36,524,423
Historical carrying value of 88.57% of CGT capital stock exchanged with Slim Family entities in the CGT Offer		6,350,457
Assumed value of 11.43% of CGT capital stock exchanged with third parties in CGT Offer		25,366,116
Assumed value of TII Offer shares (see Note 3(c) below)		82,152,070

Pro-Forma capital stock	Ps.	150,393,066

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

In accounting for the issuance of the pro-forma shares, a pro-forma adjustment of Ps. 106,698,656 has been presented in the accompanying Unaudited Pro-Forma Condensed Combined Balance Sheet. This adjustment primarily relates to the value assigned to capital stock issued to third parties.

3. Pro-Forma Adjustments

a. Elimination of Intercompany Transactions and Balances

Elimination entries have been made so as to combine the financial position and results of operations of the entities under common control. The amounts eliminated in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements include:

•

revenues, expenses, accounts payable, related party accounts payable, taxes payable, related parties accounts receivable and accrued liabilities, corresponding to eliminations for transactions carried out between the entities under common control. The eliminations also contain the related income tax effects, if any. The primary services rendered and or received by the entities are: interconnection services, sales of handsets and accessories, long distance charges, sale of airtime, sale and lease of corporate links and networks, call traffic, lease of physical space, as well as other operating services, such as technical assistance;

•	CGT’s equity interests in both Telmex and Telmex Internacional as of December 31, 2009;

•

Discontinued operations recorded by Telmex during the year ended December 31, 2007 related to its spin-off of Telmex Internacional. Historical results of Telmex Internacional reflect a full year of operations during the year ended December 31, 2007;

•	Capital stock accounts of subsidiary companies as discussed above.

b. Income Taxes

The TII Offer and the CGT Offer are anticipated to be non-taxable to the combined companies.

c. Repurchase of Telmex Internacional Non-Controlling Interest

The pro-forma effects of the TII Offer have been reflected in the Unaudited Pro-Forma Condensed Combined Balance Sheet as of December 31, 2009. The pro-forma effects of the TII Offer have also been reflected in the Unaudited Pro-Forma Condensed Combined Statements of Income from January 1, 2009.

The repurchase of Telmex Internacional non-controlling interest has been assumed to be a share-for-share exchange based on the terms disclosed above. This pro-forma exchange has resulted in a reduction in Telmex Internacional non-controlling interest to zero, an increase in América Móvil common shares of 2,639 million shares at a value of Ps. 31.16 per share as of April 29, 2010 (a total value of Ps. 82,152 million), with the resulting difference on the non-controlling interest acquisition being recorded as a charge to retained earnings in the amount of Ps. 44,696,030.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

As indicated above, Telmex Internacional shareholders have the option to have their TII Securities repurchased either through an exchange of América Móvil shares or in cash at Ps. 11.66 per TII Security. While the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet assumes a share-for-share exchange, should the following levels of TII Securities elect to receive cash, América Móvil would be required to pay the following amounts in cash:

Percentage of Outstanding	Potential Cash Payment for Telmex Internacional Non-Controlling Interest
10%	Ps. 8,248
20%	Ps. 16,496
30%	Ps. 24,744
40%	Ps. 32,992
50%	Ps. 41,240
60%	Ps. 49,488
70%	Ps. 57,736
80%	Ps. 65,984
90%	Ps. 74,232
100%	Ps. 82,495

Under certain circumstances, the Mexican regulators may require as a condition to obtain deregistration and delisting in Mexico that Telmex Internacional establish a trust (fideicomiso) holding AMX L Shares and cash sufficient to purchase any TII Shares that remain outstanding following completion of the TII Offer (the “TII Repurchase Trust”). An offer through the TII Repurchase Trust would be made in compliance with then applicable Mexican and United States legal requirements. The TII Repurchase Trust would offer to purchase TII Shares for a period of six months from the date the registry of the TII Shares is cancelled. However, for the purposes of these Unaudited Pro-Forma Condensed Combined Financial Statements, 100% share-for-share participation in the TII Offer has been assumed.

The final accounting will be based on the share price on the date of exchange and also actual results of the TII Offer and the CGT Offer. As a result, the actual amounts will differ from the pro-forma amounts presented herein.

d. Basis Differences of CGT’s Holdings in Telmex and Telmex Internacional

CGT has no other significant assets or operations beyond its holdings in Telmex and Telmex Internacional.

The only material difference between Mexican FRS and accounting principles generally accepted in the United States (“US GAAP”) as applied to the historical CGT financial statements relates to estimated amounts attributable to purchase accounting for a very significant number of purchases of treasury shares by Telmex and Telmex Internacional over many years, and also CGT’s purchase of non-controlling interests in Telmex and Telmex Internacional over those years. Under Mexican FRS, the acquisition of non-controlling interest has been treated as an equity transaction. Under US GAAP in effect prior to January 1, 2009, purchases of minority interests represented a “step acquisition” that must be recorded utilizing the “purchase method”, whereby the purchase price was allocated to the proportionate fair value of assets and liabilities acquired. Subsequent to January 1, 2009, Mexican FRS and US GAAP provide for similar accounting for the acquisition of non-controlling interest.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

América Móvil has estimated this US GAAP pro-forma adjustment based on the excess of the cost over the carrying value of the numerous share purchases in Telmex and Telmex Internacional. Those excess amounts were then allocated to the underlying net assets based on overall assumptions, allocating three percent to fixed asset basis, 37% to trademarks and 60% to goodwill, which América Móvil believes is a reasonable estimation for the purpose of these Unaudited Pro-Forma Condensed Combined Financial Statements. Certain of these amounts were then depreciated or amortized since the date of acquisition. Depreciation and amortization were applied to the adjustments as follows:

Asset Category	Depreciation Period
Property, plant and equipment	10 years
Trademarks	20 years
Goodwill, prior to 2002	20 years
Goodwill, subsequent to 2002	Not amortized

Pro-Forma depreciation and amortization expense was Ps. 3,144,986, Ps. 3,211,802 and Ps. 3,204,505 in each of the years ended December 31, 2009, 2008 and 2007, respectively. The pro-forma tax benefit over the depreciation expense was Ps. 86,896, Ps. 99,811 and Ps. 92,514 respectively. Therefore, the pro-forma net income adjustment in each of the years ended December 31, 2009, 2008 and 2007 amount to Ps. 3,058,090, Ps. 3,111,991 and Ps. 2,845,014 respectively.

In order to apply conformed accounting policies to the combined companies, for amounts incurred prior to January 1, 2008 inflationary accounting was also applied consistent with Mexican FRS. While inflationary accounting is not applied under US GAAP, it has also not been eliminated in the reconciliation to US GAAP by any of the companies, in accordance with the Instructions to Form 20-F.

Impairment was evaluated giving consideration to whether the carrying amount of the US GAAP adjustment exceeds its recovery value. No additional impairment has been recorded during any of the periods presented in the Unaudited Pro Forma Condensed Combined Financial Statements beyond those impairment charges recognized in the historical financial statements.

The resulting difference between CGT’s shareholders’ equity under Mexican FRS and US GAAP was estimated at Ps. 124,856,242 (Ps. 124,037,546 net of pro-forma deferred income taxes) as of December 31, 2009 and has been applied as a pro-forma adjustment in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet. This Ps. 124,037,546 difference is comprised of Ps. 1,910,291 in additional property, plant and equipment, Ps. 33,804,868 in additional trademarks and Ps. 88,322,387 in additional goodwill.

e. Non-Controlling Interests

Investors other than CGT own approximately 40.57% in Telmex.

In Telmex’s historical audited financial statements, this equity was included as a component of controlling interest shareholders’ equity in its separate consolidated balance sheet. Upon completion of the TII Offer and the CGT Offer, Telmex will be an indirect consolidated subsidiary of América Móvil, and accordingly this equity has been reclassified (as part of the other pro-forma adjustments discussed above) and presented as a component of non-controlling interest in the final pro-forma numbers attached.

Prior to the completion of the TII Offer, investors other than CGT owned approximately 39.27% of Telmex Internacional.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

Pro-forma non-controlling interest amounts as of December 31, 2009 are as follows:

América Móvil:
Non-controlling interest before the TII Offer and the CGT Offer	Ps.	732,439
Telmex:
Non-controlling interest before the TII Offer and the CGT Offer		41,480
Other investors, whose 40.57% equity in Telmex will become non-controlling interest upon completion of the CGT Offer		15,529,909
Telmex Internacional:
Non-controlling interest before the TII Offer		3,748,805

Pro-Forma Non-Controlling Interest	Ps.	20,052,633

In accounting for the acquisition of non-controlling interest, pro-forma adjustments of Ps. 37,456,040 have been reflected in the accompanying Unaudited Pro-Forma Condensed Combined Balance Sheet. This adjustment relates to the acquisition of Ps. 52,985,949 of Telmex Internacional non-controlling interests in the TII Offer and the addition of Ps. 15,529,909 of Telmex other investors controlling interest equity that would become part of América Móvil’s non-controlling interest after completion of the CGT Offer.

The amount of non-controlling interest in the accompanying Unaudited Pro-Forma Condensed Combined Statements of Income reflects the change in ownership resulting from the CGT Offer from January 1, 2007 and the TII Offer from January 1, 2009. These changes result in a pro-forma reclassification between controlling and non-controlling net income of Ps. 8,304,147, Ps. 10,397,048 and Ps. 17,150,514 during the years ended December 31, 2009, 2008 and 2007, respectively, for the reasons discussed above.

f. Earnings Per Share

Historical and pro-forma controlling interest earnings per share amounts have been presented for América Móvil both under Mexican FRS and under US GAAP. In presenting the pro-forma number of shares outstanding, América Móvil added the historical weighted average number of shares outstanding to the presumed number of shares issued in the CGT Offer for all periods presented (based on the proposed exchange rate), and in the TII Offer since January 1, 2009, as follows (in millions of shares):

	Historical Weighted Average Shares Outstanding	CGT Offer	TII Offer	Pro-Forma Shares Outstanding
Year ended December 31, 2007	35,149	7,145	—	42,294
Year ended December 31, 2008	34,220	7,139	—	41,359
Year ended December 31, 2009	32,738	7,129	2,639	42,506

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

4. Additional CGT Disclosures

a. Indebtedness

CGT’s long-term debt consists of the following:

	Interest rate at December 31		Maturity From 2010 to	Balance at December 31
	2009	2008		2009	2008
Debt denominated in U.S. dollars:
Secured loans—see discussions below	LIBOR + .20	LIBOR + .20	2012	Ps. 28,729,142	Ps. 29,784,263

Total				28,729,142	29,784,263

Debt denominated in Mexican pesos:
Domestic senior notes	9.30%	9.30%	2010	750,000	750,000
Short-term domestic senior notes		10.25%	2008	—	3,934,917

Total				750,000	4,684,917

Total debt				29,479,142	34,469,180
Less short-term debt and current portion of long-term debt				3,361,740	3,934,917

Long-term debt				Ps. 26,117,402	Ps. 30,534,263

In prior years, CGT entered into a series of asset swaps and forward share purchase agreements to facilitate its repurchase of TMX L Shares and TII L Shares. The forward contracts to acquire the TMX and TII non-controlling interest were entered into contemporaneously with the asset swap agreements. Payment amounts and settlement dates under the forward contracts are fixed. CGT has accounted for these transactions as financing transactions, and the free-standing derivative instruments are described above as “secured loans.” The secured loans are recorded at settlement amount, and interest expense is recognized on the accrual basis. Non-controlling interest was not recognized at inception of the share swap and no earnings are allocated to the non-controlling interest swapped.

The secured loans aggregate US$ 2,200 million and mature in varying increments between 2010 and 2012. Under those arrangements, CGT swapped 84.05 million ADRs representing 1,681 million TMX L Shares and TII L Shares, representing the number of shares underlying the forward contracts as of December 31, 2009. The loans bear interest at London Interbank Offered Rate (LIBOR) plus a spread, which ranged from 0.20% to 0.625% in 2009. CGT’s weighted-average cost of debt at December 31, 2009 (including interest expense, interest rate swaps, commissions and taxes withheld) was approximately 6.67% (10.25% in 2008).

In connection with CGT’s forward purchase obligations, CGT is contingently obligated to provide additional cash collateral to the derivative counterparty to the extent that the market value of the shares serving as collateral under the forward contract falls below specified forward contract exercise price. The contingent collateral starts with a 5% (of the US$ 2,200 million) collateral amount when the market price of the shares is equal to or lower than 85% exercise price. The amount of contingent collateral adjusts in 5% increments based on the share price. The contingent collateral ends with an 85% collateral amount when the market price is equal or lower than 5% of the exercise price. Through December 31, 2009, no collateral has been forwarded to the counterparty. Any amounts ultimately forwarded to the counterparty will be returned upon contract maturity.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

As the accompanying Unaudited Pro-Forma Condensed Combined Financial Statements assume that all TII L Shares not owned by the Slim Family will be tendered in the TII Offer, the accompanying Unaudited Pro-Forma Condensed Combined Financial Statements assume that this underlying TII L Share repurchase obligation will ultimately be replaced with a proportionate amount of TMX L Share repurchase obligation. That resolution, however, is pending negotiation with the counter-parties to the forward contracts.

CGT’s long-term debt maturities at December 31, 2009 are as follows:

Year	Total
2011	Ps. 14,364,571
2012	11,752,831

Ps. 26,117,402

b. Other Derivative Financial Instruments

CGT is exposed to interest rate and foreign currency risks, which are mitigated through a controlled risk management program that includes the use of derivative financial instruments. In order to reduce the risks due to exchange rate fluctuations, CGT utilizes swaps, cross currency swaps and forwards to fix exchange rates to the liabilities being hedged; however, CGT has not applied hedge accounting rules to its derivative financial instruments.

CGT’s derivative financial instruments are recognized in the balance sheet at their fair values, which are obtained from the financial institutions with which it has entered into the related agreements. Changes in the fair value of derivatives are recognized in results of operations.

CGT’s derivative financial instruments consist of the following:

Interest-rate swaps

To offset its exposure to financial risks, CGT entered into interest-rate swaps. Under these contracts, the parties exchange cash flows on the amount resulting from applying the agreed rates on the notional amount of the swaps. CGT agreed to receive the 28-day Mexican weighted interbank (TIIE) rate and to pay fixed rates. The changes in fair value of the swaps are recorded in results of operations in accordance with the related market interest rates. At December 31, 2009 and 2008, CGT had interest-rate swaps for a total notional amount of Ps. 9,400 and Ps. 9,000 million, respectively. For the year ended December 31, 2009, CGT recognized a net expense of Ps. 305,938 (Ps. 128,835 in 2008, and income of Ps. 41,965 in 2007) as part of Comprehensive result of financing due to changes in the fair value of such instruments.

Cross currency swaps

At December 31, 2009 and 2008, CGT also had cross currency swaps for a total notional amount of US$ 500 million. For the year ended December 31, 2009, CGT recognized a net expense for these cross currency swaps in Comprehensive result of financing of Ps. 373,000 (Ps. 114,844 in 2008). At December 31, 2007 CGT did not have cross currency swaps.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS—(Continued)

(In thousands of Mexican pesos, and thousands of U.S. dollars,

except share and per share amounts and when indicated otherwise)

Other forward contracts

As part of its risk management strategy, CGT uses derivatives to reduce the risk associated with exchange rate fluctuations on its U.S. dollar denominated transactions. In 2009, CGT entered into long-term forward exchange contracts, which, at December 31, 2009, cover liabilities of US$ 1,535 million (US$ 1,221 million in 2008). For the year ended December 31, 2009, CGT recognized a net expense of Ps. 1,467,004 (income of Ps. 4,699,452 in 2008, and expense of Ps. 579,701 in 2007) to results of operations for these forward exchange contracts corresponding to exchange differences.

An analysis of the fair value of financial instruments at December 31, 2009 and 2008 is as follows:

	2009				2008
	Notional amount		Fair value (assets)		Notional amount		Fair value (assets)
	(in millions)				(in millions)
Instrument
Cross currency swaps	US$	500	Ps.	1,240	US$	500	Ps.	1,613
Forwards dollar-peso	US$	1,535		154	US$	1,221		1,280
Interest-rate swaps in pesos	Ps.	9,400		119	Ps.	9,000		280

Total			Ps.	1,513			Ps.	3,173

At December 31, 2009 the fair value of debt was estimated at Ps. 28,999,062.

5. US GAAP Adjustments

The consolidated financial statements of América Móvil, Telmex, Telmex Internacional and CGT are prepared in accordance with Mexican FRS, which differs in certain significant respects from US GAAP. Adjustments to reconcile the historical net income and historical shareholders’ equity of América Móvil, Telmex and Telmex Internacional are each presented separately and explained in the audited historical financial statements of those companies, and are summarized as follows:

	Net income for 2009	Net income for 2008	Net income for 2007	Shareholders’ Equity
América Móvil	Ps.(2,638,029)	Ps.(5,323,315)	Ps.(3,168,439)	Ps.12,145,910
Telmex	(650,473)	(394,354)	(222,251)*	(30,855,922)
Telmex Internacional	(976,367)	(2,354,092)	(850,670)	12,462,959

Total	Ps.(4,264,869)	Ps.(8,071,761)	Ps.(4,241,360)	Ps.(6,247,053)

*	represents US GAAP adjustments of Ps. 95,770 related to continuing operations, and (Ps. 318,021) related to discontinued operations. Amounts related to discontinued operations are ultimately eliminated in the presentation of pro-forma results.

Adjustments to reconcile the Mexican FRS and US GAAP net income and shareholders’ equity of CGT for the purpose of these pro-forma financial statements are presented as a pro-forma adjustment based on management’s estimate, and are explained in Note 3(d) above.

INFORMATION ABOUT AMÉRICA MÓVIL

We are the largest provider of wireless communications services in Latin America based on subscribers. As of December 31, 2009, we had 201.0 million wireless subscribers in 18 countries, compared to 182.7 million at year-end 2008. Because our focus is on Latin America, a substantial majority of our wireless subscribers are prepaid customers. We also had an aggregate of approximately 3.8 million fixed lines in Central America and the Caribbean as of December 31, 2009, making us the largest fixed-line operator in Central America and the Caribbean based on the number of subscribers.

Our principal operations are:

•

Mexico. Through Radiomóvil Dipsa, S.A. de C.V., which operates under the name “Telcel,” we provide mobile telecommunications service in all nine regions in Mexico. As of December 31, 2009, we had 59.2 million subscribers in Mexico. We are the largest provider of mobile telecommunications services in Mexico.

•

Brazil. With approximately 44.4 million subscribers as of December 31, 2009, we are one of the three largest providers of wireless telecommunications services in Brazil based on the number of subscribers. We operate in Brazil through our subsidiaries, Claro S.A. and Americel S.A., or “Americel,” under the unified brand name “Claro.” Our network covers the main cities in Brazil (including São Paulo and Rio de Janeiro).

•

Southern Cone. We provide wireless services in Argentina, Paraguay, Uruguay and Chile. As of December 31, 2009, we had 21.8 million subscribers in the Southern Cone region. We operate under the “Claro” brand in the region.

•

Colombia and Panama. We provide wireless services in Colombia under the “Comcel” brand. As of December 31, 2009, we had 27.7 million wireless subscribers and were the largest wireless provider in Colombia. We began providing wireless services in Panama in March 2009.

•

Andean Region. We provide wireless services in Peru and Ecuador. As of December 31, 2009, we had 17.8 million subscribers in the Andean region. We operate under the “Porta” brand in Ecuador and under the “Claro” brand in Peru.

•

Central America. We provide fixed-line and wireless services in Guatemala, El Salvador, Honduras and Nicaragua. Our Central American subsidiaries provide wireless services under the “Claro” brand. As of December 31, 2009, our subsidiaries had 9.6 million wireless subscribers, over 2.2 million fixed-line subscribers in Central America and 0.3 million broadband subscribers.

•

United States. Our U.S. subsidiary, TracFone Wireless Inc., or “Tracfone,” is engaged in the sale and distribution of prepaid wireless services and wireless phones throughout the United States, Puerto Rico and the U.S. Virgin Islands. It had approximately 14.4 million subscribers as of December 31, 2009.

•

Caribbean. Compañía Dominicana de Teléfonos, C. por A., or “Codetel,” is the largest telecommunications service provider in the Dominican Republic with 4.8 million wireless subscribers, 0.8 million fixed-line subscribers and 0.2 million broadband subscribers as of December 31, 2009. We provide fixed-line and broadband services in the Dominican Republic under the “Codetel” brand and wireless services under the “Claro” brand.

•

Puerto Rico. Telecomunicaciones de Puerto Rico, Inc., or “TELPRI,” through its subsidiaries, is the largest telecommunications service provider in Puerto Rico with approximately 0.8 million fixed-line subscribers, 0.8 million wireless subscribers and 0.2 million broadband subscribers as of December 31, 2009. We provide fixed-line and broadband services in Puerto Rico under the “PRT” brand and wireless services under the “Claro” brand.

•	Jamaica. Oceanic Digital Jamaica Limited, or “Oceanic,” provides wireless and value added services throughout Jamaica, with 0.4 million wireless subscribers as of December 31, 2009.

We are a sociedad anónima bursátil de capital variable organized under the laws of Mexico with our principal executive offices at Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, México D.F., México. Our telephone number at this location is (5255) 2581-4449.

Recent Developments

Regulatory Matters

In November 2008, Cofeco issued a preliminary report (dictamen preliminar) finding that Telcel has substantial market power in the national mobile telephone services relevant market. The preliminary report was confirmed by the publication on February 10, 2010 of the relevant findings of a resolution relating to the existence of substantial market power. In February 2010, Telcel filed an administrative proceeding (recurso administrativo de reconsideración) before Cofeco. When this administrative proceeding was rejected by Cofeco for analysis, Telcel filed an appeal (amparo indirecto) before an administrative judge against the rejection of the proceeding and against the issuance, subscription and publication of the February 10, 2010 resolution. Under the Antitrust Law (Ley Federal de Competencia Económica) and the Telecommunications Law (Ley Federal de Telecomunicaciones), if Cofeco makes a final finding of substantial market power concerning an operator, Cofetel can impose on that operator specific regulations with respect to tariffs, quality of service and information. We cannot predict what regulatory steps Cofetel may take in response to determinations by Cofeco.

In September 2009, the CRT issued a series of resolutions stating that our Colombian subsidiary, Comcel, has a dominant position in Colombia’s market for outgoing mobile services. Under Colombian law, a market participant is considered to have a dominant position in a specified market if the regulators determine that it has the capacity to control the conditions in that market. The CRT made its determination based on Comcel’s traffic, revenues and subscriber base. The resolutions also included regulations requiring Comcel to charge rates (excluding access fees) for mobile-to-mobile calls outside the Comcel network (“off net”) that are no higher than the fees charged for mobile-to-mobile calls within the Comcel network (“on net”) plus access fees. The regulations were first implemented in December 4, 2009. These regulations will limit our flexibility in offering pricing plans to our customers, but we cannot predict the effects on our financial performance.

See Note 15 to our audited consolidated financial statements for a description of our material legal proceedings.

Tax on Telecommunications Services

Effective January 1, 2010, the Mexican government imposed a new tax of 3% on certain telecommunication services we provide. Customers of those telecommunication services are responsible for the payment of this new tax. Telcel has filed legal proceedings against this new tax. We cannot predict the medium- to long-term effects of this new tax on our financial performance.

DESCRIPTION OF OUR AMERICAN DEPOSITARY SHARES

We have appointed The Bank of New York Mellon as ADS depositary pursuant to the Amended and Restated Deposit Agreement dated as of July 5, 2005 among us, The Bank of New York Mellon and holders and beneficial owners from time to time of our AMX L ADSs, which may be evidenced by American Depositary Receipts, or ADRs. The Bank of New York Mellon is located at 101 Barclay Street, New York, New York, 10286. Set forth below is a summary description of the material terms of the AMX L ADSs and the material rights of a holder of AMX L ADSs. Because it is a summary, it does not describe every aspect of the AMX L ADSs and the deposit agreement. For more complete information, you should read the entire deposit agreement, which includes the form of ADR. The deposit agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of the deposit agreement.

American Depositary Receipts

Our AMX L ADSs are executed by the ADS depositary pursuant to the deposit agreement. Each ADR evidences a specified number of AMX L ADSs, and each ADS represents 20 AMX L Shares deposited or subject to deposit under the deposit agreement with Banco Inbursa S.A., as custodian and agent of the ADS depositary in Mexico. The custodian is the holder of record of all AMX L Shares represented by AMX L ADSs, in the name of The Bank of New York Mellon. Only persons in whose names ADRs are registered on the books of the ADS depositary will be treated by us and the ADS depositary as holders of AMX L ADSs.

You may hold ADSs either (A) directly (i) by having an ADR registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, also referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

If you are an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Mexican law governs shareholder rights. As a registered holder of ADSs, you will have ADS holder rights. The depositary agreement sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the depositary agreement and the ADSs.

Deposit, Transfer and Withdrawal

Subject to the terms and conditions of the deposit agreement, AMX L Shares may be deposited by:

•	electronic transfer through Indeval to the account of the custodian; or

•

delivery of evidence satisfactory to the custodian that irrevocable instructions have been given to cause AMX L Shares to be transferred to that account, in any case accompanied by appropriate instrument(s) of transfer or endorsement in form satisfactory to the custodian, together with all such certifications, payments and evidence of such payments required by the ADS depositary or the custodian, and if the ADS depositary requires, a written order directing the ADS depositary to execute and deliver ADRs.

If the ADS depositary so requires, AMX L Shares presented for deposit also must be accompanied by:

•

an agreement, assignment or instrument satisfactory to the ADS depositary by any person in whose name these AMX L Shares are or have been recorded providing for the prompt transfer to the custodian of either (1) any distribution or right to subscribe for additional shares or to receive other property or shares or, (2) an indemnity or other agreement as will be satisfactory to the ADS depositary; and

•

if these AMX L Shares are registered in the name of the person on whose behalf they are presented for deposit, a proxy entitling the custodian to vote the deposited AMX L Shares until the AMX L Shares are registered in the name of the custodian or its nominee.

When AMX L Shares are deposited, the ADS depositary will, upon written order of the named person(s), deliver the number of AMX L ADSs issuable with respect to such deposited AMX L Shares.

Subject to the deposit agreement, the ADS depositary will register transfers of ADSs on its transfer books from time to time upon the surrender of an ADS properly endorsed or accompanied by proper instruments of transfer or upon the instruction of a holder of uncertificated ADSs.

Upon the surrender of ADSs and upon payment of the fee for the surrender of the ADRs and applicable charges and taxes, the ADS holder will be entitled to the deposited securities represented by the its AMX L ADSs. Delivery of these deposited securities may be made by the delivery of AMX L Shares in the name of the holder and any other securities, property and cash to which the holder is entitled. The delivery will be made at the office of the custodian, except that the ADS depositary may deliver any dividends or other distributions on the AMX L Shares at its office. The holder withdrawing the AMX L ADSs assumes the risk for delivery of all funds and securities upon withdrawal.

The delivery or transfer of ADSs may be suspended or refused during any period when the transfer books of the ADS depositary are closed, or if deemed necessary or advisable by the ADS depositary or us because of any requirement of law or of any government or governmental body or commission or any securities exchange on which the AMX L ADSs or AMX L Shares are listed or for any other reason.

A holder may withdraw the underlying AMX L Shares at any time except for:

•

temporary delays that may arise because the transfer books of the ADS depositary or our transfer books are closed, or the deposited securities are immobilized on account of a shareholders meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges; and

•	restrictions imposed on account of laws or governmental regulations relating to the AMX L Shares or AMX L ADSs to the withdrawal of deposited securities.

Dividends, Distributions and Rights

To the extent that the ADS depositary can in its judgment convert on a reasonable basis Mexican pesos (or any other foreign currency) into U.S. dollars transferable to the United States and distributable to holders of AMX L ADSs, the ADS depositary is required, as promptly as practicable, to convert or cause to be converted all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and to distribute the resulting U.S. dollars to holders on a proportionate basis, after deduction or upon payment of any taxes, fees, charges and expenses of the ADS depositary. Any cash dividend or other cash distribution will be reduced by any amounts required to be withheld by us or the ADS depositary on account of taxes. The ADS depositary will distribute only an amount, however, as can be distributed without attributing to any holder a fraction of one cent, and any of these fractional amounts will be rounded to the nearest whole cent. If the ADS depositary determines that, in its judgment, the conversion of any foreign currency received and the transfer and distribution of the proceeds of this conversion is not reasonable, or if any approval or license of any government, authority or agency required for this conversion, transfer and distribution is denied or in the opinion of the ADS depositary is not obtainable within a reasonable period, the ADS depositary may distribute the foreign currency received by the ADS depositary to, or in its discretion may hold this foreign currency uninvested and without liability for interest for the respective accounts of the ADS holders.

If any distribution upon any deposited securities consists of a dividend in, or free distribution of AMX L Shares, the ADS depositary may, and will if we request, distribute as promptly as practicable to the holders entitled to receive this distribution, on a proportionate basis, additional ADSs representing the amount of AMX L Shares received, subject to the terms and conditions of the deposit agreement (including, without limitation, the payment of any taxes or any applicable fees, charges and expenses). In lieu of delivering fractional AMX L ADSs, the ADS depositary will sell the number of AMX L Shares represented by fractional AMX L ADSs and distribute the net proceeds in accordance with the deposit agreement.

Whenever we offer or cause to be offered to the holders of AMX L Shares, any rights to subscribe for any additional shares, or any rights of any other nature, the ADS depositary, after consultation with us, will have discretion as to the procedure to be followed in making these rights available or in disposing of these rights and making the net proceeds available to holders. If at the time of the offering of any rights the ADS depositary determines, in its discretion, that it is lawful and feasible to make these rights available to all holders or some holders, the ADS depositary may distribute to any holder to whom it determines the distribution to be lawful and feasible, but only pursuant to a rights agency agreement to be entered into between us and the ADS depositary setting forth the procedures, terms and conditions applicable to the particular offering, or may employ such other method, if any, as the ADS depositary may deem lawful and feasible in order to facilitate the exercise, sale or transfer of rights by such owners. If at the time of the offering of any rights the ADS depositary determines, in its discretion, that it is not lawful and feasible to make these rights available to all holders or some holders, the ADS depositary will use its best efforts that are reasonable under the circumstances to sell the rights at a public or private sale and allocate the net proceeds of such sales for the account of such holders otherwise entitled to such rights.

The ADS depositary will not offer rights to ADS holders unless both the rights and the securities to which these rights relate are either exempt from, or registered under, the Securities Act. Neither we nor the ADS depositary will be responsible for any failure to determine that it may be lawful or feasible to make rights available to holders of AMX L ADSs in general or to any holder or AMX L ADSs in particular.

In the event that the ADS depositary receives any distribution upon any deposited securities in property (other than cash, shares, or rights to any such shares), the ADS depositary is required under the deposit agreement to distribute this property or securities to the holders entitled thereto, after deduction or upon payment of any applicable taxes or other governmental charges and the fees and expenses of the ADS depositary, in proportion to their holdings, in any manner that the ADS depositary deems equitable and practicable. If in the opinion of the ADS depositary, this distribution cannot be done proportionally or for any other reason the ADS depositary deems this distribution not to be feasible, it may adopt any method it may deem equitable and practicable, including by public or private sale of the property received and distribution of the net proceeds.

Record Dates

Whenever any cash dividend or other cash distribution payable or any distribution other than cash is made or whenever rights are issued with respect to the deposited securities, or whenever, for any reason, the ADS depositary causes a change in the number of deposited securities that are represented by each ADS, or whenever the ADS depositary will receive notice of any meeting of holders of AMX L Shares or other deposited securities, the ADS depositary will fix a record date for the determination of the holders entitled to receive this dividend, distribution or rights or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any meeting, or to otherwise take action, subject to the provisions of the deposit agreement or to set the date of responsibility for any fee assessed by the ADS depositary pursuant to the deposit agreement or on or after which each ADS will represent the changed number of AMX L Shares.

Voting of the Underlying Securities

ADS holders may instruct the depositary to vote the number of deposited shares their ADSs represent. Upon receipt from us of notice of any meeting of holders of AMX L Shares, or other deposited securities, the ADS depositary will, as soon as practicable thereafter, if requested by us, mail to holders of AMX L ADSs a notice of meeting stating that holders as of the close of business on a specified record date will be entitled under the deposit agreement, subject to any applicable provisions of Mexican law and our bylaws, to instruct the ADS depositary as to the exercise of their voting rights, if any, pertaining to the deposited securities represented by their AMX L ADSs, and further stating the manner in which any of these instructions are to be given, including an indication that instructions may be deemed given (if no instructions are received on or before the specified record date set for this purpose by the ADS depositary). The ADS depositary will endeavor, insofar as is practicable and permitted by applicable law and the provisions of the deposited securities, our bylaws and the deposit agreement, to vote or cause to be voted the deposited securities represented by the AMX L ADSs in accordance with the timely instructions of the holders of AMX L ADSs.

If the ADS depositary does not receive instructions from any holder of AMX L ADSs with respect to the deposited securities on or before the date established by the ADS depositary for this purpose, the ADS depositary will deem this holder to have instructed the ADS depositary to have given a discretionary proxy to a person designated by us to vote the deposited securities. Nonetheless, instructions will not be deemed given with respect to any matter as to which we inform the ADS depositary that (1) we do not wish this proxy given, (2) substantial opposition exists or (3) such matter materially and adversely affects the rights of holders of AMX L Shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable the holder to return voting instructions to the ADS depositary in a timely manner.

Inspection of Transfer Books, Registrar

The deposit agreement provides that the ADS depositary will keep books at its corporate trust office for the registration and transfer of ADRs open at all reasonable times for inspection by the holders. This inspection may not be for the purpose of communicating with the holders in the interest of a business or object other than our business or a matter related to the deposit agreement, the ADRs, or the AMX L Shares.

The ADS depositary will act as registrar for the AMX L ADSs or, after consultation with us, will appoint another registrar or one or more co-registrars for registration of the ADRs in accordance with the requirements of any stock exchange on which AMX L ADSs may be listed.

The registrar may close the transfer books at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under the deposit agreement or at our request.

Reports and Notices

On or before the first date on which we give notice of

•	any meeting of holders of AMX L Shares or other deposited securities,

•	any adjourned meeting of AMX L Shares or other deposited securities,

•	the taking of any action in respect of any cash or other distribution, or

•	the offering of any rights in respect of deposited securities,

we will transmit to the ADS depositary and the custodian a copy in English of the notice in the form given or to be given to holders of AMX L Shares or to other deposited securities generally.

We will also transmit to the ADS depositary an English language version of the other notices, reports and communications generally made available by us to holders of deposited securities. The ADS depositary will arrange, at our request and expense, for the mailing of copies thereof to all holders of ADRs or make these notices, reports and other communication available to all holders of ADRs.

The ADS depositary will also make available a copy of any notices, reports or communications issued by us and delivered to the ADS depositary for inspection by the holders of AMX L ADSs at the ADS depositary’s corporate trust office.

Changes Affecting Deposited Securities

Upon any change in par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities received by the ADS depositary or the custodian in exchange for, or in conversion of or in respect of, deposited securities, will be treated as new deposited securities under the deposit agreement, and the ADSs will represent, in addition to the existing deposited securities, the right to receive these new deposited securities. The ADS depositary may and will, if we request, execute and deliver additional ADRs, or call for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and Termination of the Deposit Agreement

The form of ADR and any provisions of the deposit agreement may, at any time and from time to time, be amended by agreement between us and the ADS depositary in any respect which together we may deem necessary or desirable without the prior consent of the holders or beneficial owners of ADRs. Any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges), or that will otherwise prejudice any substantial existing right of holders, will not, however, become effective as to outstanding ADRs until the expiration of 30 days after notice of the relevant amendment will have been given to the holders of ADRs. Every holder of ADSs at the time any amendment becomes effective will be deemed, by continuing to hold ADSs, to consent and agree to any such amendment and to be bound by the deposit agreement or the ADRs or both of them, as applicable, as amended. In no event may any amendment impair the right of any holder of ADSs to surrender their ADSs and receive the deposited securities represented by those ADSs, except in order to comply with mandatory provisions of applicable law.

The ADS depositary will, at any time at our written direction, terminate the deposit agreement by mailing a notice of termination to the holders of all ADSs then outstanding at least 30 days prior to the date fixed in the notice. The ADS depositary may likewise terminate the deposit agreement by mailing notice of termination to us and holders of all ADRs then outstanding if at any time 90 days have expired after the ADS depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. On and after the date of termination of the deposit agreement, the holder will, upon (1) surrender of its ADSs, (2) payment of the fee of the ADS depositary for the surrender of ADSs and (3) payment of any applicable taxes or governmental charges, be entitled to delivery, of the amount of deposited securities represented by the surrendered ADSs.

If any ADRs remain outstanding after the date of termination, the ADS depositary will discontinue the registration of transfers of ADRs, suspend the distribution of dividends to the holders thereof and not give any further notices or perform any further acts under the deposit agreement, except that the ADS depositary will continue to collect dividends and other distributions pertaining to the deposited securities, sell rights as provided in the deposit agreement and continue to deliver deposited securities together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property (after deducting the fee of the ADS depositary for the surrender of ADSs, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental changes), in exchange for surrendered ADSs.

At any time after the expiration of six months from the date of termination of the deposit agreement, the ADS depositary may sell the deposited securities and may hold uninvested the net proceeds of any such sale, together with any other cash then held, in an unsegregated account without liability for interest, for the pro rata benefit of the holders whose ADSs have not yet been surrendered. After making this sale, the ADS depositary will be discharged from all obligations under the deposit agreement, except to account for these net proceeds and other cash (after deducting the fee of the ADS depositary for the surrender of an ADS, any expenses for the account of the holders in accordance with the deposit agreement and any applicable taxes or governmental charges). Upon the termination of the deposit agreement, we will also be discharged from all obligations under the deposit agreement, except for certain obligations to the ADS depositary.

Charges of ADS Depositary

The following charges will be incurred by any party depositing or withdrawing AMX L Shares by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or deposited securities or a distribution of ADSs pursuant to the deposit agreement), or by holders of ADSs, as applicable:

•	taxes and other governmental charges;

•

registration fees as may from time to time be in effect for the registration of transfers of AMX L Shares generally on any required registers and applicable to transfers of AMX L Shares to or from the name of the ADS depositary, the custodian or either of their nominees on the making of deposits or withdrawals;

•	cable, telex and facsimile transmission expenses as provided in the deposit agreement;

•	expenses incurred by the ADS depositary in the conversion of foreign currency;

•	a fee of US$ 5.00 or less per 100 AMX L ADSs (or portion thereof) for the delivery of ADSs and the surrender of ADSs;

•

a fee of US$ 0.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement to the extent permitted by the rules of any securities exchange on which the AMX L ADSs may be listed for trading;

•

a fee for the distribution of securities in an amount equal to the fee for the execution and delivery of AMX L ADSs referred to above which would have been charged as a result of the deposit of these securities but which securities are instead distributed by the ADS depositary to holders; and

•

any other charge payable by the ADS depositary, any of the ADS depositary’s agents, including the custodian, or the agents of the ADS depositary’s agents in connection with the servicing of AMX L Shares or other deposited securities.

Liability of Holders for Taxes or Other Charges

If any tax or other governmental charge will become payable by the ADS depositary with respect to any ADSs or any deposited securities, this tax or other governmental charge will be payable by the holder to the ADS depositary. The ADS depositary may refuse to effect any transfer of the ADSs or any withdrawal of deposited securities represented by AMX L ADSs until payment is made, and may withhold any dividends or other distributions, or may sell for the account of the holder any part or all of the deposited securities represented by the AMX L ADSs, and may apply these dividends or other distributions or the proceeds of any sale in payment of such tax or other governmental charge and the holder of the ADSs will remain liable for any deficiency.

General

Every person depositing AMX L Shares under the deposit agreement will be deemed to represent and warrant that:

•	the AMX L Shares and each certificate therefor are validly issued, fully paid and non-assessable;

•	the AMX L Shares are free of any preemptive rights of the holders of outstanding AMX L Shares;

•	the person making the deposit is duly authorized to do so; and

•	the deposit of the AMX L Shares and the sale of ADSs representing the AMX L Shares are not restricted under the Securities Act.

These representations and warranties survive the deposit of any AMX L Shares and the issuance of any ADSs therefor.

Each holder agrees to comply with requests from us pursuant to applicable law or the bylaws to provide information, including as to proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information relating to the registration on the books of the Company as the ADS depositary may deem necessary or proper or as we may require by written request to the ADS depositary.

Neither the ADS depositary nor we assume any obligations to holders of ADSs, except that we agree to perform without negligence and without bad faith our obligations specifically stated in the deposit agreement. Neither the ADS depositary nor we will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or in respect of the ADSs, which in our opinion may involve an expense or liability for us, unless indemnity satisfactory to us against all expenses and liabilities will be furnished as often as may be required. The ADS depositary will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any such vote is cast or the effect of any such vote, as long as any action or nonaction is in good faith.

The ADS depositary will not knowingly accept for deposit under the deposit agreement any AMX L Shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to these AMX L Shares.

Subject to the terms and provisions of the deposit agreement, the ADS depositary may deliver ADSs prior to the receipt of AMX L Shares, which delivery we refer to as pre-release transactions. The ADS depositary may deliver AMX L Shares upon surrender of pre-released AMX L ADSs (even if the AMX L ADSs are surrendered before the pre-release transaction has been closed out). A pre-release transaction is closed out as soon as the underlying AMX L Shares are delivered to the ADS depositary. The ADS depositary may receive ADSs in lieu of AMX L Shares to close out a pre-release transaction. Each pre-release will be:

•	preceded or accompanied by a written representation and agreement from the person to whom ADSs are to be delivered that this person, or its customer,

•	owns the AMX L Shares or ADSs to be remitted, as the case may be;

•	assigns all beneficial right, title and interest in such AMX L Shares or ADSs, as the case may be, to the ADS depositary in its capacity as such and for the benefit of the holders; and

will not take any action with respect to such AMX L Shares or ADSs, as the case may be, that is inconsistent with the transfer of beneficial ownership;

•	at all times fully collateralized with cash, U.S. government securities or other collateral as the ADS depositary deems appropriate;

•	terminable by the ADS depositary on not more than five (5) business days’ notice; and

•	subject to further indemnities and credit regulations as the ADS depositary deems appropriate.

The number of AMX L ADSs which are outstanding at any time as a result of pre-releases will not normally exceed 20% of the deposited securities. The ADS depositary reserves the right to change or disregard this limit as it deems reasonably appropriate. The ADS depositary may retain for its own account any compensation received from the pre-release transactions.

The ADS depositary may own and deal in any class of our securities, securities issued by our affiliates and ADRs.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF

AMÉRICA MÓVIL AND TELMEX INTERNACIONAL

The following is a summary of all material differences (1) between the rights of shareholders of TII A Shares and AMX L Shares and (2) between the rights of shareholders of TII L Shares and AMX L Shares, in each case arising from the differences between the corporate bylaws (estatutos sociales) of the two companies. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the translations of our bylaws (estatutos sociales), which are included as exhibits to our registration statement on Form F-4 with respect to this offer of which this prospectus is a part and which has been filed with the SEC and of the bylaws (estatutos sociales) of Telmex Internacional, which are filed as exhibits to the Telmex Internacional 2008 Form 20-F. To find how to obtain these documents see “Where You Can Find More Information.”

Telmex Internacional is a sociedad anónima bursátil de capital variable organized in Mexico and the rights of its shareholders are governed by the Mexican General Corporations Law (Ley General de Sociedades Mercantiles) and by the provisions of its bylaws (estatutos sociales) dated December 26, 2007, as amended.

América Móvil is a sociedad anónima bursátil de capital variable organized in Mexico under the Mexican General Corporations Law and the rights of its shareholders are also governed by the Mexican General Corporations Law and by the provisions of its bylaws (estatutos sociales) dated March 17, 2010, as amended.

TII L Shares	AMX L Shares

Voting Rights

Holders of TII L Shares are entitled to vote only to elect two members of the Board of Directors and the corresponding alternate directors.	Holders of AMX L Shares entitled to vote only to elect two members of the Board of Directors and the corresponding alternate directors.

Under Mexican law, holders of TII L Shares are entitled to vote as a class on any action that would prejudice the rights of the holders of TII L Shares, and holders of 20% or more of all outstanding TII L Shares would be entitled to request judicial relief against any such action taken without such vote.	Under Mexican law, holders of AMX L Shares are entitled to vote as a class on any action that would prejudice the rights of the holders of AMX L Shares, and a holder of 20% or more of all outstanding AMX L Shares would be entitled to judicial relief against any such action taken without such a vote.

Holders of TII L Shares are entitled to vote on the following matters together with the holders of the TII AA Shares and the TII A Shares. A resolution on any of these matters requires the affirmative vote of both a majority of all outstanding shares and a majority of the TII AA Shares and the TII A Shares voting together:

•   the transformation of Telmex Internacional from one type of company to another;

•   any merger in which Telmex Internacional is not the surviving entity or any merger with an entity whose principal corporate purposes are different from those of Telmex Internacional (when Telmex Internacional is the surviving entity);

•   cancellation of the registration of shares issued by Telmex Internacional in the Mexican National Registry of Securities and in other foreign stock exchange on which they are registered; and

•   any action that would prejudice the rights of the holders of TII L Shares.

Holders of AMX L Shares are entitled to vote on the following matters together with the holders of the AMX AA Shares and the AMX A Shares. A resolution on any of these matters requires the affirmative vote of both a majority of all outstanding shares and a majority of the AMX AA Shares and the AMX A Shares voting together:

•   the transformation of América Móvil from one type of company to another;

•   any merger of América Móvil;

•   the extension of América Móvil’s corporate life;

•   América Móvil’s voluntary dissolution;

•   change in América Móvil’s corporate purpose;

•   transactions that represent 20% or more of América Móvil’s consolidated assets;

•   a change in América Móvil’s state of incorporation;

•   the cancellation of the shares issued by América Móvil in the Mexican National Registry of Securities and removal of América Móvil’s shares from listing on the Mexican Stock Exchange or any foreign stock exchange; and

•   any action that would prejudice the rights of holders of AMX L Shares.

Dividend Rights

Holders of TII L Shares are entitled to participate in dividend or other distributions at the time such dividend or other distribution is declared.	Holders of AMX L Shares are entitled to receive a cumulative preferred annual dividend of Ps. 0.00042 per share before any dividends are payable in respect of any other class of América Móvil capital stock.

TII L Shares	AMX L Shares

If a dividend is paid after payment of the AMX L Share preferred dividend, such dividend must first be allocated to the payment of dividends to AMX A Shares and AMX AA Shares, in equal amounts, up to the amount of the AMX L Share preferred dividend, and then to all classes of shares, such that the dividend per share is equal.
Liquidation Preference

None.

Upon liquidation, AMX L Shares are entitled to a liquidation preference equal to: (i) accrued but unpaid AMX L Share preferred dividends, plus (ii) Ps. 0.00833 per share (representing the capital attributable to AMX L Shares as set forth in América Móvil’s bylaws (estatutos sociales)) before any other distribution is made.

Following payment in full of any such amount, holders of AMX AA Shares and AMX A Shares are entitled to receive, if available, an amount per share equal to the liquidation preference paid per AMX L Shares. Following payment in full of the foregoing amounts, all shareholders share equally, on a per share basis, any remaining amounts payable in respect of our capital stock.

Limitations on Share Ownership with Respect to non-Mexican Investors

Pursuant to Telmex Internacional’s bylaws (estatutos sociales), non-Mexican investors are not permitted to own more than 49% of Telmex Internacional’s capital stock.

At a general extraordinary meeting held in Mexico City on March 17, 2010, the shareholders of América Móvil voted to approve an amendment to its bylaws (estatutos sociales) that added a provision called a foreign exclusion clause. This clause is required for América Móvil to comply with provisions of the bylaws of CGT and Telmex in connection with the completion of the CGT Offer. Under the foreign exclusion clause, ownership of América Móvil shares is restricted to holders that qualify as Mexican investors under Mexican law.

The foreign exclusion clause does not apply to the AMX L Shares, and under transitional provisions adopted by the shareholders it does not limit foreign ownership of AMX A Shares outstanding as of the date of the shareholders’ meeting approving the amendment.

TII L Shares	AMX L Shares

Limitations on Share Ownership

TII A Shares and TII L Shares together cannot represent more than 80% of Telmex Internacional’s capital stock. The capital stock shall be represented by Series AA Shares which shall account for not less than 20% and not more than 51% of the capital stock and they shall represent at all times not less than 51% of Telmex Internacional’s capital stock.	AMX L Shares and AMX A Shares together cannot represent more than 80% of our capital stock. The capital stock shall be represented by Series AA Shares which shall account for not less than 20% and not more than 51% of the capital stock and they shall represent at all times not less than 51% of Telmex Internacional’s capital stock.
Capital Increases and Preemptive Rights

Any capital increase must be represented by new shares of each series (including TII A Shares) in proportion to the number of shares of each series outstanding.

In the event of a capital increase, except in certain circumstances such as mergers, convertible debentures, public offers and placement of repurchased shares, a holder of existing TII A Shares has a preferential right to subscribe to a sufficient number of TII A Shares to maintain that holders existing proportionate holdings of TII A Shares.

Any capital increase must be represented by new shares of each series (including AMX L Shares) in proportion to the number of shares of each series outstanding.

In the event of a capital increase, except in certain circumstances such as mergers, convertible debentures, public offers and placement of repurchased shares, a holder of exiting AMX L Shares has a preferential right to subscribe to a sufficient number of AMX L Shares to maintain that holders existing proportionate holdings of AMX L Shares.

TII A Shares	AMX L Shares
Voting Rights

Holders of TII A Shares, together with the holders of TII AA Shares, are entitled to vote as a combined class for a majority of Telmex Internacional’s directors.	Holders of AMX L Shares entitled to vote, as a class, to elect two members of the Board of Directors and the corresponding alternate directors.

Under Mexican law, holders of TII A Shares are entitled to vote as a class on any action that would prejudice the rights of the holders of TII A Shares, and holders of 20% or more of all outstanding TII A Shares would be entitled to request judicial relief against any such action taken without such vote.	Under Mexican law, holders of AMX L Shares are entitled to vote as a class on any action that would prejudice the rights of the holders of AMX L Shares, and a holder of 20% or more of all outstanding AMX L Shares would be entitled to judicial relief against any such action taken without such a vote.

Holders of TII A Shares, together with the beneficial holders of TII AA Shares, are entitled to vote as a combined class on all matters at any meeting of Telmex Internacional shareholders.

Holders of AMX L Shares are entitled to vote on the following matters together with the holders of the AMX AA Shares and the AMX A Shares. A resolution on any of these matters requires the affirmative vote of both a majority of all outstanding shares and a majority of the AMX AA Shares and the AMX A Shares voting together:

•   the transformation of América Móvil from one type of company to another;

•   any merger of América Móvil;

•   the extension of América Móvil’s corporate life;

TII A Shares	AMX L Shares

•   América Móvil’s voluntary dissolution;

•   change in América Móvil’s corporate purpose;

•   transactions that represent 20% or more of América Móvil’s consolidated assets;

•   a change in América Móvil’s state of incorporation;

•   removal of América Móvil’s shares from listing on the Mexican Stock Exchange or any foreign stock exchange; and

•   any action that would prejudice the rights of holders of AMX L Shares.

Conversion Rights

Each TII A Share may be exchanged at the option of the holder for one TII L Share, provided that the TII AA Shares may never represent less than 20% of Telmex Internacional’s capital stock.	None.
Dividend Rights

Holders of TII A Shares are entitled to participate in dividend or other distributions at the time such dividend or other distribution is declared.

Holders of AMX L Shares are entitled to receive a cumulative preferred annual dividend of Ps. 0.00042 per share before any dividends are payable in respect of any other class of América Móvil capital stock.

If a dividend is paid after payment of the AMX L Share preferred dividend, such dividend must first be allocated to the payment of dividends to AMX A Shares and AMX AA Shares, in equal amounts, up to the amount of the AMX L Share preferred dividend, and then to all classes of shares, such that the dividend per share is equal.

Liquidation Preference

None.

Upon liquidation, AMX L Shares are entitled to a liquidation preference equal to: (i) accrued but unpaid AMX L Share preferred dividends, plus (ii) Ps. 0.00833 per share (representing the capital attributable to AMX L Shares as set forth in América Móvil’s bylaws (estatutos sociales)) before any other distribution is made.

Following payment in full of any such amount, holders of AMX AA Shares and AMX A Shares are entitled to receive, if available, an amount per share equal to the liquidation preference paid per AMX L Shares. Following payment in full of the foregoing amounts, all shareholders share equally, on a per share basis, any remaining amounts payable in respect of our capital stock.

TII A Shares	AMX L Shares

Limitations on Share Ownership with Respect to non-Mexican Investors

Pursuant to Telmex Internacional’s bylaws (estatutos sociales), non-Mexican investors are not permitted to own more than 49% of Telmex Internacional’s capital stock.	None.
Limitations on Share Ownership

TII A Shares and TII L Shares together cannot represent more than 80% of Telmex Internacional’s capital stock. The capital stock shall be represented by Series “AA” shares which shall account for no less than 51% of the capital stock and no less than 51% of Telmex Internacional’s capital stock.	AMX L Shares and AMX A Shares together cannot represent more than 80% of our capital stock. The capital stock shall be represented by AMX AA Shares which shall account for no less than 51% of the capital stock and no less than 51% of Telmex Internacional’s capital stock.
Capital Increases and Preemptive Rights

Any capital increase must be represented by new shares of each series (including TII A Shares) in proportion to the number of shares of each series outstanding.

In the event of a capital increase, except in certain circumstances such as mergers, convertible debentures, public offers and placement of repurchased shares, a holder of exiting TII A Shares has a preferential right to subscribe to a sufficient number of TII A Shares to maintain that holders existing proportionate holdings of TII A Shares.

Any capital increase must be represented by new shares of each series (including AMX L Shares) in proportion to the number of shares of each series outstanding.

In the event of a capital increase, except in certain circumstances such as mergers, convertible debentures, public offers and placement of repurchased shares, a holder of exiting AMX L Shares has a preferential right to subscribe to a sufficient number of AMX L Shares to maintain that holders existing proportionate holdings of AMX L Shares.

At a general extraordinary meeting held in Mexico City on March 17, 2010, the shareholders of América Móvil voted to approve an amendment to its bylaws (estatutos sociales) that added a provision called a foreign exclusion clause. This clause is required for América Móvil to comply with provisions of the bylaws of CGT and Telmex in connection with the completion of the CGT Offer. Under the foreign exclusion clause, ownership of América Móvil shares is restricted to holders that qualify as Mexican investors under Mexican law. The foreign exclusion clause does not apply to the AMX L Shares, and under transitional provisions adopted by the shareholders it does not limit foreign ownership of AMX A Shares outstanding as of the date of the shareholders’ meeting approving the amendment.

TAX CONSEQUENCES OF OWNERSHIP OF OUR SHARES AND ADSs

The following summary contains a description of certain Mexican federal and U.S. federal income tax consequences of the acquisition, ownership and disposition of AMX L Shares, AMX A Shares, AMX L ADSs or AMX A ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, hold or sell shares or ADSs.

The Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion and the Protocols thereto between the United States and Mexico entered into force on January 1, 1994 and has been amended by an additional protocol that entered into force on July 3, 2003 (together, the “Tax Treaty”). The United States and Mexico have also entered into an agreement concerning the exchange of information with respect to tax matters.

This discussion does not constitute, and should not be considered as, legal or tax advice to holders. The discussion is for general information purposes only and is based upon the federal tax laws of Mexico (including the Mexican Income Tax Law and the Mexican Federal Tax Code) and the United States as in effect on the date of this prospectus (including the Tax Treaty), which are subject to change, and such changes may have retroactive effect. Holders of shares or ADSs should consult their own tax advisers as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws.

Mexican Tax Considerations

The following is a general summary of the principal consequences under the Mexican Income Tax Law (Ley del Impuesto sobre la Renta, or the “Mexican Income Tax Law”) and rules and regulations thereunder, as currently in effect, of an investment in shares or ADSs by a holder that is not a resident of Mexico and that will not hold shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “nonresident holder”).

For purposes of Mexican taxation, the definition of residence is highly technical and residence arises in several situations. Generally, an individual is a resident of Mexico if he or she has established his or her home or center of vital interests in Mexico, and a corporation is considered a resident if it has its place of effective management in Mexico. However, any determination of residence should take into account the particular situation of each person or legal entity.

If a legal entity or an individual is deemed to have a permanent establishment in Mexico for Mexican tax purposes, all income attributable to that permanent establishment will be subject to Mexican income taxes, in accordance with applicable tax laws.

This summary does not address all of the Mexican tax consequences that may be applicable to specific holders of the shares (including a holder that controls América Móvil, an investor that holds 10% or more of the shares or holders that constitute a group of persons for purposes of Mexican law). It also does not purport to be a comprehensive description of all the Mexican tax considerations that may be relevant to a decision to purchase, own or dispose of the shares. In particular, this summary does not describe any tax consequences arising under the laws of any state, locality, municipality or taxing jurisdiction other than certain federal laws of Mexico.

Tax Treaties

Provisions of the Tax Treaty that may affect the taxation of certain U.S. holders (as defined below) are summarized below.

The Mexican Income Tax Law has established procedural requirements for a nonresident holder disposing of his shares to be entitled to the benefits under any of the tax treaties to which Mexico is a party. These procedural requirements include among others the obligation to (i) prove tax treaty residence, (ii) present tax calculations made by authorized certified public accountants, and (iii) appoint representatives in Mexico for taxation purposes.

Payment of Dividends

Dividends, either in cash or in kind, paid with respect to the AMX L Shares, AMX A Shares, AMX L ADSs or AMX A ADSs will not be subject to Mexican withholding tax.

Taxation of Dispositions

Under current Mexican law and regulations, there is no basis for the Mexican tax authorities to impose taxes on income realized by a nonresident holder from a disposition of shares or ADSs which are registered in the Mexican Stock Exchange, provided that (i) the transaction is carried out through (a) the Mexican Stock Exchange, (b) other securities exchanges or markets approved by the SHCP, or (c) other securities exchanges or markets with ample securities trading that are located in countries with which Mexico has entered into an income tax treaty, such as the NYSE, the Frankfurter Wertpapierbörse, NASDAQ and the Mercado de Valores Latinoamericanos en Euros (LATIBEX), and (ii) certain other requirements are met, including that the acquisition was made pursuant to a non-restricted open market offer. Sales or other dispositions of shares or ADSs carried out in other circumstances generally are subject to Mexican tax, except to the extent that a nonresident holder is eligible for benefits under an income tax treaty to which Mexico is a party.

Pursuant to the Tax Treaty, gains realized by a U.S. resident which is eligible to receive benefits pursuant to the Tax Treaty from the sale or other disposition of shares, even if the sale or disposition is not carried out under the circumstances described in the preceding paragraphs, will not be subject to Mexican income tax, provided that the gains are not attributable to a permanent establishment or a fixed base in Mexico, and further provided that such U.S. holder owned less than 25% of the shares representing our capital stock (including ADSs), directly or indirectly, during the 12-month period preceding such disposition. U.S. residents should consult their own tax advisors as to their possible eligibility under the treaty.

Gains realized by other nonresident holders that are eligible to receive benefits pursuant to other income tax treaties to which Mexico is a party may be exempt from Mexican income tax in whole or in part. Non-U.S. holders should consult their own tax advisers as to their possible eligibility under such treaties.

If a corporation is a resident in a tax haven (as defined by the Mexican Income Tax Law), the applicable rate will be 40% on the gross income obtained.

Other Mexican Taxes

Under certain circumstances, a nonresident holder will not be liable for estate, inheritance or similar taxes with respect to its holdings of shares or ADSs; provided, however, that gratuitous transfers of shares may in certain circumstances result in imposition of a Mexican tax upon the recipient. There are no Mexican stamp, issue registration or similar taxes payable by a nonresident holder with respect to shares or ADSs.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the acquisition, ownership and disposition of shares or ADSs. The summary does not purport to be a comprehensive description of all of the tax consequences of the acquisition, ownership or disposition of shares or ADSs. The summary applies only to U.S. holders that will hold their shares or ADSs as capital assets and does not apply to special classes of U.S. Holders such as dealers in securities or currencies, holders with a functional currency other than the U.S. dollar, holders of 10% or more of our voting shares (whether held directly or through ADSs or both), tax-exempt organizations, banks or other financial institutions, holders liable for the alternative minimum tax, securities traders electing to account for their investment in their shares or ADSs on a mark-to-market basis, and entities that are treated for U.S. federal income tax purposes as partnerships or other pass-through entities, and persons holding their shares or ADSs in a hedging transaction or as part of a straddle or conversion transaction.

For purposes of this discussion, a “U.S. Holder” is a holder of shares or ADSs that is:

•	a citizen or resident of the United States of America,

•	a corporation, or other entity taxable as a corporation organized under the laws of the United States of America or any state thereof, or

•	otherwise subject to U.S. federal income taxation on a net income basis with respect to the shares or ADSs.

Each U.S. Holder should consult such holder’s own tax advisor concerning the overall tax consequences to it of the ownership or disposition of shares or ADSs that may arise under foreign, state and local laws.

Treatment of ADSs

In general, a U.S. Holder of ADSs will be treated as the owner of the shares represented by those ADSs for U.S. federal income tax purposes. Deposits or withdrawals of shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes. U.S. Holders that withdraw any shares should consult their own tax advisors regarding the treatment of any foreign currency gain or loss on any Mexican pesos received in respect of such shares.

Taxation of Distributions

In this discussion, we use the term “dividends” to mean distributions paid out of our current or accumulated earnings and profits with respect to shares or ADSs. In general, the gross amount of any dividends will be includible in the gross income of a U.S. Holder as ordinary income on the day on which the dividends are received by the U.S. Holder, in the case of shares, or by the depositary, in the case of ADSs. Dividends will be paid in Mexican pesos and will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date that they are received by the U.S. Holder, in the case of shares, or by the depositary, in the case of ADSs (regardless of whether such Mexican pesos are in fact converted into U.S. dollars on such date). If such dividends are converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividends. U.S. Holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Mexican pesos received by a U.S. Holder or depositary that are converted into U.S. dollars on a date subsequent to receipt. Dividends paid by us will not be eligible for the dividends-received deduction allowed to corporations under the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2011 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends are “qualified dividends.” Dividends paid on the ADSs will be treated as qualified dividends if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid a passive foreign investment company (“PFIC”). The ADSs are listed on the New York Stock Exchange, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited consolidated financial statements and relevant market and shareholder data, we believe that we were not treated as a PFIC for U.S. federal income tax purposes with respect to the 2008 or 2009 taxable year. In addition, based on our audited consolidated financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2010 taxable year. Based on existing guidance, it is not entirely clear whether dividends received with respect to the shares will be treated as qualified dividends, because the shares are not themselves listed on a U.S. exchange. In addition, the U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or common stock and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, it is not clear whether we will be able to comply with them. Holders of ADSs and common shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

Distributions of additional shares or ADSs to U.S. Holders with respect to their shares or ADSs that are made as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Taxation of Dispositions

A U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of the shares or ADSs in an amount equal to the difference between the U.S. holder’s basis in such shares or ADSs (in U.S. dollars) and the amount realized on the disposition (in U.S. dollars, determined at the spot rate on the date of disposition if the amount realized is denominated in a foreign currency). Gain or loss recognized by a U.S. Holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of disposition, the shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. holder that is an individual is taxed at reduced rates of tax. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of the shares or ADSs generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or disposition of the shares, a U.S. holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. Holders should consult their own tax advisors regarding the application of the foreign tax credit rules to their investment in, and disposition of, the shares.

Information Reporting and Backup Withholding

Dividends on, and proceeds from the sale or other disposition of, the shares or ADSs paid to a U.S. Holder generally may be subject to the information reporting requirements of the Code and may be subject to backup withholding unless the holder:

•	establishes that it is a corporation or other exempt holder, or

•	provides an accurate taxpayer identification number on a properly completed Internal Revenue Service Form W-9 and certifies that no loss of exemption from backup withholding has occurred.

The amount of any backup withholding from a payment to a holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is furnished to the Service.

U.S. Tax Consequences for Non-U.S. Holders

Distributions. A holder of shares or ADSs that is, with respect to the United States, a foreign corporation or a non-resident alien individual (a “non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on dividends received on shares or ADSs, unless such income is effectively connected with the conduct by the holder of a U.S. trade or business.

Dispositions. A non-U.S. Holder of shares or ADSs will not be subject to U.S. federal income or withholding tax on gain realized on the sale of shares or ADSs, unless:

•	such gain is effectively connected with the conduct by the holder of a U.S. trade or business, or

•	in the case of gain realized by an individual holder, the holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

Information Reporting and Backup Withholding. Although non-U.S. Holders generally are exempt from backup withholding, a non-U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding.

INFORMATION ABOUT TELMEX INTERNACIONAL

Telmex Internacional is a Mexican holding company, providing through its subsidiaries in Brazil, Colombia, Argentina, Chile, Peru and Ecuador, a wide range of telecommunications services, including voice, data and video transmission, Internet access and integrated telecommunications solutions; pay cable and satellite television; and print and Internet-based yellow pages directories in Mexico, the United States, Argentina, Peru and Colombia.

Telmex Internacional’s principal business is in Brazil, which accounts for nearly 80% of its total revenues. Telmex Internacional operates in Brazil through Embratel Participações S.A. and its subsidiaries. Throughout this prospectus, we refer to Embratel Participações S.A. and, where the context requires, its consolidated subsidiaries, as Embratel.

The following is a summary of Telmex Internacional’s business by geographic market:

•

Brazil. Through Embratel, Telmex Internacional is one of the leading providers of telecommunications services in Brazil. Its principal service offerings in Brazil include domestic and international long-distance, local telephone service, data transmission, direct-to-home (DTH) satellite television services and other communications services, though Embratel is evolving from being a long-distance revenue-based company to being an integrated telecommunications provider. Through Embratel’s high-speed data network, Telmex Internacional offers a broad array of products and services to a substantial number of Brazil’s 500 largest corporations. In addition, through Embratel’s partnership in Net Serviços de Comunicação S.A., the largest cable television operator in Brazil, Telmex Internacional offers triple play services in Brazil, whose network passes approximately 10.8 million homes.

•

Colombia. Telmex Internacional operates in Colombia through Telmex Colombia S.A. and several cable television subsidiaries that Telmex Internacional has acquired beginning in October 2006 and whose network passes 4.9 million homes. Telmex Internacional offers pay television, data solutions, access to the Internet and voice services. Telmex Internacional also bundles these services through double and triple play offerings.

•

Argentina. In Argentina, Telmex Internacional provides data transmission, Internet access, and local and long-distance voice services to corporate and residential customers, data administration and hosting through two data centers and a yellow pages directory in print and on the Internet. Modular Internet and telephone access through WiMax in the 3.5 GHz frequency and GPON technologies is in the process of being deployed to service small- to medium-sizes businesses.

•

Chile. In Chile, Telmex Internacional provides to the small- and medium-sized business segment as well as to corporate customers data transmission, long-distance and local telephony, private telephony, virtual private and long-distance networks, dedicated Internet access and high capacity media services to business customers, along with other advanced services. Telmex Internacional services the residential market as well with long-distance telephone services, broadband, local telephony and pay cable and digital satellite television. Telmex Internacional’s nationwide wireless network in the 3.4-3.6 GHz frequency employs WiMax technology.

•

Peru. In Peru, Telmex Internacional provides data, Internet access, fixed-line telephony including domestic and international long-distance, public telephony, application-managed services for residential and corporate clients, virtual private networks, pay television as well as a yellow pages directory in print and on the Internet. Through its acquisition of cable television capabilities in Peru, Telmex Internacional has a network that passes approximately 300,000 homes. Telmex Internacional recently began offering wireless telephony using CDMA 450 MHz technology in the interior provinces of the country. Telmex Internacional also employs a WiMax platform in the 3.5 GHz frequency.

•

Yellow pages. Telmex Internacional’s yellow pages business operates in five countries and it publishes a total of 181 directories. Of these, 127 directories are in Mexico with presence in all of the states and Mexico City, 48 directories are in 31 states of the United States with particular focus to Hispanic speaking markets, 2 directories are in Peru in the city of Lima, and 2 directories are in Argentina in the City of Buenos Aires. In Colombia, operations began in 2009 with 2 directories in the City of Cali.

•

Ecuador. Telmex Internacional entered the telecommunications market in Ecuador in March 2007 as a competitive alternative to local incumbents in the residential and business segments, and it offers a wide array of voice, data, and Internet services as well as pay television.

Telmex Internacional is a sociedad anónima bursátil de capital variable organized under the laws of Mexico, with its principal executive offices at Avenida de los Insurgentes 3500, Colonia Peña Pobre, Delegación Tlalpan, 14060 México, D.F., México. The telephone number of Telmex Internacional at this location is 52 (55) 5223-3200.

Recent Developments

Changes in Tax Rates

In Mexico, a general tax reform become effective on January 1, 2010, pursuant to which there will be a temporary increase in the corporate income tax rate from 28% to 30% from 2010 through 2012. This increase will be followed by a reduction to 29% for the tax year 2013 and a further reduction in 2014 to return to the current rate of 28%.

Board of Directors Changes

At the ordinary shareholders’ meeting held on December 15, 2009, the shareholders of Telmex Internacional accepted the resignation of Eric D. Boyer from the board of directors. Michael Bowling and Louis C. Camilleri were appointed as independent members of the board of directors at such meeting.

Acquisitions and Investments

In February 2009, Telmex Internacional paid Ps.77.1 million to Pedregales del Sur, S.A. de C.V. and Inmobiliaria Carso, S.A. de C.V., both related parties, to acquire 100% of the shares of Contenido Cultural y Educativo, S.A. de C.V., which sells print advertising. As a result of this acquisition, Telmex Internacional recorded an amount of Ps. 26,943 million as a contribution to stockholders.

In April 2009, Telmex Internacional paid Ps. 247.9 million to Impulsora para el Desarrollo y el Empleo en America Latina, S.A.B. de C.V., a related party, to acquire 51% of the shares of Eidon Software, S.A. de C.V., a software services provider. As a result of this acquisition, Telmex Internacional recorded an amount of Ps. 91,434 million as a contribution to stockholders.

In December 2009, Telmex Internacional acquired the remaining 20% non-controlling interest of Sección Amarilla USA, LLC for Ps. 106.3 million.

INFORMATION ABOUT CGT

CGT is a holding company the principal assets of which consist of shares of Telmex Internacional and shares of Telmex. Based on beneficial ownership reports filed with the SEC, CGT holds, directly or indirectly, 48.7% of the outstanding TMX L Shares, 23.3% of the outstanding TMX A Shares and 73.9% of the TMX AA Shares (in the aggregate, 59.4% of all outstanding shares of Telmex). As of February 28, 2010, CGT owned 50.9% of the outstanding TII L Shares, 23.3% of the TII A Shares and 73.9% of Telmex Internacional’s outstanding series AA shares (in the aggregate, 60.7% of all outstanding shares of Telmex Internacional). These figures take into account certain forward share purchase transactions between CGT and certain financial institutions pursuant to which CGT is obligated to purchase and the financial institutions are obligated to sell TII L Shares or TMX L Shares at fixed prices. Without taking into account the TII L Shares subject to the forward share purchase transactions, CGT owned 32.0% of the outstanding Series L shares of Telmex (in the aggregate, 50.5% of all outstanding shares of Telmex) and 33.3% of the outstanding TII L Shares (in the aggregate, 51.4% of all outstanding shares of Telmex Internacional). As of December 31, 2009, CGT’s indebtedness was Ps. 29,479 million (U.S.$2,257 million at the December 31, 2009 exchange rate), excluding the indebtedness of its consolidated subsidiaries Telmex and Telmex Internacional.

INFORMATION ABOUT TELMEX

Telmex is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. Substantially all of Telmex’s operations are conducted in Mexico. Telmex owns and operates a fixed-line telecommunications system in Mexico, where it is the only nationwide provider of fixed-line telephone services. Telmex also provides other telecommunications and telecommunications-related services such as corporate networks, Internet access services, information network management, telephone and computer equipment sales and interconnection services to other carriers.

In September 2000, Telmex transferred its Mexican wireless business and foreign operations at the time to América Móvil in an escisión, or spin-off. Beginning in 2004, Telmex expanded its operations outside Mexico through a series of acquisitions in Brazil, Argentina, Chile, Colombia, Peru, Ecuador and the United States. In December 2007, Telmex transferred its Latin American and yellow pages directory businesses to Telmex Internacional in a second escisión.

MARKET INFORMATION

América Móvil

Our shares and ADSs are listed or quoted on the following markets:

AMX L Shares	Mexican Stock Exchange—Mexico City Mercado de Valores Latinoamericanos en Euros (LATIBEX)—Madrid

AMX L ADSs	New York Stock Exchange—New York Frankfurter Wertpapierbörse—Frankfurt

AMX A Shares	Mexican Stock Exchange—Mexico City

AMX A ADSs	NASDAQ National Market—New York

The following table sets forth, for the periods indicated, the reported high and low sales prices for the AMX L Shares on the Mexican Stock Exchange and the reported high and low sales prices for the AMX L ADSs on the New York Stock Exchange, or “NYSE.” Prices for all periods have been adjusted to reflect the three-for-one stock split effected in July 2005, but have not been restated in constant currency units.

	Mexican Stock Exchange				NYSE
	High		Low		High		Low
	(Mexican pesos per AMX L Share)				(U.S. dollars per AMX L ADS)
Annual highs and lows
2005	Ps.	16.15	Ps.	8.65	U.S.$	29.54	U.S.$	15.21
2006		24.13		15.21		44.40		27.00
2007		36.09		22.85		66.93		40.89
2008		35.09		16.29		66.75		23.63
2009		32.00		18.32		49.69		23.66

Quarterly highs and lows
2008:
First quarter	Ps.	34.35	Ps.	26.66	U.S.$	64.10	U.S.$	52.70
Second quarter		35.09		26.89		66.75		52.25
Third quarter		27.26		23.45		53.23		43.01
Fourth quarter		25.54		16.29		46.71		23.63
2009:
First quarter	Ps.	22.90	Ps.	18.32	U.S.$	34.12	U.S.$	23.66
Second quarter		25.84		19.57		39.07		29.10
Third quarter		31.16		24.88		47.66		37.17
Fourth quarter		32.00		28.99		49.69		42.63

Monthly highs and lows
2009:
October	Ps.	31.88	Ps.	28.99	U.S.$	48.82	U.S.$	42.63
November		31.96		29.87		49.24		45.07
December		32.00		30.03		49.69		46.59
2010:
January	Ps.	31.80	Ps.	27.59	U.S.$	50.01	U.S.$	42.94
February		29.76		28.39		45.89		43.38
March		31.47		28.30		50.81		44.90
April		31.88		30.75		52.32		49.87

Source: Bloomberg.

The table below sets forth, for the periods indicated, the reported high and low sales prices for the AMX A Shares on the Mexican Stock Exchange and the high and low bid prices for AMX A ADSs published by NASDAQ Stock Market, Inc., or “NASDAQ.” Bid prices published by NASDAQ for the AMX A ADSs are inter-dealer quotations and may not reflect actual transactions. Prices for all periods have been adjusted to reflect the three-for-one stock split effected in July 2005, but have not been restated in constant currency units.

	Mexican Stock Exchange				NASDAQ
	High		Low		High		Low
	(Mexican pesos per AMX A Share)				(U.S. dollars per AMX A ADS)
Annual highs and lows
2005	Ps.	16.16	Ps.	8.74	U.S.$	29.48	U.S.$	15.09
2006		24.09		15.15		44.38		26.80
2007		35.94		22.81		66.95		40.88
2008		35.50		16.00		66.40		24.03
2009		32.09		17.91		49.97		23.44

Quarterly highs and lows
2008:
First quarter	Ps.	34.70	Ps.	26.80	U.S.$	64.00	U.S.$	52.31
Second quarter		35.50		27.00		66.40		52.15
Third quarter		27.23		24.10		53.17		43.03
Fourth quarter		25.35		16.00		46.50		24.03
2009:
First quarter	Ps.	22.47	Ps.	17.96	U.S.$	34.84	U.S.$	23.44
Second quarter		25.70		18.70		38.96		29.17
Third quarter		31.10		25.00		47.65		37.23
Fourth quarter		32.09		28.90		49.97		42.51

Monthly highs and lows
2009:
October	Ps.	31.80	Ps.	28.90	U.S.$	48.64	U.S.$	42.51
November		32.09		29.50		49.10		44.44
December		31.80		30.11		49.97		46.74
2010:
January	Ps.	31.80	Ps.	27.61	U.S.$	50.00	U.S.$	43.02
February		29.61		25.00		46.03		43.48
March		31.40		27.01		50.57		44.85
April		31.70		30.51		52.07		49.82

Source: Bloomberg.

Telmex Internacional

TII Shares and TII ADSs are listed or quoted on the following markets:

TII L Shares	Mexican Stock Exchange—Mexico City Mercado de Valores Latinoamericanos en Euros (LATIBEX)—Madrid

TII L ADSs	New York Stock Exchange—New York

TII A Shares	Mexican Stock Exchange—Mexico City Mercado de Valores Latinoamericanos en Euros (LATIBEX)—Madrid

TII A ADSs	New York Stock Exchange—New York

The following table sets forth, for the periods indicated, the reported high and low sales prices for the TII L Shares on the Mexican Stock Exchange and the reported high and low sales prices for the TII L ADSs on the NYSE. Prices have not been restated in constant currency units.

	Mexican Stock Exchange				NYSE
	(Mexican pesos per TII L Share)				(U.S. dollars per TII L ADS)
	High		Low		High		Low
Annual highs and lows
2008	Ps.	9.54	Ps.	5.20	U.S.$	17.96	U.S.$	7.31
2009		12.15		4.98		18.98		6.43

Quarterly highs and lows
2008:
Third quarter	Ps.	8.35	Ps.	5.89	U.S.$	15.96	U.S.$	10.67
Fourth quarter		8.21		5.20		13.50		7.31
2009:
First quarter	Ps.	8.47	Ps.	4.98	U.S.$	12.73	U.S.$	6.43
Second quarter		8.83		6.30		13.10		8.92
Third quarter		9.98		7.70		14.79		11.25
Fourth quarter		12.15		8.41		18.98		12.50

Monthly highs and lows
2009:
October	Ps.	9.90	Ps.	8.41	U.S.$	15.03	U.S.$	12.50
November		10.20		8.70		15.86		13.13
December		12.15		10.01		18.98		15.55
2010:
January	Ps.	11.98	Ps.	11.29	U.S.$	18.88	U.S.$	17.55
February		11.70		11.30		18.36		17.15
March		12.20		11.54		19.39		18.23
April		12.03		11.60		19.94		18.81

Source: Thompson Reuters.

The following table sets forth, for the periods indicated, the reported high and low sales prices for the TII A Shares on the Mexican Stock Exchange and the reported high and low sales prices for the TII A ADSs on the NYSE. Prices have not been restated in constant currency units.

	Mexican Stock Exchange				NYSE
	High		Low		High		Low
	(Mexican pesos per TII A Share)				(U.S. dollars per TII A ADS)
Annual highs and lows
2008	Ps.	9.23	Ps.	5.52	U.S.$	18.00	U.S.$	. 7.15
2009		11.96		5.25		18.75		6.30

Quarterly highs and lows
2008:
Third quarter	Ps.	7.88	Ps.	6.40	U.S.$	15.65	U.S.$	10.50
Fourth quarter		7.80		5.52		13.98		7.15
2009:
First quarter	Ps.	8.00	Ps.	5.25	U.S.$	12.50	U.S.$	6.30
Second quarter		8.30		6.25		12.90		8.51
Third quarter		9.60		7.75		14.88		11.27
Fourth quarter		11.96		8.70		18.75		12.87

Monthly highs and lows
2009:
October	Ps.	9.50	Ps.	8.70	U.S.$	14.76	U.S.$	12.87
November		9.90		8.90		15.77		13.00
December		11.96		10.05		18.75		15.52
2010:
January	Ps.	11.70	Ps.	11.00	U.S.$	19.17	U.S.$	17.25
February		11.60		10.51		18.25		17.01
March		11.85		10.51		19.06		17.75
April		11.88		10.51		19.56		18.55

Source: Thompson Reuters.

Trading On The Mexican Stock Exchange

The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Founded in 1907, it is organized as a corporation and operates under a concession from the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público, or “SHCP”). Trading on the Mexican Stock Exchange takes place principally through automated systems between the hours of 8:30 a.m. and 4:00 p.m. Mexico City time, each business day. The Mexican Stock Exchange operates a system of automatic suspension of trading in shares of a particular issuer as a means of controlling excessive price volatility, but under current regulations this system does not apply to securities such as the AMX A Shares, the AMX L Shares, the TII A Shares or the TII L Shares that are directly or indirectly (for example, through ADSs) quoted on a stock exchange (including for these purposes NASDAQ) outside Mexico.

Settlement is effected three business days after a share transaction on the Mexican Stock Exchange. Deferred settlement, even by mutual agreement, is not permitted without the approval of the CNBV. Most securities traded on the Mexican Stock Exchange, including ours, are on deposit with S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., a privately owned securities depositary that acts as a clearinghouse for Mexican Stock Exchange transactions.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

América Móvil is a sociedad anónima bursátil de capital variable organized under the laws of Mexico, with its principal place of business (domicilio social) in Mexico City, and most of our directors, officers and controlling persons reside outside the United States. In addition, all or a substantial portion of our assets and their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States on such persons or to enforce judgments against them, including in any action based on civil liabilities under the U.S. federal securities laws. There is doubt as to the enforceability against such persons in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts, of liabilities based solely on the U.S. federal securities laws.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING AMÉRICA MÓVIL SHAREHOLDERS

Mexico has had a free market for foreign exchange since 1991, and the government has allowed the Mexican peso to float freely against the U.S. dollar since December 1994. There can be no assurance that the government will maintain its current foreign exchange policies. See “Exchange Rates.”

LEGAL MATTERS

Bufete Robles Miaja, S.C., our Mexican legal counsel, will provide an opinion regarding the validity of the AMX Securities under Mexican law. Certain U.S. federal tax consequences of the U.S. Offer will be passed upon by Cleary Gottlieb Steen & Hamilton LLP.

Mr. Rafael Robles Miaja, our Corporate Pro Secretary and formerly our Corporate Secretary and member of our Board of Directors, is a partner at the firm Bufete Robles Miaja, S.C.

EXPERTS

The consolidated financial statements of América Móvil and its subsidiaries as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this prospectus and registration statement have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered accounting firm, as indicated in their report thereon, incorporated by reference herein, which as to the years 2007 and 2008 are based in part on the report of BDO Seidman, LLP (“BDO”), an independent registered public accounting firm. The financial statements referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

As indicated above, BDO audited the financial statements of TracFone Wireless, Inc., América Móvil’s subsidiary, for the years ended December 31, 2007 and 2008, but not for the year ended December 31, 2009. In connection with BDO’s agreement to reissue its audit report for incorporation by reference herein, TracFone agreed to indemnify BDO for certain costs and liabilities that may arise out of the re-issuance of such report. Accordingly, BDO is not currently independent of América Móvil as defined under the SEC’s independence rules, but it was independent during the years ended December 31, 2007 and 2008, and through the date it originally issued its report.

The consolidated financial statements of Telmex Internacional as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this prospectus and registration statement have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered accounting firm, as indicated in their report thereon, incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Telmex as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this prospectus and registration statement have been audited by Mancera, S.C., a member practice of Ernst & Young Global, an independent registered accounting firm, as indicated in their report thereon, incorporated by reference herein, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ANNEX A: INFORMATION CONCERNING THE CONTROL PERSONS,

DIRECTORS AND EXECUTIVE OFFICERS

OF AMÉRICA MÓVIL

1. Control Persons of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each control person of América Móvil. The principal business address of each individual listed below is Paseo de las Palmas 736, Colonia Lomas de Chapultepec, México, D.F., México, 11000 and the business telephone number is +52 55 5625-4904. Each natural person listed below is a citizen of Mexico. During the past five years, none of the control persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment decree or final order enjoining the control persons from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Unless otherwise indicated, each such person has held his or her position set forth below for the past five years.

Name	Occupation
Carlos Slim Helú	Chairman Emeritus of América Móvil, S.A.B. de C.V. Mr. Slim Helú also serves as Chairman of Carso Infraestructura y Construcción, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo de América Latina, S.A.B. de C.V.

Carlos Slim Domit	Chairman of Grupo Carso, S.A.B. de C.V., Teléfonos de México, S.A.B. de C.V., Telmex Internacional, S.A.B. de C.V. Mr. Slim Domit also serves as Vice-Chairman of the Board of Directors of Carso Global Telecom, S.A.B. de C.V.

Marco Antonio Slim Domit	Chairman and Chief Executive Officer of Grupo Financiero Inbursa, S.A.B. de C.V. Mr. Slim Domit also serves as director of Grupo Carso, S.A.B. de C.V., and as alternate director of Carso Global Telecom, S.A.B. de C.V.

Patrick Slim Domit	See “Directors of América Móvil” and “Biographical Information—Directors and Executive Officers” below.

María Soumaya Slim Domit	President of Museo Soumaya.

Vanessa Paola Slim Domit	Private Investor.

Johanna Monique Slim Domit	Private Investor.

2. Directors of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director of América Móvil. The principal address of América Móvil and the current business address for each individual listed below is Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, México D.F., México and its telephone number at such office is (5255) 2581-4449. During the past five years, none of the control persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment decree or final order enjoining the control persons from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Current Position
Patrick Slim Domit	Chairman and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee
Daniel Hajj Aboumrad	Director and Member of the Executive Committee and the Operations in Puerto Rico and the United States of America Committee

Mike Viola	Director

Ernesto Vega Velasco	Director and Member of the Audit and Corporate Practices Committee

Santiago Cosío Pando	Director and Member of the Operations in Puerto Rico and the United States of America Committee

Alejandro Soberón Kuri	Director, Chairman of the Audit and Corporate Practices Committee and Member of the Operations in Puerto Rico and the United States of America Committee

Rayford Wilkins	Director and Member of the Executive Committee

Carlos Bremer Gutiérrez	Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee

Pablo Roberto González Guajardo	Director and Member of the Audit and Corporate Practices Committee and the Operations in Puerto Rico and the United States of America Committee

David Ibarra Muñoz	Director and Member of the Operations in Puerto Rico and the United States of America Committee

3. Executive Officers of América Móvil. Set forth below is the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of América Móvil. The principal address of América Móvil and the current business address for each individual listed below is Lago Alberto 366, Edificio Telcel I, Colonia Anáhuac, Delegación Miguel Hidalgo, 11320, México D.F., México and its telephone number at such office is (5255) 2581-4449. During the past five years, none of the control persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment decree or final order enjoining the control persons from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Current Position
Daniel Hajj Aboumrad	Chief Executive Officer
Carlos José García Moreno Elizondo	Chief Financial Officer
José Elías Briones Capetillo	Chief Accounting Officer
Carlos Cárdenas Blásquez	Latin American Operations
Alejandro Cantú Jiménez	General Counsel

4. Biographical Information—Directors and Executive Officers. The following provides biographical information about the control persons, directors and executive officers of América Móvil.

Patrick Slim Domit. Mr. Slim Domit served as Chief Executive Officer of Grupo Carso, S.A.B. de C.V., with its principal address at Miguel de Cervantes Saavedra 225, Colonia Granada, Delegación Miguel Hidalgo, 11520, Mexico, D.F., and Vice President of Commercial Markets of Teléfonos de México, S.A.B. de C.V., a telecommunications company, with its principal address at Parque Vía 190, Piso 10, Colonia Cuauhtémoc, Delegación Cuauhtémoc, 06599, Mexico, D.F. In addition, Mr. Slim Domit has served as a Chairman of América

Móvil since 2004. Mr. Slim Domit also serves as director of Grupo Carso, S.A.B. de C.V., Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., Carso Global Telecom, S.A.B. de C.V., and as alternate director of Teléfonos de México, S.A.B. de C.V. He is a citizen of Mexico.

Daniel Hajj Aboumrad. Mr. Hajj Aboumrad’s principal occupation since 2000 has been serving as Chief Executive Officer of América Móvil. In addition, Mr. Hajj Aboumrad has served as a director of América Móvil since 2000. Mr. Hajj Aboumrad also serves as director of Grupo Carso, S.A.B. de C.V., and as alternate director of Carso Global Telecom S.A.B. de C.V. He is a citizen of Mexico.

Mike Viola. Mr. Viola’s principal occupation since April, 2004 has been serving as Senior Vice President of Corporate Finance for AT&T, Inc., a telecommunications company, with its principal address at 208 S. Akard St., Dallas, TX. In addition, Mr. Viola has served as a director of América Móvil since 2009. Mr. Viola also serves as director of Teléfonos de México, S.A.B. de C.V. Mr. Viola is a citizen of the United States.

Ernesto Vega Velasco. Mr. Vega Velasco has been in retirement since 2001. Mr. Vega Velasco has served as a director of América Móvil since 2007. Mr. Vega Velasco also serves as Chairman of Wal-Mart de México, S.A.B. de C.V., director of Kuo, S.A.B. de C.V., Dine, S.A.B. de C.V. and Grupo Aeroportuario del Pacífico, S.A.B. de C.V., and alternate director of Industrias Peñoles, S.A.B. de C.V. He is a citizen of Mexico.

Santiago Cosío Pando. Mr. Cosío Pando’s principal occupation has been serving as President of Grupo Pando, S.A. de C.V., with its principal address at Lerdo 321, Colonia San Simón Tolnahuac, 06920. Mr. Cosío Pando has served as a director of América Móvil since 2008. He is a citizen of Mexico.

Alejandro Soberón Kuri. Mr. Soberón Kuri’s principal occupation has been serving as Chief Executive Officer of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., with its principal address at Avenida Industria Militar S/N, Grada 2, Acceso 2, Colonia Residencial Militar, Delegación Miguel Hidalgo, 11600, México, D.F. In addition, Mr. Soberón Kuri has served as a Director of América Móvil since 2000. Mr. Soberón Kuri also serves as chairman of the board of directors of Corporación Interamericana de Entretenimiento, S.A.B. de C.V., since 1995. He is a citizen of Mexico.

Rayford Wilkins. Mr. Wilkins’ served as Group President of AT&T from February 2005 through October 2008 and as CEO of the AT&T Diversified Businesses division from October 2008 to the present. AT&T is a telecommunications company with its principal address at 208 S. Akard ST., Dallas, TX. In addition, Mr. Wilkins has served as a director of América Móvil since 2005. Mr. Wilkins also serves as director of Telmex Internacional, S.A.B. de C.V. Mr. Wilkins is a citizen of the United States.

Carlos Bremer Gutiérrez. Mr. Bremer Gutiérrez’s principal occupation has been serving as Chief Executive Officer of Value Grupo Financiero, S.A.B. de C.V., with its principal address at Avenida Bosques del Valle 106 Poniente, Colonia Bosques del Valle, 66250, San Pedro Garza García, Nuevo Léon, Mexico. In addition, Mr. Bremer Gutiérrez has served as a director of América Móvil since 2004. Mr. Bremer Gutiérrez also serves as director of Value Grupo Financiero, S.A.B. de C.V., since 1993. He is a citizen of Mexico.

Pablo Roberto González Guajardo. Mr. González Guajardo’s principal occupation has been serving as Chief Executive Officer of Kimberly-Clark de Mexico, S.A.B. de C.V., with its principal address at Jaime Balmes 8, Piso 9, Colonia Los Morales Polanco, Delegación Miguel Hidalgo, 11510, México, D.F. In addition, Mr. González Guajardo has served as a director of América Móvil since 2007. Mr. González Guajardo also serves as director of Corporación Scribe, S.A.P.I. de C.V. and as alternate director of Kimberly Clark de Mexico, S.A.B. de C.V. He is a citizen of Mexico.

David Ibarra Muñoz. Mr. Ibarra Muñoz served as Chief Executive Officer of Nacional Financiera, S.N.C., and served in the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público). In addition, Mr. Ibarra Muñoz has served as a director of América Móvil since 2000. Mr. Ibarra Muñoz also serves as director of Grupo Financiero Inbursa, S.A.B. de C.V. and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V., and as alternate director of Grupo Carso, S.A.B. de C.V. He is a citizen of Mexico.

Carlos José García Moreno Elizondo. Mr. García Moreno Elizondo has served as Chief Financial Officer of América Móvil since 2001. In addition, Mr. García Moreno Elizondo serves as director of Banco Inbursa, S.A. since 2002. He is a citizen of Mexico.

José Elías Briones Capetillo. Mr. Briones Capetillo has served as Chief Accounting Officer of América Móvil since 2001. He is a citizen of Mexico.

Carlos Cárdenas Blásquez. Mr. Cárdenas Blásquez has served as Executive Director of Latin American Operations of América Móvil since 2000. He is a citizen of Mexico.

Alejandro Cantú Jiménez. Mr. Cantú Jiménez has served as General Counsel of América Móvil since 2001. In addition, Mr. Cantu Jiménez serves as corporate secretary of the Board of Directors of America Móvil since 2006. He is a citizen of Mexico.

D.F. King & Co., Inc. has been appointed as the information agent for the U.S. Offer. Questions and requests for assistance may be directed to the information agent at its address and telephone numbers listed below. Additional copies of this prospectus and other offer materials may be obtained from the information agent as set forth below and will be furnished promptly at América Móvil’s expense. You may also contact your U.S. financial institution or Mexican financial intermediary or other nominee for assistance concerning the U.S. Offer.

The information agent for the U.S. Offer is:

D.F. King & Co., Inc.

48 Wall Street New York, New York 10005 Banks and brokers call: (212) 269-5550 All others call toll free: (800) 735-3591 E-mail: amx@dfking.com

The exchange agent for the U.S. Offer is:

BNY Mellon Shareowner Services

Attn: Corporate Actions Department, 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Under Mexican law, when an officer or director of a corporation acts within the scope of his or her authority, the corporation will answer for any resulting liabilities or expenses. The shareholders and the board of directors of each registrant has also expressly determined that such registrant will indemnify its director and officers against any liability they might incur in connection with this offer.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description	Sequentially Numbered Pages
3.1	Bylaws (estatutos sociales) of América Móvil, as amended (together with an English translation).

4.1	AMX L Share Deposit Agreement (incorporated by reference to our registration statement on Form F-6, File No. 333-126165, filed on June 28, 2005).

5.1	Opinion of Bufete Robles Miaja, S.C., relating to the validity of the TII Securities.

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP relating to certain U.S. tax matters.

9.1	Shareholders Agreement dated December 20, 2000 between América Telecom, S.A. de C.V. (as successor to CGT) and SBC International, Inc. (incorporated by reference to the report of beneficial ownership of our shares filed on Schedule 13D on May 16, 2001).

10.1	Services Agreement, dated February 23, 2009 between Controladora de Servicios de Telecomunicaciones, S.A. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation)(incorporated by reference to the Telmex Internacional 2008 Form 20-F as exhibit 4.2).

10.2	Services Agreement, dated February 4, 2009 between Teléfonos de México, S.A.B. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation)(incorporated by reference to the Telmex 2008 Form 20-F as exhibit 4.2).

10.3	Service Agreement for Management and Operation, dated January 1, 2009, between Controladora de Servicios de Telecomunicaciones, S.A. de C.V. and AT&T Mexico, Inc. (English translation) (incorporated by reference to the Telmex Internacional 2008 Form 20-F as exhibit 4.3).

10.4	Sixth Amendment dated February 1, 2007 to the Management Service Agreement dated February 27, 2002 between SBC International Management Services, Inc. and América Móvil, S.A.B. de C.V. (incorporated by reference to the América Móvil Form 20-F, as exhibit 4.4).

10.5	Shareholders Agreement dated December 20, 2000 between América Telecom, S.A. de C.V. (as successor to Carso Global Telecom, S.A. de C.V.) and SBC International, Inc. (incorporated by reference to the América Móvil Form 20-F, as exhibit 4.1).

21.1	List of significant subsidiaries of América Móvil (incorporated by reference as Exhibit 8.1 to the América Móvil 2008 Form 20-F).

23.1	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of América Móvil.

Exhibit Number	Exhibit Description	Sequentially Numbered Pages

23.2	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of Telmex Internacional.

23.3	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of Telmex.

23.4	Consent of BDO Seidman, LLP.

23.5	Consent of Cleary Gottlieb Steen & Hamilton (included in the opinion filed as Exhibit 8.1).

23.6	Consent of Bufete Robles Miaja, S.C. (included in the opinion filed as Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Form of Acceptance for Telmex Internacional Series L Shares.

99.2	Form of Acceptance for Telmex Internacional Series A Shares.

99.3	ADS Letter of Transmittal (TII L ADSs).

99.4	ADS Letter of Transmittal (TII A ADSs).

99.5	Notice of Guaranteed Delivery (TII L ADSs).

99.6	Notice of Guaranteed Delivery (TII A ADSs).

99.7	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs).

99.8	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs).

99.9	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs).

99.10	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs).

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES OF AMÉRICA MÓVIL, S.A.B. DE C.V.

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mexico City, Mexico, on May 11, 2010.

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:	/S/ CARLOS JOSÉ GARCÍA MORENO ELIZONDO
Name:	Carlos José García Moreno Elizondo
Title:	Attorney-in-Fact

By:	/S/ ALEJANDRO CANTÚ JIMÉNEZ
Name:	Alejandro Cantú Jiménez
Title:	Attorney-in-Fact

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Daniel Hajj Aboumrad, Carlos José García Moreno Elizondo and Alejandro Cantú Jiménez, severally and individually, and each of them (with full power to each of them to act alone) his/her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-4, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

This power of attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in respect of América Móvil, S.A.B. de C.V.

Signature	Title	Date

/S/ DANIEL HAJJ ABOUMRAD Daniel Hajj Aboumrad	Chief Executive Officer and Director	May 11, 2010

/S/ CARLOS JOSÉ GARCÍA MORENO ELIZONDO Carlos José García Moreno Elizondo	Chief Financial Officer	May 11, 2010

/S/ JOSÉ ELÍAS BRIONES CAPETILLO José Elías Briones Capetillo	Chief Accounting Officer	May 11, 2010

/S/ PATRICK SLIM DOMIT Patrick Slim Domit	Director	May 11, 2010

/S/ MIKE VIOLA Mike Viola	Director	May 11, 2010

/S/ ERNESTO VEGA VELASCO Ernesto Vega Velasco	Director	May 11, 2010

Santiago Cosío Pando	Director

/S/ ALEJANDRO SOBERÓN KURI Alejandro Soberón Kuri	Director	May 11, 2010

/S/ RAYFORD WILKINS Rayford Wilkins	Director	May 11, 2010

/S/ CARLOS BREMER GUTIÉRREZ Carlos Bremer Gutiérrez	Director	May 11, 2010

/S/ PABLO ROBERTO GONZÁLEZ GUAJARDO Pablo Roberto González Guajardo	Director	May 11, 2010

/S/ DAVID IBARRA MUÑOZ David Ibarra Muñoz	Director	May 11, 2010

Signature of Authorized Representative of América Móvil, S.A.B. de C.V.

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of América Móvil, S.A.B. de C.V., has signed this registration statement or amendment thereto, as the case may be, in the City of Newark, State of Delaware, on May 11, 2010.

Signature	Title

/s/ DONALD J. PUGLISI	Authorized Representative in the United States
Donald J. Puglisi

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Sequentially Numbered Pages
3.1	Bylaws (estatutos sociales) of América Móvil, as amended (together with an English translation).

4.1	AMX L Share Deposit Agreement (incorporated by reference to our registration statement on Form F-6, File No. 333-126165, filed on June 28, 2005).

5.1	Opinion of Bufete Robles Miaja, S.C., relating to the validity of the TII Securities.

8.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP relating to certain U.S. tax matters.

9.1	Shareholders Agreement dated December 20, 2000 between América Telecom, S.A. de C.V. (as successor to CGT) and SBC International, Inc. (incorporated by reference to the report of beneficial ownership of our shares filed on Schedule 13D on May 16, 2001).

10.1	Services Agreement, dated February 23, 2009 between Controladora de Servicios de Telecomunicaciones, S.A. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation) (incorporated by reference to the Telmex Internacional 2008 Form 20-F as exhibit 4.2).

10.2	Services Agreement, dated February 4, 2009 between Teléfonos de México, S.A.B. de C.V. and Carso Global Telecom, S.A.B. de C.V. (English translation) (incorporated by reference to the Telmex 2008 Form 20-F as exhibit 4.2).

10.3	Service Agreement for Management and Operation, dated January 1, 2009, between Controladora de Servicios de Telecomunicaciones, S.A. de C.V. and AT&T Mexico, Inc. (English translation) (incorporated by reference to the Telmex Internacional 2008 Form 20-F as exhibit 4.3).

10.4	Sixth Amendment dated February 1, 2007 to the Management Service Agreement dated February 27, 2002 between SBC International Management Services, Inc. and América Móvil, S.A.B. de C.V. (incorporated by reference to the América Móvil Form 20-F, as exhibit 4.4).

10.5	Shareholders Agreement dated December 20, 2000 between América Telecom, S.A. de C.V. (as successor to Carso Global Telecom, S.A. de C.V.) and SBC International, Inc. (incorporated by reference to the América Móvil Form 20-F, as exhibit 4.1).

21.1	List of significant subsidiaries of América Móvil incorporated by reference as Exhibit 8.1 to the América Móvil 2008 Form 20-F.

23.1	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of América Móvil.

23.2	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of Telmex Internacional.

23.3	Consent of Mancera, S.C., A member practice of Ernst & Young Global as auditors of Telmex.

23.4	Consent of BDO Seidman, LLP.

23.5	Consent of Cleary Gottlieb Steen & Hamilton (included in the opinion fled as Exhibit 8.1).

23.6	Consent of Bufete Robles Miaja, S.C. (included in the opinion filed as Exhibit 5.1).

Exhibit Number	Exhibit Description	Sequentially Numbered Pages
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

99.1	Form of Acceptance for Telmex Internacional Series L Shares.

99.2	Form of Acceptance for Telmex Internacional Series A Shares.

99.3	ADS Letter of Transmittal (TII L ADSs).

99.4	ADS Letter of Transmittal (TII A ADSs).

99.5	Notice of Guaranteed Delivery (TII L ADSs).

99.6	Notice of Guaranteed Delivery (TII A ADSs).

99.7	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs).

99.8	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs).

99.9	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII L ADSs).

99.10	Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (TII A ADSs).